UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Chubb Limited

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     Who We Are

•   The world’s largest publicly traded property and casualty (P&C) insurer, based on market capitalization of $53.9 billion*

•   A truly global company, with local operations in 54 countries and territories

•   Insurance is our only business

•   Well balanced by product and customer:

–  A global leader in traditional and specialty P&C coverage for industrial commercial and mid-market companies

–  A leading commercial lines insurer in the U.S. and the largest financial lines writer globally

–  The leader in U.S. high net worth personal lines and a large personal lines business globally

–  A global leader in personal accident and supplemental health insurance

–  An international life insurer focused on Asia

–  A P&C reinsurer

•   Exceptional financial strength, managing risk conservatively in both underwriting and investing

•   Core operating insurance companies are rated “AA” for financial strength by S&P and “A++” by A.M. Best

* Pro forma at December 31, 2015

To my fellow shareholders,

For ACE Limited, 2015 was an historic year. Our core strengths – a clear strategy; underwriting discipline; diversification by geography, product, customer and distribution channel; and a relentless focus on execution – enabled us to achieve strong financial results in a challenging environment. In 2015, we produced $3.2 billion in operating income, record P&C underwriting results, strong premium revenue growth on a constant-dollar basis, and a very good operating return on equity. Our commitment to maintain and build upon our strengths also gave us the optionality to pursue and seize strategic opportunities to produce greater growth and earning power this year and beyond. Chief among those opportunities was ACE’s transformational acquisition of The Chubb Corporation, which was announced on July 1, 2015, and completed on January 14, 2016 for $29.5 billion. With this combination, we adopted the renowned Chubb name and now rank as the world’s largest publicly traded property and casualty insurer.

We want all of our investors – those from legacy ACE Limited, legacy Chubb Corporation as well as new shareholders of our company – to understand the value creation opportunities of the new Chubb and its potential to continue to grow and lead the industry. In the context of this proxy statement, we want you to see how Chubb’s compensation practices are linked to performance and accountability in a way that drives shareholder value. To that end, the presentation and design of this proxy statement builds on steps taken in recent years to simplify and clarify the information you need for the business that will be conducted at the annual general meeting on May 19.

For our newer shareholders, we would note there is inherent complexity in our proxy statement, given that we are incorporated in Switzerland, publicly report our financial results in U.S. dollars under U.S. GAAP, and have our primary listing on the New York Stock Exchange. Our objective is to make the items on the voting agenda and other required materials readable and clear.

More broadly, we want investors to understand the philosophy of the Board Compensation Committee and the link between that philosophy and the industry-leading financial results and strategic progress of this great company.

Your vote is important, and we encourage you to vote your shares. On behalf of the Board, I thank you for believing in Chubb.

Sincerely, Evan G. Greenberg Chairman and Chief Executive Officer

Table of Contents	Proxy Summary	2
	Agenda Item 1: Approval of the Management Report, Standalone Financial Statements and Consolidated Financial Statements of Chubb Limited For the Year Ended December 31, 2015	9
	Agenda Item 2: Allocation of Disposable Profit and Distribution of a Dividend out of Legal Reserves (by Way of Release and Allocation to a Dividend Reserve)	11
	Agenda Item 3: Discharge of the Board of Directors	14
	Agenda Item 4: Election of Auditors	15
	Agenda Item 5: Election of the Board of Directors	18
	Agenda Item 6: Election of the Chairman of the Board of Directors	27
	Agenda Item 7: Election of the Compensation Committee of the Board of Directors	29
	Agenda Item 8: Election of Homburger AG as Independent Proxy	30
	Agenda Item 9: Amendment to the Articles of Association Relating to Authorized Share Capital for General Purposes	31
	Agenda Item 10: Approval of the Chubb Limited 2016 Long-Term Incentive Plan	33
	Agenda Item 11: Approval of the Maximum Compensation of the Board of Directors and Executive Management	42
	Agenda Item 12: Advisory Vote to Approve Executive Compensation under U.S. Securities Law Requirements	48

Notice of 2016 Annual Meeting of Shareholders

2016 Annual General Meeting of Shareholders

Date and Time	Place	Record Date	Proxy Mailing Date
May 19, 2016, 2:45 p.m.	Chubb Limited	March 28, 2016, except as	On or about April 7, 2016
Central European Time	Bärengasse 32	provided in “Who is
	CH-8001, Zurich	Entitled to Vote?” in this
	Switzerland	proxy statement

Agenda

1	Approval of the management report, standalone financial statements and consolidated financial statements of Chubb Limited for the year ended December 31, 2015

2	Allocation of disposable profit and distribution of a dividend from reserves

2.1	Allocation of disposable profit

2.2	Distribution of a dividend

3	Discharge of the Board of Directors

4	Election of Auditors

4.1	Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor
4.2	Ratification of appointment of independent registered public accounting firm PricewaterhouseCoopers LLP (United States) for purposes of United States securities law reporting

4.3	Election of BDO AG (Zurich) as special audit firm

5	Election of the Board of Directors

6	Election of the Chairman of the Board of Directors

7	Election of the Compensation Committee of the Board of Directors
8	Election of Homburger AG as independent proxy

9	Amendment to the Articles of Association relating to authorized share capital for general purposes

10	Approval of the Chubb Limited 2016 Long-Term Incentive Plan

11	Approval of the maximum compensation of the Board of Directors and Executive Management

11.1	Compensation of the Board of Directors until the next annual general meeting

11.2	Compensation of Executive Management for the next calendar year

12	Advisory vote to approve executive compensation under United States securities law requirements

Notice of Internet availability of proxy materials: Shareholders of record are being mailed, on or around April 7, 2016, a Notice of Internet Availability of Proxy Materials providing instructions on how to access the proxy materials and our Annual Report on the Internet, and if they prefer, how to request paper copies of these materials.

By Order of the Board of Directors, Joseph F. Wayland Executive Vice President, General Counsel and Secretary April , 2016, Zurich, Switzerland	Your vote is important. Please vote as promptly as possible by following the instructions on your Notice of Internet Availability of Proxy Materials, whether or not you plan to attend the meeting.

Proxy Summary

2016 Annual General Meeting

Date and Time	Place	Record Date	Mailing Date
May 19, 2016, 2:45 p.m.	Chubb Limited	March 28, 2016, except as	On or about April 7, 2016
Central European Time	Bärengasse 32	provided in “Who is Entitled
	CH-8001, Zurich Switzerland	to Vote?” in this proxy statement

This summary highlights information discussed in more detail elsewhere in this proxy statement. Shareholders should read the entire proxy statement and our 2015 Annual Report on Form 10-K before voting. References in this proxy statement to “$” and “USD” are to United States dollars and references to “CHF” are to Swiss francs. References to “we”, “us”, “our”, “Chubb” or the “Company” are to Chubb Limited.

On January 15, 2016, following our acquisition of The Chubb Corporation (Chubb Corp.), we changed our name from ACE Limited to Chubb Limited and commenced trading on the New York Stock Exchange (NYSE) under the ticker symbol “CB.” Our company traded under the ticker symbol “ACE” prior to that date. Interested persons looking to review our historical stock price performance or measures based upon our stock price should please note that prior to January 15, 2016 our ticker symbol on the NYSE was “ACE.” Historical references to “CB” and to the company trading under that symbol prior to January 15, 2016 refer to the former Chubb Corp., which was merged into our company and no longer exists as a public company.

Our discussion in this proxy statement includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the U.S. (U.S. GAAP), known as non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission (SEC). These non-GAAP financial measures include operating income, operating return on equity, P&C combined ratio, underwriting income and tangible book value per share. More information on the rationale for the use of these measures and reconciliations to U.S. GAAP can be found in “Regulation G — Non-GAAP Financial Measures” on page 119 in this proxy statement.

The financial results and performance highlights presented in this proxy statement are those of legacy ACE Limited and its subsidiaries and do not include the results of Chubb Corp. and its subsidiaries.

2    Chubb Limited 2016 Proxy Statement

Proxy Summary

Meeting Agenda and Board Voting Recommendations

			Board Vote	Page
Meeting Agenda			Recommendation	Reference
1	Approval of the management report, standalone financial statements and consolidated financial statements of Chubb Limited for the year ended December 31, 2015		For	9
2	Allocation of disposable profit and distribution of a dividend
	2.1	Allocation of disposable profit	For	11
	2.2	Distribution of a dividend	For	12
3	Discharge of the Board of Directors		For	14
4	Election of Auditors
	4.1	Election of PricewaterhouseCoopers AG (Zurich) as statutory auditor	For	15
	4.2	Ratification of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of U.S. securities law reporting	For	15
	4.3	Election of BDO AG (Zurich) as special audit firm	For	17
5	Election of the Board of Directors		For each nominee	18
6	Election of the Chairman of the Board of Directors		For	27
7	Election of the Compensation Committee of the Board of Directors		For each nominee	29
8	Election of Homburger AG as independent proxy		For	30
9	Amendment to the Articles of Association relating to authorized share capital for general purposes		For	31
10	Approval of the Chubb Limited 2016 Long-Term Incentive Plan		For	33
11	Approval of maximum compensation of Board of Directors and Executive Management
	11.1	Compensation of the Board of Directors until the next annual general meeting	For	42
	11.2	Compensation of Executive Management for the next calendar year	For	44
12	Advisory vote on executive compensation (U.S. securities law)		For	48

Chubb Limited 2016 Proxy Statement    3

Proxy Summary

Director Nominee Information

This table provides summary information about our director nominees, each of whom is currently a member of our Board of Directors. Each of our directors stands for annual election to a one-year term. Accordingly, each director nominee has been nominated to hold office until the next annual general meeting after election. See Agenda Item 5, the election of directors, for additional information on our director nominees.

				Chartered Committee Membership
Nominee	Age	Director Since	Principal Occupation	Executive	Nominating & Governance	Audit	Compensation	Risk & Finance
Evan G. Greenberg	61	2002	Chairman, President and Chief Executive Officer, Chubb Limited	Chair
Robert M. Hernandez Lead Director	71	1985	Retired Vice Chairman and Chief Financial Officer, USX Corporation	●	●		●
Michael G. Atieh	62	1991	Retired Chief Financial and Business Officer, Ophthotech Corporation	●		Chair
Sheila P. Burke	65	2016	Faculty Research Fellow, John F. Kennedy School of Government, Harvard University					●
James I. Cash	68	2016	Emeritus Professor of Business Administration, Harvard University			●
Mary A. Cirillo	68	2006	Advisor, Hudson Venture Partners L.P.	●	Chair		●
Michael P. Connors	60	2011	Chairman and Chief Executive Officer, Information Services Group, Inc.	●	●		Chair
John Edwardson	66	2014	Retired Chairman and Chief Executive Officer, CDW Corporation					●
Lawrence W. Kellner	57	2016	President, Emerald Creek Group, LLC			●
Leo F. Mullin	73	2007	Retired Chairman and Chief Executive Officer, Delta Airlines					●
Kimberly Ross	50	2014	Chief Financial Officer, Baker Hughes Incorporated			●
Robert Scully	66	2014	Retired Co-President, Morgan Stanley		●
Eugene B. Shanks, Jr.	69	2011	Retired President, Bankers Trust Company					●
Theodore E. Shasta	65	2010	Retired Partner, Wellington Management Company			●
David Sidwell	63	2014	Retired Chief Financial Officer, Morgan Stanley			●
Olivier Steimer	60	2008	Chairman, Banque Cantonale Vaudoise	●				Chair
James M. Zimmerman	72	2016	Retired Chairman and Chief Executive Officer, Federated Department Stores, Inc. (Macy’s)		●

4    Chubb Limited 2016 Proxy Statement

Proxy Summary

Governance Highlights

•	Majority-vote requirement for Board nominees

•	Board of Directors independence

–	Independent Board per NYSE standards (94%)

–	Independent Lead Director

–	All independent directors for Audit, Compensation, Nomination & Governance, and Risk & Finance Committees

•	Tenure diversity—8.6 year average Board tenure (4 out of 18 are currently first-year directors)

•	Shareholder ability to call special meeting

•	Swiss incorporation and Minder Ordinance requirements (a set of Swiss corporate governance and executive compensation rules) provide shareholders with significant voting approval on director and executive compensation

•	United States SEC say-on-pay requirement strengthens shareholder ability to vote their opinion on the Board’s use of the pre-approved executive management compensation for the next financial year

•	The Board may not appoint directors to fill vacancies

•	Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior

2015 Performance Highlights

2015 was an excellent year for the Company, both financially and strategically. Our operating results were strong in absolute terms and relative to the performance of our peers in a year when all global, dollar-based multinationals faced currency headwinds. Operating results and financial measures for 2015, which are taken into account in our compensation decisions, include:

•	Operating income of $9.76 per share, essentially flat with last year’s record operating income and up 3.5% when adjusted for foreign exchange

•	Record property and casualty (P&C) underwriting income of $1.9 billion, up 1.7%, or 8.0% in constant dollars

•	Net investment income of $2.2 billion, down 2.6% from 2014
•	Record P&C combined ratio of 87.4% compared to 87.7% last year

•	Book value per share and tangible book value per share declined 0.3% and 0.5%, respectively. Excluding the negative impacts of unfavorable foreign currency movement and unrealized losses in the Company’s investment portfolio, book value per share increased 6.6%. Tangible book value per share was also impacted by the addition of goodwill and intangibles associated with the Fireman’s Fund acquisition that closed during the year. Excluding those items, tangible book value per share increased 8.5% in 2015

•	Operating return on equity of 11.5%

•	Total shareholder return, which includes stock price appreciation plus invested dividends, was 4.2%

$9.76	87.4%	11.5%	$1.9B

operating income	P&C combined	operating return	P&C underwriting
per share	ratio, a record	on equity	income, a record

From a long-term strategic perspective, the year was historic and transformational. The Company continued to make investments, organically and through acquisitions, to achieve sustainable growth and build earning power. In 2015, we completed the acquisition of the Fireman’s Fund U.S. high net worth personal lines business, launched ABR Re, and then announced the largest insurance transaction in history with the $29.5 billion acquisition of Chubb Corp. The transaction, which closed on January 14, 2016, created the world’s largest publicly traded property and casualty insurance company.

Chubb Limited 2016 Proxy Statement    5

Proxy Summary

The following charts highlight some of our key metrics for evaluating financial performance, which are considered in our compensation determinations:

P&C Combined Ratio Versus Peers

		Averages
		1 year	3 year	5 year	7 year	10 year
■	Chubb	87.4%	87.7%	90.3%	90.0%	89.6%
■	Global Peers[1]	96.8%	96.6%	97.1%	96.9%	96.3%
■	North American Peers[2]	95.3%	94.5%	97.6%	97.0%	95.8%
[1] Includes Allianz, AXA, Munich Re, QBE, RSA, Zurich. [2] Includes AIG, Chubb Corp., CNA, HIG, TRV, XL. Source:SNL and company disclosures

Operating ROE Versus Peers

		Averages
		1 year	3 year	5 year	7 year	10 year
■	Chubb	11.5%	11.9%	11.5%	12.3%	14.0%
■	Global Peers[1]	8.0%	7.3%	7.9%	9.1%	11.1%
■	North American Peers[2]	8.8%	10.0%	8.6%	8.5%	10.2%
[1] Includes Allianz, AXA, Munich Re, QBE, RSA, Zurich. [2] Includes AIG, Chubb Corp., CNA, HIG, TRV, XL. Source:SNL and company disclosures

Compensation Highlights

The goal of our compensation program is to fairly compensate our employees and to enhance shareholder value by closely aligning our executive compensation philosophy and practices with the interests of our shareholders. Over the past several years, we have increased the percentage of long-term equity awards delivered in the form of performance shares to Executive Management. These performance shares vest only if relative performance criteria that are linked to increased shareholder value are met or exceeded. We compete for executive talent with property and casualty insurers, specialty insurers, and financial services companies worldwide, and we seek the highest caliber executives who are generally in high demand. Our compensation practices are structured to:

•	pay for performance;

•	support the human resource requirements of our business in all the markets, globally, in which we operate; and

•	encourage business decision-making aligned with the long-term interests of the Company and our shareholders without encouraging or rewarding excessive risk.

We continually evolve our executive compensation practices to reflect emerging best practice criteria that include key financial performance metrics, relevant business unit performance objectives and non-quantifiable objectives that support our long-term strategic plan.

6    Chubb Limited 2016 Proxy Statement

Proxy Summary

Key Executive Compensation Practices

•	Detailed individual and Company performance criteria

•	Significant performance-based equity awards (e.g., 75% of the CEO restricted share grant)

•	Carefully constructed peer groups, reevaluated annually
•	No tax reimbursements or gross-ups for U.S.-based senior management

•	Clawback of unvested equity compensation

•	Significant mandatory executive share ownership guidelines: CEO
7x base salary, other NEOs 4x base salary

•	Anti-hedging policy for our executive officers whose compensation is reported in the compensation tables that appear later in this proxy statement

Pay for Performance

We balance long-term and short-term awards to structure compensation that pays for performance—both individual and Company. Individual Performance Criteria include personal contribution to business results, execution of objectives, leadership, application of technical expertise and ethical conduct. Company performance is measured in absolute terms, against our Board-approved plan for the current year as well as versus the prior year; and in relative terms compared to our designated peer groups on the same financial metrics (see the “Executive Compensation” section of this proxy statement). We also assess performance relative to our long-term strategy and goals.

We believe our pay-for-performance culture and compensation structure is essential to driving shareholder value.

What We Reward: Individual and Company Performance Criteria

Our compensation practices are designed to reward both individual and Company performance, based on the following:

Individual Performance Criteria
• Personal contribution to both short-term and long-term business results
• Successful execution of key strategic objectives
• Demonstrated leadership capability
• Demonstrated application of relevant technical expertise
• Ethical conduct, regulatory compliance and mitigation of unnecessary risk

Company Performance Metrics Criteria:
• Per share tangible book value growth
• Quality of growth in book value
• Operating return on equity
• Operating income
• P&C combined ratio

Chubb Limited 2016 Proxy Statement    7

Proxy Summary

2015 Named Executive Officer Compensation

The following table sets forth compensation for 2015 for our NEOs, as calculated in accordance with applicable SEC regulations. For a complete schedule and related footnotes, please see the “Summary Compensation Table” in the Executive Compensation section of this proxy statement.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Evan G. Greenberg
Chairman, President and Chief
Executive Officer	$1,351,538	$6,600,000	$8,849,997	$2,371,296	$1,208,316	$20,381,147
Philip V. Bancroft
Chief Financial Officer	$750,000	$1,350,000	$1,612,429	$432,055	$672,281	$4,816,765
John W. Keogh
Executive Vice Chairman and Chief Operating Officer	$885,000	$2,475,000	$2,936,302	$786,756	$435,861	$7,518,919
John J. Lupica
Vice Chairman;
President, North America Major Accounts and Specialty Insurance	$775,000	$1,855,000	$2,268,741	$607,895	$365,211	$5,871,847
Sean Ringsted
Chief Risk Officer and Chief Actuary	$575,000	$755,000	$1,068,831	$286,368	$994,828	$3,680,027

8    Chubb Limited 2016 Proxy Statement

Agenda Item 1

Approval of the Management Report, Standalone Financial

Statements and Consolidated Financial Statements of Chubb Limited

for the year ended December 31, 2015

Agenda Item

Our Board of Directors is asking shareholders to approve Chubb Limited’s management report, standalone financial statements and consolidated financial statements for the year ended December 31, 2015.

Explanation

Under Swiss law, our management report as defined under Swiss law (previously referred to as an annual report), standalone financial statements and consolidated financial statements must be submitted to shareholders for approval or disapproval at each annual general meeting.

These items are all included in the Annual Report to Shareholders of Chubb Limited for the fiscal year ended December 31, 2015 (the Annual Report), which is part of the proxy materials we provide. Specifically, the Annual Report contains:

•	the standalone Swiss statutory financial statements of Chubb Limited (which do not consolidate the results of operations for Chubb Limited’s subsidiaries);

•	the standalone Swiss statutory compensation report of Chubb Limited, which we call the Swiss Compensation Report;

•	Chubb Limited’s consolidated financial statements for the year ended December 31, 2015; and

•	the reports of our statutory auditor and our independent registered public accounting firm, as well as information on the Company’s business, organization and strategy (which forms the management report as defined under Swiss law).

Copies of our 2015 Annual Report and this proxy statement will be available to all shareholders entitled to vote at the May 19, 2016 annual general meeting of shareholders, which we refer to as the Annual General Meeting, on the Internet at http://www.viewproxy.com/chubblimited/2016 on or about April 7, 2016.

The Company’s statutory auditor, PricewaterhouseCoopers AG, Zurich, Switzerland has issued an unqualified recommendation to the Annual General Meeting that Chubb Limited’s statutory financial statements be approved. PricewaterhouseCoopers AG has expressed its opinion that the financial statements for the year ended December 31, 2015 comply with Swiss law and the Company’s Articles of Association. They also confirmed that the proposed appropriation of available earnings complies with Swiss law and the Company’s Articles of Association, and has reported on other legal requirements.

PricewaterhouseCoopers AG has also issued an unqualified recommendation that the Company’s consolidated financial statements be approved. PricewaterhouseCoopers AG has expressed its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of Chubb Limited, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law and has reported on other legal requirements.

Representatives of PricewaterhouseCoopers AG, Zurich, Switzerland, will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

What Happens If Shareholders Do Not Approve This Proposal?

If shareholders do not approve this proposal, then shareholders would be precluded from approving the allocation of disposable profit and distribution of a dividend as set out in Agenda Items 2.1 and 2.2.

Chubb Limited 2016 Proxy Statement    9

Agenda Item 1

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” approval of the Company’s management report, standalone financial statements and consolidated financial statements for the year ended December 31, 2015.

10    Chubb Limited 2016 Proxy Statement

Agenda Item 2

Allocation of Disposable Profit and Distribution of a Dividend out of

Legal Reserves (by Way of Release and Allocation to a Dividend Reserve)

2.1 Allocation of disposable profit

Agenda Item

Our Board of Directors is asking shareholders to approve that the Company’s disposable profit (including the profit for the year and the other items as shown below and on Chubb Limited’s standalone financial statements) be carried forward. The following table shows the appropriation of available earnings as proposed by the Board of Directors for the year ended December 31, 2015. The information in the table below is solely with respect to legacy ACE Limited and its subsidiaries and does not include the results or other information relating to Chubb Corp. and its subsidiaries.

(in millions of Swiss francs)
Profit for the year	5,168
Balance brought forward	2,793
Attribution to reserve for treasury shares	(471)
Balance carried forward	7,490

Explanation

Under Swiss law, the allocation of the Company’s profit or loss must be submitted to shareholders for approval or disapproval at each annual general meeting.

Our Board of Directors continues to believe that it is in the best interests of the Company and its shareholders to retain our earnings for future investment in the growth of our business, for share repurchases, for the possible acquisition of other companies or lines of business, and for dividends out of legal reserves as described in this proxy statement.

Accordingly, the Board is proposing that all retained earnings at the disposal of the Annual General Meeting be carried forward. The Board is also proposing a dividend to shareholders under Agenda Item 2.2.

What Happens If Shareholders Do Not Approve This Proposal?

If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

The Board of Directors recommends a vote “FOR” approval of the appropriation of retained earnings without distribution of a dividend at the time of the Annual General Meeting.

Chubb Limited 2016 Proxy Statement    11

Agenda Item 2

2.2. Distribution of a dividend out of legal reserves (by way of release and allocation to a dividend reserve)

Introduction and Explanation

Our Board of Directors is requesting shareholder approval for an annual dividend of up to USD $2.76 per share, to be paid in installments as determined by the Board of Directors from a separate dividend reserve account. The separate dividend account would be in CHF in accordance with our Swiss statutory financial statements and Swiss law and is the same method approved at our annual general meeting last year. This reserve account would be larger, based on current exchange rates, than the maximum dividend amount we intend to pay out, in order to permit payment of the entire USD $2.76 per share even in the event of significant currency fluctuations. Amounts remaining in the dividend reserve account following dividend payments would be returned to the capital contributions reserve as of the date of the 2017 annual general meeting.

Dividend Reserve

Under this proposed process for a dividend, shareholders fix an aggregate CHF amount to be allocated from our capital contributions reserves to a special reserve account, where the amount will be available for the payment of dividends.

Our Board of Directors has proposed that the maximum amount legally available to pay an annual dividend be CHF 1.950 billion. The maximum amount proposed to be legally available is significantly higher than the CHF 1.245 billion requested and approved at last year’s annual general meeting in order to reflect a $0.08 per share annual dividend increase and the increase in our shares outstanding as a result of approximately 137 million Chubb Limited Common Shares, which we refer to as Common Shares, being issued in connection with the Chubb Corp. acquisition.

If approved by shareholders, the maximum amount legally available to pay a dividend will be released from the capital contributions reserves account, a sub-account of legal reserves, and be segregated to a dividend reserve account. We refer to this amount in the dividend reserve account as the Dividend Reserve. While dividend payments would reduce the Dividend Reserve on our Swiss balance sheet, the payments are not required to be sourced from CHF-denominated assets; in fact, we typically source dividend payments from assets already denominated in USD or equivalent, thereby avoiding currency exchange expense.

Annual Dividend and Board Discretion

Under this proposed process for a dividend, the Board of Directors will be authorized to use the Dividend Reserve to distribute a dividend to shareholders in installments up to a maximum of USD $2.76 per share, which we refer to as the

Annual Dividend. The Board will determine the record and payment dates at which the Annual Dividend may be paid (or, if circumstances warrant, refrain from paying it) in one or more installments, until the date of the 2017 annual general meeting. After that, any balance remaining in the Dividend Reserve will be automatically reallocated to the capital contribution reserves account of legal reserves.

The Board currently expects to pay the full USD $2.76 per share of the Annual Dividend in four equal installments of $0.69 each, on record dates at about the end of June, September, December and March, respectively, with payment dates about 21 days thereafter.

The total amount of dividends paid is limited to the amount of the Dividend Reserve expressed in Swiss Francs, which is required under Swiss law. The amount of the Dividend Reserve as proposed is high enough to permit payment of the full USD $2.76 per share Annual Dividend even if there are material currency fluctuations between the Swiss Franc and the U.S. dollar or the Company issues new shares. Should, however, these fluctuations or new share issuances result in payouts of the Annual Dividend that exceed the Dividend Reserve, the Annual Dividend’s installments would have to be capped accordingly. In the unlikely event that the Annual Dividend must be cut back in this way, our Board would propose payment of the unpaid amount in the dividend proposal at the next annual general meeting or an extraordinary general meeting called for that purpose.

Agenda Item

Our Board of Directors proposes:

(a)	that an aggregate amount equal to CHF 1,950,000,000 be released from the capital contribution reserves account, a sub-account of legal reserves, and allocated to a segregated dividend reserve account from capital contribution reserves (Dividend Reserve), and

(b)	to distribute a dividend to the shareholders up to an aggregate amount totaling USD $2.76 per Common Share from, and limited at a maximum to the amount of, the Dividend Reserve in one or more installments, in such amounts and on such record and payment dates as determined by the Board in its discretion.

If the Board of Directors deems it advisable for the Company, the Board of Directors shall be authorized to abstain (in whole or in part) from distributing a dividend in its discretion. The authorization of the Board of Directors to distribute the installments from the Dividend Reserve will expire on the date of the 2017 annual general meeting, on which date any balance remaining in the Dividend Reserve will be automatically reallocated to the capital contribution reserves account of legal reserves.

12    Chubb Limited 2016 Proxy Statement

Agenda Item 2

What Happens If Shareholders Do Not Approve This Proposal?

If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the payment of dividends from legal reserves as described above.

Chubb Limited 2016 Proxy Statement    13

Agenda Item 3

Discharge of the Board of Directors

Agenda Item

Our Board of Directors is asking shareholders to discharge the Board of Directors for the financial year ended December 31, 2015.

Explanation

Each year, as is customary for Swiss corporations and in accordance with Article 698, para. 2, no. 5 of the Swiss Code of Obligations as well as Article 9, no. 4 of our Articles of Association, shareholders are requested to discharge the members of the Board of Directors from liability for their activities during the year ended December 31, 2015. This discharge is not for liability relating to facts that have not been disclosed to shareholders. Registered shareholders that do not vote in favor of this agenda item are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes, blank or invalid ballots or the votes of any member of or nominee to the Company’s Board of Directors, any executive officer of the Company or any votes represented by the Company, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the agenda item to discharge the members of the Board of Directors from liability for activities during the year ended December 31, 2015.

14    Chubb Limited 2016 Proxy Statement

Agenda Item 4

Election of Auditors

4.1 Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor

Agenda Item

Our Board of Directors is asking shareholders to elect PricewaterhouseCoopers AG (Zurich) as the Company’s statutory auditor for the financial year ending December 31, 2016.

Explanation

Our shareholders must elect an audit firm supervised by the Swiss Federal Audit Oversight Authority as statutory auditor. The statutory auditor’s main task is to audit the standalone statutory financial statements and consolidated financial statements of Chubb Limited. Our Board of Directors has recommended that PricewaterhouseCoopers AG, Birchstrasse 160, CH-8050 Zurich, Switzerland (PwC AG), be elected as our statutory auditor for our consolidated financial statements and standalone statutory financial statements.

Representatives of PwC AG will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information and information on our pre-approval policy of audit and non-audit services, see the explanation of Agenda Item 4.2. Please see the Audit Committee Report included in this proxy statement for additional information about our statutory auditors.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the election of PricewaterhouseCoopers AG, Zurich as the Company’s statutory auditor for the year ending December 31, 2016.

4.2 Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of U.S. securities law reporting

Agenda Item

Our Board of Directors is asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (Philadelphia, Pennsylvania, United States) as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

Explanation

Our Board of Directors and the Audit Committee recommend that our shareholders ratify the appointment of PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, Pennsylvania, 19103,

United States (PwC LLP), an affiliate of PwC AG, as our independent registered public accounting firm for purposes of U.S. securities law reporting.

The Audit Committee recommends the appointment of our independent registered public accounting firm to the Board for approval by our shareholders annually. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has recommended the ratification of the engagement of PwC LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016. The Company has had a working association with PwC LLP (or its predecessor Coopers &

Chubb Limited 2016 Proxy Statement    15

Agenda Item 4

Lybrand LLP) since 1985; PwC LLP (or its predecessor Coopers & Lybrand LLP) has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

Representatives of PwC LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by PwC AG and PwC LLP, which we collectively refer to as PwC, for the audit of our annual consolidated financial statements for 2015 and 2014 and fees for other services rendered by PwC for fiscal years 2015 and 2014:

	2015	2014
Audit fees[1]	$18,432,000	$19,139,000
Audit-related fees[2]	3,210,000	2,394,000
Tax fees[3]	3,715,000	3,472,000
All other fees[4]	1,165,000	465,000
Total	$26,522,000	$25,470,000

The fees in the table above include “out-of-pocket” expenses incurred by PwC and billed to the Company in connection with these services of $828,000 for 2015 and $1,152,000 for 2014.

1	Audit fees for the years ended December 31, 2015 and 2014 were for professional services rendered in connection with: the integrated audits of our consolidated financial statements and internal controls over financial reporting, the statutory and U.S. GAAP audits of various subsidiaries, and comfort letters and consents issued in connection with registration statements which we filed with the Securities and Exchange Commission.

2	Audit-related fees for the years ended December 31, 2015 and 2014 were for professional services rendered in connection with due diligence services ($2,467,000 in 2015 and $1,421,000 in 2014), consultation on accounting and financial reporting matters ($539,000 in 2015 and $635,000 in 2014), audits of employee benefit plans ($102,000 in 2015 and $185,000 in 2014), internal control reviews at some of our non-U.S. entities ($88,000 in 2015 and $86,000 in 2014), agreed upon procedures related to the proxy statement ($14,000 in 2015 and $14,000 in 2014) and accounting and tax advice on structuring transactions ($Nil in 2015 and $53,000 in 2014).

3	Tax fees for the years ended December 31, 2015 and 2014 were for professional services rendered in connection with tax planning ($1,148,000 in 2015 and $1,136,000 in 2014), tax compliance ($1,172,000 in 2015 and $972,000 in 2014) and expatriate tax services ($1,395,000 in 2015 and $1,364,000 in 2014).
4	All other fees for the years ended December 31, 2015 and 2014 were for professional services and expenses rendered principally in connection with insurance regulatory compliance services, primarily Solvency II in the European Union ($1,072,000 in 2015 and $355,000 in 2014), software licensure fees ($15,000 in 2015 and $15,000 in 2014), industry market research and survey services ($Nil in 2015 and $13,000 in 2014), and professional training ($Nil in 2015 and $2,000 in 2014), as well as professional services and expenses rendered by a consulting firm acquired by PwC during 2010 ($78,000 in 2015 and $80,000 in 2014).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm, PwC. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence.

Before engaging independent auditors for the next year’s audit, management will submit a list of services and related fees expected to be incurred during that year to the Audit Committee for approval. The Audit Committee will pre-approve and ratify the budgeted amount of fees within each of the categories and require management and the auditor to report actual fees versus the budget periodically throughout the year by category of service.

Either the Audit Committee Chair or the entire Audit Committee must pre-approve the provision of any significant additional audit fees in excess of the budgeted amount and any excess related to non-audit fees over the budgeted amount. If the Audit Committee Chair pre-approves such amounts, it is reported to and considered for ratification by the entire Audit Committee at its next meeting. All fees related to internal control work are pre-approved by the Audit Committee before such services are rendered. The Audit Committee pre-approved all of the 2015 fees described above pursuant to its pre-approval policies and procedures.

The Audit Committee also reviewed, at its November 2015 and January 2016 meetings, the audit services and non-audited services budgeted fees for the 2016 audit. The Audit Committee reviewed all non-audit services provided in 2015 and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

Please see the Audit Committee Report included in this proxy statement for additional information about PwC.

16    Chubb Limited 2016 Proxy Statement

Agenda Item 4

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of our independent registered public accounting firm (PricewaterhouseCoopers LLP, Philadelphia,
Pennsylvania, United States) for purposes of U.S. securities law reporting for the year ending
December 31, 2016.

4.3 Election of BDO AG (Zurich) as special audit firm

Agenda Item

Our Board of Directors is asking shareholders to elect BDO AG, Fabrikstrasse 50, CH-8031 Zurich, Switzerland as the Company’s special audit firm until our next annual general meeting.

Explanation

Under Swiss law, special reports by an audit firm supervised by the Swiss Federal Audit Oversight Authority are required in connection with certain corporate transactions, including certain types of increases in share capital. We have been informed that, because of the auditor independence requirements under U.S. federal securities laws, PwC AG cannot act as our special audit firm with respect to certain types of capital increases.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the election of BDO AG (Zurich) as the Company’s special audit firm until our next annual general meeting.

Chubb Limited 2016 Proxy Statement    17

Agenda Item 5

Election of the Board of Directors

Agenda Item

Our Board of Directors is asking shareholders to elect each of the director nominees listed below individually to the Board of Directors until our next annual general meeting.

Explanation

Under the Minder Ordinance and our Articles of Assocation, our shareholders elect all of our directors annually. Our Board may not appoint directors to fill vacancies.

Our Articles of Association state that the Board of Directors must consist of three to 20 members, the exact number to be determined by shareholders.

For more information about our Board of Directors and current director nominees, please see the “Corporate Governance” section of this proxy statement.

Our Director Nominating Process	Director Skills Criteria
Each year the Nominating & Governance Committee reviews the current composition of the Board, including diversity, skills and qualifications. Based on their assessment, the Committee recommends director nominees to the Board.

Directors should have the following skills and attributes:

•  broad-based business knowledge and contacts,

•  prominence and sound reputation in their fields,

•  global business perspective, and

•  commitment to good corporate citizenship

In addition, directors should be able and prepared to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company. They should represent all shareholders and not any special interest group or constituency. Directors must possess the highest personal and professional integrity and commitment to ethical and moral values. They also must have the time necessary to fully meet their duty of care to the shareholders and be willing to commit to service over the long haul, if called upon.

Our Director Nominees

Our Board of Directors has nominated a slate of 17 director nominees, each of whom is a currently serving as a director, for election to the Board of Directors. All directors will serve a one year term from the 2016 Annual General Meeting until our next annual general meeting. There will be a separate vote on each nominee.

The current directors who are standing for reelection are Evan G. Greenberg, Robert M. Hernandez, Michael G. Atieh, Sheila P. Burke, James I. Cash, Mary A. Cirillo, Michael P. Connors, John Edwardson, Lawrence W. Kellner, Leo F. Mullin, Kimberly Ross, Robert Scully, Eugene B. Shanks, Jr., Theodore E. Shasta, David Sidwell, Olivier Steimer and James M. Zimmerman. One of our current directors, Peter Menikoff, is retiring from our Board of Directors at the expiration of his term as of the Annual General Meeting and is not standing for reelection. We thank Mr. Menikoff for his many years of exemplary service on our Board of Directors.

18    Chubb Limited 2016 Proxy Statement

Agenda Item 5

Biographical information for each of the nominees is included below.

Evan G. Greenberg Chairman, President and Chief Executive Officer, Chubb Limited Age: 61 Years of Service: 14 Committee Memberships: Executive (Chairman)

Evan G. Greenberg was elected as our Chairman of the Board in May 2007. We appointed Mr. Greenberg as our President and Chief Executive Officer in May 2004 and as our President and Chief Operating Officer in June 2003. In April 2002, Mr. Greenberg was appointed to the position of Chief Executive Officer of ACE Overseas General. Mr. Greenberg joined the Company as Vice Chairman, ACE Limited, and Chief Executive Officer of ACE Tempest Re in November 2001. Prior to joining the Company, Mr. Greenberg was most recently President and Chief Operating Officer of American International Group, which we refer to as AIG, from 1997 until 2000. From 1975 until 1997, Mr. Greenberg held a variety of senior management positions at AIG, including President and Chief Executive Officer of AIU, AIG’s foreign general insurance organization. Mr. Greenberg is a member of the Board of Directors of The Coca-Cola Company, where he is also Chairman of the Audit Committee and a member of the Finance Committee.

Skills and Qualifications:

Mr. Greenberg has a long and distinguished record of leadership and achievement in the insurance industry. He has been our Chief Executive Officer since 2004 and has served in senior management positions in the industry for 40 years. Mr. Greenberg’s record of managing large and complex insurance operations and the skills he developed in his various roles suit him for his role as a Director of the Company and Chairman of the Board, in addition to his President and Chief Executive Officer positions.

Robert M. Hernandez

Retired Vice Chairman and Chief Financial Officer, USX Corporation

Independent Lead Director

Age: 71

Years of Service: 31

Committee Memberships:

Compensation,

Nominating & Governance,

Executive

Robert M. Hernandez is currently our Lead Director. Mr. Hernandez served as Vice Chairman, Director and Chief Financial Officer of USX Corporation (energy and steel) from December 1994 to December 2001, as Executive Vice President—Accounting & Finance and Chief Financial Officer of USX from November 1991 to November 1994 and as Senior Vice President—Finance & Treasurer from October 1990 to October 1991. Mr. Hernandez was President and Chief Operating Officer of the US Diversified Group of USX from May 1989 until October 1990. Mr. Hernandez is Chairman, Board of Trustees, of the BlackRock Open-End Equity and Long Term Bond Funds. He is a director of Eastman Chemical Company, a former director of TE Connectivity, Ltd. and the former Chairman of the Board of RTI International Metals, Inc.

Skills and Qualifications:

Mr. Hernandez brings a diverse financial and business management background to the Board and its committees. The range of his senior finance and executive positions with USX is valuable to the Board, given his deep and long-tenured involvement with all aspects of managing and leading a large-cap company. His extensive experience as a director provides additional perspective and qualifications for his Lead Director role with Chubb.

Chubb Limited 2016 Proxy Statement    19

Agenda Item 5

Michael G. Atieh Retired Chief Financial and Business Officer, Ophthotech Corporation Age: 62 Years of Service: 25 Committee Memberships: Audit (Chair), Executive

Michael G. Atieh served as Executive Vice President and Chief Financial and Business Officer of Ophthotech Corporation (a biopharmaceutical company) from September 2014 until March 2016. From February 2009 until its acquisition in February 2012, Mr. Atieh was Executive Chairman of Eyetech Inc., a private specialty pharmaceutical company. He served as Executive Vice President and Chief Financial Officer of OSI Pharmaceuticals from June 2005 until December 2008. He also served as a member of the Board of Directors and Chairman of the Audit Committee for OSI Pharmaceuticals from June 2003 to May 2005. Previously, Mr. Atieh served at Dendrite International, Inc. as Group President from January 2002 to February 2004 and as Senior Vice President and Chief Financial Officer from October 2000 to December 2001. He also served as Vice President of U.S. Human Health, a division of Merck & Co., Inc., from January 1999 to September 2000, as Senior Vice President—Merck-Medco Managed Care, L.L.C., an indirect wholly-owned subsidiary of Merck, from April 1994 to December 1998, as Vice President—Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

Skills and Qualifications:

Mr. Atieh brings a wealth of diverse business experience to the Board which he gained as a senior executive in a Fortune 50 company, large and small biotechnology companies and technology and pharmaceutical service companies. His experience in finance includes serving as a chief financial officer, developing and executing financing strategies for large acquisitions, and subsequently leading the integration efforts of newly acquired companies. He was an audit manager at Ernst & Young and has served as chair of the audit committee of another public company, providing additional experience relevant to his service on the Audit Committee. Mr. Atieh also has deep knowledge of sales and operations gained from over a decade of experience in these disciplines, with extensive customer-facing responsibilities.

Sheila P. Burke

Faculty Research Fellow, John F. Kennedy School of Government, Harvard University

Age: 65

Years of Service: 1

(joined Board as of the closing

of the Chubb Corp. acquisition)

Committee Memberships:

Risk & Finance

Sheila Burke is a Faculty Research Fellow at the Malcolm Wiener Center for Social Policy, and has been a Member of Faculty at the John F. Kennedy School of Government, Harvard University, since 2007. She has been a Senior Public Policy Advisor at Baker, Donelson, Bearman, Caldwell & Berkowitz since 2009. From 1997 to 2016, Ms. Burke was a member of the board of directors of Chubb Corp. and served as chair of its Corporate Governance & Nominating Committee and as a member of the Chubb Corp. board’s Executive Committee and Organization & Compensation Committee at the time of the closing of the merger with the Company. From 2004 to 2007, Ms. Burke served as Deputy Secretary and Chief Operating Officer of the Smithsonian Institution. Ms. Burke previously was Under Secretary for American Museums and National Programs, Smithsonian Institution, from June 2000 to December 2003. She was Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke served as Chief of Staff to the Majority Leader of the U.S. Senate from 1985 to 1996. Ms. Burke was, within the last five years, a member of the board of directors of WellPoint, Inc. (now Anthem Inc.).

Skills and Qualifications:

Ms. Burke brings an extensive knowledge of public policy matters and governmental affairs, in both public service and private practice, as well as significant experience in outside board service to our Board of Directors. In addition, Ms. Burke’s familiarity with Chubb Corp. as a result of her years of service on the Chubb Corp. board is valuable to the oversight of the combined company.

20    Chubb Limited 2016 Proxy Statement

Agenda Item 5

James I. Cash Emeritus Professor of Business Administration, Harvard University Age: 68 Years of Service: 1 (joined Board as of the closing of the Chubb Corp. acquisition) Committee Memberships: Audit

James I. Cash is the emeritus James E. Robison Professor of Business Administration, Harvard University, and was a member of the Harvard Business School faculty from July 1976 to October 2003. He also currently serves on the board of directors of each of General Electric Company and Wal-Mart. He currently owns a private company, The Cash Catalyst, LLC, and serves as a special advisor or director of several private companies. From 1996 to 2016, Dr. Cash was a member of the board of directors of Chubb Corp. and served as a member of its Corporate Governance & Nominating Committee and Organization and Compensation Committee at the time of the closing of the merger with the Company.

Skills and Qualifications:

Dr. Cash brings an extensive knowledge of information technology, including cyber security, strategic planning and international business operations, and has significant outside board service and business experience. In addition, Dr. Cash’s familiarity with Chubb Corp. as a result of his years of service on the Chubb Corp. board is valuable to the oversight of the combined company.

Mary A. Cirillo Advisor, Hudson Venture Partners L.P. Age: 68 Years of Service: 10 Committee Memberships: Nominating & Governance (Chair), Compensation, Executive

Mary A. Cirillo is an advisor to Hudson Venture Partners L.P. (venture capital). She served as Chairman of OPCENTER, LLC (help desk and network operations services) from 2000 to 2004. She was Chief Executive Officer of Global Institutional Services of Deutsche Bank from July 1999 until February 2000. Previously, she served as Executive Vice President and Managing Director of Bankers Trust Company (which was acquired by Deutsche Bank), which she joined in 1997. From 1977 to 1997, she was with Citibank, N.A., most recently serving as Senior Vice President. Ms. Cirillo currently serves as a director of Thomson Reuters Corporation, and within the past five years was a director of DealerTrack Technologies.

Skills and Qualifications:

Ms. Cirillo has spent a career in both software product development and management and in commercial banking. She has developed and led global businesses and served as chief executive officer for various subsidiaries at two major financial institutions. She has also led major turnaround efforts in global financial institutions. Ms. Cirillo also has experience in private equity. This business experience allows Ms. Cirillo to bring financial services and technology leadership skills to the Board.

Chubb Limited 2016 Proxy Statement    21

Agenda Item 5

Michael P. Connors Chairman and Chief Executive Officer, Information Services Group, Inc. Age: 60 Years of Service: 5 Committee Memberships: Compensation (Chair), Nominating & Governance, Executive

Michael P. Connors is Chairman of the Board and Chief Executive Officer of Information Services Group, Inc., a technology insights, market intelligence and advisory services company. He is also a founder of that company. Mr. Connors served as a member of the Executive Board of VNU N.V., a worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and he served as Chairman and Chief Executive Officer of VNU Media Measurement & Information Group and Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors is currently a director of Eastman Chemical Company.

Skills and Qualifications:

Mr. Connors is a successful chief executive officer, who brings to the Board substantial corporate management experience in a variety of industries as well as expertise in marketing, media and public relations through his high-level positions at marketing and information-based companies. Mr. Connors’ skills are enhanced through his experience serving on several public company boards, which furthers his ability to provide valued oversight and guidance to the Company and strategies to inform the Board’s general decision-making, particularly with respect to management development, executive compensation and other human resources issues. He has served as the chair of two compensation committees.

John Edwardson Retired Chairman and Chief Executive Officer, CDW Corporation Age: 66 Years of Service: 2 Committee Memberships: Risk & Finance

John A. Edwardson is the former Chairman and Chief Executive Officer of CDW Corporation (a technology products and services provider), serving as Chief Executive Officer from 2001 to September 2011 and as Chairman from 2001 to December 2012. Prior to joining CDW, he served as Chairman and Chief Executive Officer of Burns International Services Corporation, a provider of security services, from 1994 to 2000, and he was President (1994-1998) and Chief Operating Officer (1995-1998) of UAL Corporation (the parent company of United Air Lines, Inc.). Mr. Edwardson is currently a director of Rockwell Collins, Inc. and FedEx Corporation.

Skills and Qualifications:

Mr. Edwardson has extensive management, leadership and international experience. As the former Chairman and Chief Executive Officer of a technology company, he also has significant technological expertise. Mr. Edwardson has additional prior experience serving on a compensation committee, developing insight into executive compensation issues. He also serves as the chair of FedEx’s audit committee. All of these factors contribute to his value as a Board member.

22    Chubb Limited 2016 Proxy Statement

Agenda Item 5

Lawrence W. Kellner President, Emerald Creek Group, LLC Age: 57 Years of Service: 1 (joined Board as of the closing of the Chubb Corp. acquisition) Committee Memberships: Audit

Lawrence W. Kellner is President of Emerald Creek Group, LLC, a private equity firm. Mr. Kellner served as Chairman and Chief Executive Officer of Continental Airlines, Inc. from December 2004 through December 2009. He served as President and Chief Operating Officer of Continental Airlines from March 2003 to December 2004, as President from May 2001 to March 2003 and as a member of Continental Airlines’ board of directors from May 2001 to December 2009. Mr. Kellner also served as Chief Financial Officer of Continental Airlines and is a former Certified Public Accountant who spent six years at Ernst & Whinney (now Ernst & Young). He is the non-executive Chairman of the board of directors of Sabre Corporation and serves on the board of directors of each of The Boeing Company and Marriott International, Inc. From 2011 to 2016, Mr. Kellner was a member of the board of directors of Chubb Corp. and served as chair of its Audit Committee and as a member of its Executive Committee and Finance Committee at the time of the closing of the merger with the Company.

Skills and Qualifications:

Mr. Kellner brings extensive experience to the Board through his roles as Chairman and Chief Executive Officer of a major public company and his outside board service and business activities. In addition, his familiarity with Chubb Corp. as a result of his service on the Chubb Corp. board and role as chair of its Audit Committee is valuable to the oversight of the combined company.

Leo F. Mullin Retired Chairman and Chief Executive Officer, Delta Airlines Age: 73 Years of Service: 9 Committee Memberships: Risk & Finance

Leo F. Mullin served as Chief Executive Officer of Delta Air Lines, Inc. from 1997 to 2003 and as Chairman of Delta from 1999 to 2004. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. He is currently the Chairman of the Board of Directors of Transunion Holding Company and was, within the last five years, a director of Johnson & Johnson and of Education Management Corporation. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation (bank holding company) from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995.

Skills and Qualifications:

Mr. Mullin served as Chairman and Chief Executive Officer of one of the nation’s largest airlines, giving him exposure to a broad array of complex business, regulatory and international issues. In addition, his long and distinguished career in the banking industry provides additional background and experience with organizational and operational management, global business and financial matters

Kimberly Ross Chief Financial Officer, Baker Hughes Incorporated Age: 50 Years of Service: 2 Committee Memberships: Audit

Kimberly A. Ross is Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated (supplier to the oil and gas industry). She was Executive Vice President and Chief Financial Officer of Avon Products, Inc. (a beauty direct sales company) from November 2011 until September 2014. Prior to joining Avon, Ms. Ross served as the Executive Vice President and Chief Financial Officer of Royal Ahold N.V., a food retail company, since November 2007 and its Deputy Chief Financial Officer from July to November 2007. Prior to that, Ms. Ross held a variety of senior management positions at Ahold. Ms. Ross was also, during the last five years, a director of Avon.

Skills and Qualifications:

Having served as Chief Financial Officer at three companies and as the chair of the audit committee of a private company, Ms. Ross has extensive understanding of finance and financial reporting and internal auditing processes relevant to her service on the Audit Committee. Her work across a spectrum of industries has given Ms. Ross significant management and leadership skills and perspectives that in particular make her an asset to the Board. The Board also benefits from her international executive experience developed through executive positions with multiple companies.

Chubb Limited 2016 Proxy Statement    23

Agenda Item 5

Robert Scully Retired Co-President, Morgan Stanley Age: 66 Years of Service: 2 Committee Memberships: Nominating & Governance

Robert W. Scully was a member of the Office of the Chairman of Morgan Stanley from 2007 until his retirement in 2009, and he previously served at Morgan Stanley as Co-president, Chairman of global capital markets and Vice Chairman of investment banking.

Prior to joining Morgan Stanley in 1996, he served as a managing director at Lehman Brothers and at Salomon Brothers Inc. Mr. Scully is currently a director of KKR & Co. L.P. and Zoetis Inc. and was, during the last five years, a director of Bank of America Corporation. He was appointed to the Board of the Financial Industry Regulatory Authority (FINRA) in October 2014.

Skills and Qualifications:

Mr. Scully’s lengthy career in the global financial services industry brings expertise in capital markets activities and, of particular note, risk management to the Board. Mr. Scully has a broad range of experience with oversight stemming from his extensive service as a director; he has served or is serving on three companies’ audit committees, a compensation committee and a nominating and governance committee. Mr. Scully’s experience with and knowledge of talent development and strategic initiatives are also important to the Board.

Eugene B. Shanks, Jr. Retired President, Bankers Trust Company Age: 69 Years of Service: 5 Committee Memberships: Risk & Finance

Eugene B. Shanks, Jr. is a member of the Board of Directors of Federal Home Loan Mortgage Corporation (Freddie Mac), and chairs its nominating and governance committee as well as serving on its business and risk committee and its executive committee. Mr. Shanks is also a senior advisor to Bain & Company. From November 2007 until August 2008, Mr. Shanks was a senior management consultant for Trinsum Group, Incorporated, a strategic consulting and asset management company. From 1997 until its sale in 2002, Mr. Shanks was President and Chief Executive Officer of NetRisk, Inc., a risk management software and advisory services company he founded. From 1973 to 1978 and from 1980 to 1995, Mr. Shanks held a variety of positions with Bankers Trust New York Corporation and Bankers Trust Company, including head of Global Markets from 1986 to 1992 and President and Director from 1992 to 1995.

Skills and Qualifications:

With two decades of varied banking experience, Mr. Shanks brings extensive finance expertise to the Board. He earned a PhD in economics at Stanford University. In addition he has a strong background in both asset and risk management, which are two areas that are very important to Chubb’s business. Our Board also benefits from the leadership experience that Mr. Shanks gained from serving as a president of Bankers Trust. Mr. Shanks’s public company board experience also contributes to his value as a director.

Theodore E. Shasta Retired Partner, Wellington Management Company Age: 65 Years of Service: 6 Committee Memberships: Audit

Theodore E. Shasta is a Director of MBIA, Inc. and also serves as the Chair of its Audit Committee and a member of its Finance & Risk Committee. Mr. Shasta was formerly a Senior Vice President and Partner of Wellington Management Company, a global investment advisor. Mr. Shasta joined Wellington Management Company in 1996 and specialized in the financial analysis of publicly-traded insurance companies and retired in June 2009. Prior to joining Wellington Management Company, Mr. Shasta was a Senior Vice President of Loomis, Sayles & Company (investment management). Before that, he served in various capacities with Dewey Square Investors and Bank of Boston. In total, Mr. Shasta spent 25 years covering the insurance industry as a financial analyst.

Skills and Qualifications:

Mr. Shasta’s history of working in the financial services industry, as well as in the property and casualty insurance arena, brings valuable insight and perspective to the Board. His years of analysis of companies like Chubb and its peer group provide him with deep knowledge of particular business and financial issues we face. His financial acumen and industry knowledge make him a valuable contributor to the Audit Committee. Mr. Shasta has been a Chartered Financial Analyst since 1986.

24    Chubb Limited 2016 Proxy Statement

Agenda Item 5

David Sidwell Retired Chief Financial Officer, Morgan Stanley Age: 63 Years of Service: 2 Committee Memberships: Audit

David H. Sidwell was Executive Vice President and Chief Financial Officer of Morgan Stanley from March 2004 to October 2007, when he retired. From 1984 to March 2004, Mr. Sidwell worked for JPMorgan Chase & Co. in a variety of financial and operating positions, most recently as Chief Financial Officer of JPMorgan Chase’s investment bank from January 2000 to March 2004. Prior to joining JP Morgan in 1984, Mr. Sidwell was with Price Waterhouse LLP, a major public accounting firm, from 1975 to 1984, where he was qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales.

Mr. Sidwell is currently Senior Independent Director of UBS AG and also a director of the Federal National Mortgage Association (Fannie Mae). Mr. Sidwell served as a Trustee of the International Accounting Standards Committee Foundation from January 2007 until his term ended in December 2012.

Skills and Qualifications:

Mr. Sidwell has a strong background in accounting, finance and capital markets, as well as the regulation of financial institutions, complementary to his role on the Audit Committee. He also has considerable expertise in risk management from chairing the risk committee of a public company and his executive positions. Mr. Sidwell further contributes experience in executive compensation and corporate governance from his service on the committees of other public company boards. This comprehensive range of experience contributes greatly to his value as a Board member.

Olivier Steimer Chairman, Banque Cantonale Vaudoise Age: 60 Years of Service: 8 Committee Memberships: Risk & Finance (Chair), Executive

Olivier Steimer is Chairman of the Board of Banque Cantonale Vaudoise. Previously, he worked for the Credit Suisse Group from 1983 to 2002, with his most recent position at that organization being Chief Executive Officer, Private Banking International and member of the Group Executive Board. Mr. Steimer has served since 2013 on the Board of Allreal Holding AG (Swiss real estate manager and developer). He is Chairman of the foundation board of the Swiss Finance Institute. From 2010 to 2014, he was Vice Chairman of the Board of Directors of SBB CFF FFS (the Swiss national railway company), and from 2009 until 2012, he was the Chairman of the Board of Piguet Galland & Cie SA. Since 2009, he has been a member and, since 2012, he has been Vice Chairman of the Bank Council of Swiss National Bank. Mr. Steimer is a Swiss citizen.

Skills and Qualifications:

Mr. Steimer has a strong background of leadership in chairman and chief executive officer roles. He has deep knowledge of sophisticated banking and finance matters derived from his extensive experience in the financial services industry. As a Swiss company, Chubb benefits specifically from Mr. Steimer being a Swiss citizen and resident, and his insight into the Swiss commercial and insurance arenas provides valuable perspective to the Board.

Chubb Limited 2016 Proxy Statement    25

Agenda Item 5

James M. Zimmerman

Retired Chairman and Chief Executive Officer, Federated Department Stores, Inc. (Macy’s)

Age: 72

Years of Service: 1

(joined Board as of the closing

of the Chubb Corp. acquisition)

Committee Memberships:

Nominating & Governance

James M. Zimmerman formerly served as Chairman and Chief Executive Officer of Federated Department Stores, Inc. (Macy’s). Mr. Zimmerman was Chairman of the Board of Federated from February 2003 until January 2004, Chairman and Chief Executive Officer from May 1997 to February 2003, and President and Chief Operating Officer from March 1988 to May 1997. He began his career with Federated in 1965 after graduating from Rice University in Houston, Texas. Mr. Zimmerman is also currently a member of the board of directors of Fossil, Inc. and within the last five years was a member of the board of directors of Furniture Brands International. From 2008 to 2016, Mr. Zimmerman was a member of the board of directors of Chubb Corp. and served as its Lead Director and as a member of its Executive Committee and Organization & Compensation Committee at the time of the closing of the merger with the Company.

Skills and Qualifications:

Mr. Zimmerman brings significant experience to the Board through his roles as Chairman and Chief Executive Officer of a major public company and his outside board service and business activities. In addition, Mr. Zimmerman’s familiarity with Chubb Corp. as a result of his service on the Chubb Corp. board and role as its Lead Director is valuable to the oversight of the combined company.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to elect each of the above nominees in this agenda item.

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above nominees.

26    Chubb Limited 2016 Proxy Statement

Agenda Item 6

Election of the Chairman of the Board of Directors

Agenda Item

Our Board of Directors is asking shareholders to elect Evan G. Greenberg as Chairman of the Board of Directors until our next annual general meeting.

Explanation

Under the Minder Ordinance and our Articles of Association, the authority to elect the Chair of our Board of Directors is vested with our shareholders, who elect a Chair from the directors elected under Agenda Item 5.

With the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated our current Chairman, Mr. Evan G. Greenberg, for election by shareholders as the Chairman of the Board of Directors until our next annual general meeting. Biographical information regarding Mr. Evan G. Greenberg may be found under Agenda Item 5, the election of directors.

Mr. Greenberg has served as our Chairman since 2007, a period of sustained success for the Company. Under his leadership, the Company has created superior shareholder value. Between 2008, his first full year as Chairman, and 2015, our book value per share grew at a compound annual growth rate (CAGR) of 11.1 percent and our tangible book value per share CAGR was 12.4 percent.

For the year ended December 31, 2015, the Company delivered excellent financial results, including record P&C underwriting performance, nearly 8 percent global P&C premium growth on a constant-dollar basis and an operating return on equity of 11.5 percent. The Company also advanced its strategic and operational goals, including building greater presence and capabilities in faster-growing market segments as well as increasing diversification by geography, product, customer and distribution. In 2015, the company announced the transformational acquisition of Chubb Corp., which was completed on January 14, 2016. This established Chubb Limited as the world’s largest publicly traded property and casualty insurance company.

Annual Board Review of Leadership Structure

Each year, the Board of Directors reviews its leadership structure. The Board of Directors (with Mr. Greenberg abstaining) has unanimously agreed that it is in the best interest of the Company and shareholders for Mr. Greenberg to continue in his role as Chairman of the Board for the upcoming year. The Board believes he has the skills and experience to best perform both roles at this time.

Board Leadership: Our Independent Lead Director

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert Hernandez. Our Board structure provides for a strong Lead Director position, to promote and foster strong director independence. The Lead Director provides a forum for independent director deliberation and feedback and helps assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties.

At every regular Board meeting, the Lead Director presides over an executive session with only the independent directors present. Our Nominating & Governance Committee, and the entire Board of Directors, regularly reviews our Board leadership structure, and in particular examines and reaffirms the significant authority and powers of our Lead Director. See “Corporate Governance—Board Leadership Structure” on page 56 of this proxy statement for more details.

Chubb Limited 2016 Proxy Statement    27

Agenda Item 6

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the election of Evan Greenberg as the Chairman of the Board of Directors.

28    Chubb Limited 2016 Proxy Statement

Agenda Item 7

Election of the Compensation Committee of the Board of Directors

Agenda Item

Our Board of Directors is asking shareholders to elect each of the director nominees Michael P. Connors, Mary A. Cirillo, Robert M. Hernandez, Robert Scully and James M. Zimmerman individually as members of the Compensation Committee until our next annual general meeting.

Explanation

Under the Minder Ordinance and our Articles of Association, authority to elect the members of the Compensation Committee of our Board of Directors is vested with our shareholders, who elect members of the Compensation Committee from the directors elected under Agenda Item 5.

Upon the recommendation of our Nominating & Governance Committee, our Board of Directors has nominated a slate of five nominees for election at the Annual General Meeting to the Compensation Committee of our Board of Directors until our next annual general meeting. Each of Michael P. Connors, Mary A. Cirillo and Robert M. Hernandez is currently serving on the Compensation Committee. Robert

Scully and James M. Zimmerman are new nominees to the Compensation Committee. Biographical information regarding each of the nominees may be found under Agenda Item 5, the election of directors.

The Board of Directors has unanimously agreed that service by each nominee to the Compensation Committee is in the best interest of the Company and the shareholders. Each of the nominees has been determined by the Nominating & Governance Committee and the Board of Directors to satisfy the Company’s Categorical Standards of Independence and related rules of the NYSE.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to elect each of the above nominees in this agenda item.

The Board of Directors recommends a vote “FOR” each of the above nominees to be elected to the Compensation Committee of the Board of Directors.

Chubb Limited 2016 Proxy Statement    29

Agenda Item 8

Election of Homburger AG as Independent Proxy

Agenda Item

Our Board of Directors is asking shareholders to elect Homburger AG as the Company’s independent proxy until the conclusion of our next annual general meeting.

Explanation

Under the Minder Ordinance and our Articles of Association, shareholders have the authority to elect an independent proxy. The Minder Ordinance does not permit other forms of institutional proxies such as corporate proxies (appointing an officer or another representative of the Company), or depositary bank representatives as defined under Swiss law.

The independent proxy’s main task is to exercise the voting rights granted to it by shareholders in accordance with shareholder instructions. The independent proxy will not make statements, submit proposals or ask questions of the Board of Directors on behalf of shareholders.

Our Board of Directors has recommended that Homburger AG, Prime Tower, Hardstrasse 201, PO Box 314, CH-8037 Zurich, Switzerland be elected as our independent proxy until the conclusion of our next annual general meeting. Homburger AG is a Swiss law firm.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

The Board of Directors recommends a vote “FOR” the election of Homburger AG as independent proxy.

30    Chubb Limited 2016 Proxy Statement

Agenda Item 9

Amendment to the Articles of Association Relating to Authorized Share Capital for General Purposes

Agenda Item

Our Board of Directors is asking shareholders to approve an amendment to Article 6(a) of the Articles of Association to authorize our Board of Directors to increase the Company’s share capital within two years following the Annual General Meeting to a maximum amount equal to CHF 4,830,000,000, which amount would be divided into 200,000,000 shares.

Explanation

Our shareholders last approved authorized share capital for general purposes (CHF 3,984,750,000 or 165,000,000 Common Shares) at an extraordinary general meeting held on October 22, 2015 in connection with the acquisition of Chubb Corp. With shareholder approval, we issued approximately 137 million Common Shares as non-cash consideration in connection with the completion of the acquisition, which occurred on January 14, 2016. Under Swiss law, shareholder authorization for share capital only lasts for two years, so our remaining authorized share capital expires on October 22, 2017.

As a result of the issuances made for the Chubb Corp. acquisition and in order to ensure that we have the capacity to issue sufficient Common Shares in the future, we are seeking to amend Article 6(a) of the Articles of Association to provide for an increased amount of authorized share capital, which would be available until May 19, 2018.

Our Board last recommended authorized share capital at an annual general meeting in 2014 for 140,000,000 shares (amounting to approximately 40.9% of our then-outstanding share capital). Our Board’s current authorized share capital request amounts to approximately 41.7% of our currently outstanding share capital. Therefore the current request to shareholders is consistent with prior authorized share capital requests.

The authorized share capital approved pursuant to this agenda item, or as may otherwise be approved by our shareholders, will be available for issuance at such times and for such purposes as our Board of Directors may deem advisable without further action by shareholders, except as may be required by applicable laws or regulations, including NYSE requirements. For example, the additional authorized share capital will be available for issuance in connection with financings, acquisitions of other companies, stock dividends, raising capital following significant catastrophes that would otherwise have a material effect on Chubb’s balance sheet or financial condition, or other corporate purposes.

We believe this is an important step to help ensure that our Board of Directors can adapt and react to a changing economic climate, business challenges including increased catastrophes, and opportunities in capital and other relevant markets. The authorized share capital provision provides flexibility to account for potential risks and uncertainties inherent in the insurance business and is more consistent with the Company’s global peers. Except for Common Shares issuable pursuant to the Company’s employee benefit programs, the Company at this time does not have any current plans or commitments to issue Common Shares. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company and its shareholders.

If this agenda item is approved, we would nevertheless seek shareholder approval for share issuances to the extent required under NYSE rules. Under current NYSE rules, shareholder approval is generally required to issue Common Shares or securities convertible into or exercisable for Common Shares in one or a series of related transactions if such Common Shares represent 20 percent or more of the voting power or outstanding Common Shares of the Company before that issuance. However, Common Shares issued for cash in a public offering are excluded from this shareholder approval requirement, as are Common Shares issued for cash in a private offering at a price at least equal to both the book value and market value of the Common Shares. NYSE rules also require shareholder approval for an issuance of shares that would result in a change of control of the Company, as well as for stock issuances in connection with certain benefit plans or related party transactions. The NYSE stockholder approval requirement for the Chubb Limited 2016 Long-Term Incentive Plan is being sought at the Annual General Meeting pursuant to Agenda Item 10.

In addition to any NYSE requirements, if shareholders approve this agenda item, the Company will nevertheless undertake not to issue more than 92,000,000 shares (approximately 19.9% of our Common Shares outstanding) pursuant to Article 6 during the two-year period that the share capital authorization contained in Article 6 remains in effect without either providing Chubb’s shareholders with the opportunity to exercise preemptive rights or seeking

Chubb Limited 2016 Proxy Statement    31

Agenda Item 9

specific shareholder approval for such issuance. This undertaking by Chubb applies only to Common Shares issued pursuant to the authorization of share capital for general purposes set forth in Article 6, and not to Common Shares issued pursuant to conditional share capital authorizations that otherwise exist under the Articles of Association.

As a Swiss company, Chubb Limited is required to submit both the English and the (authoritative) German versions of the proposed amendment to its Articles of Association, pursuant to which Article 6(a) of the Articles of Association would read as follows:

“Artikel 6 Genehmigtes Kapital zu allgemeinen Zwecken

(a)	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 19. Mai 2018 im Maximalbetrag von CHF 4’830’000’000 durch Ausgabe von höchstens 200’000’000 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 24.15 je Aktie zu erhöhen.

[(b)–(d)bleiben unverändert.]”

“Article 6 Authorized Share Capital for General Purposes

(a)	The Board of Directors is authorized to increase the share capital from time to time until May 19, 2018 by an amount not exceeding CHF 4,830,000,000 through the issue of up to 200,000,000 paid up registered shares with a nominal value of CHF 24.15 each.

[(b)–(d)remain unchanged.]”

As noted above, the authorized share capital allows the Company to limit or withdraw its shareholders’ preemptive rights in specified and limited circumstances. Article 6 of the Articles of Association contains the following paragraphs, which remain unchanged:

“(b)	Increases through firm underwriting or in partial amounts are permitted. The issue price, the date of dividend entitlement, the type of consideration (including the contribution or underwriting in kind) as well as the allocation of non-exercised preemptive rights shall be determined by the Board of Directors.

(c)	The Board of Directors is authorized to exclude the preemptive rights of the shareholders and to allocate them to third parties in the event of the use of shares for the purpose of (1) mergers, acquisitions of enterprises or participations, financing and/or refinancing of such mergers and acquisitions and of other investment projects (including by way of private placements), (2) to improve the regulatory capital position of the company or its subsidiaries (including by way of private placements), (3) broadening the shareholder constituency or (4) for the purpose of the participation of employees.

(d)	The subscription and acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Article 8 of the Articles of Association.”

What Happens If Shareholders Do Not Approve This Amendment to the Articles of Association?

If the shareholders do not approve this proposal, the Board will consider the reasons that the shareholders did not approve the proposal, if known, and will seek shareholder reconsideration of the proposal or a revised proposal at next year’s annual general meeting. Alternatively, the Board may call an extraordinary general meeting of the shareholders for reconsideration of the proposal or a revised proposal.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of two-thirds of the votes present (in person or by proxy) at the Annual General Meeting is required to approve this agenda item.

The Board recommends a vote “FOR” the approval of the amendment to the Articles of Association relating to authorized share capital for general purposes.

32    Chubb Limited 2016 Proxy Statement

Agenda Item 10

Approval of the Chubb Limited 2016 Long-term Incentive Plan

Agenda Item

Our Board of Directors is asking shareholders to approve the proposed Chubb Limited 2016 Long-Term Incentive Plan (LTIP). The following summary of the LTIP is qualified in its entirety by the complete text of the LTIP contained in Annex A.

Explanation

On February 25, 2016, our Board of Directors adopted the Chubb Limited 2016 Long-Term Incentive Plan, which we refer to as the LTIP, subject to shareholder approval at the Annual General Meeting. Equity compensation has always been an important component of our executive, employee and director compensation programs. We believe it aligns employee and director compensation with shareholder interests and properly defers value to the medium- or long-term. Approving the LTIP would allow our Board to attract and retain key employees, provide them competitive compensation, adapt to evolving compensation practices and account for the growth of Chubb and its employees.

Upon shareholder approval, the LTIP will replace the ACE Limited 2004 Long-Term Incentive Plan, which we refer to as the ACE LTIP, as well as Chubb Corp.’s legacy equity compensation plan, The Chubb Corporation Long-Term Incentive Plan (2014), which we refer to as the Chubb Corp. LTIP. The LTIP is substantially similar to the ACE LTIP in its operation and the types of awards that may granted, and has been updated primarily to increase the amount of stock-based equity compensation reserved for issuance and to reflect current best practices in stock-based compensation programs.

The LTIP reserves 19.5 million shares for delivery pursuant to grants made to eligible employees, directors and consultants of Chubb and its subsidiaries. In light of Chubb’s acquisition of Chubb Corp., which had approximately 10,000 employees, we do not have sufficient shares remaining for future grants in accordance with our equity compensation program. Although shares remain available for future grants pursuant to the Chubb Corp. LTIP, those grants can only be made to those who were employees of Chubb Corp. or its subsidiaries prior to the acquisition. In order to be able to make future grants to all of our eligible employees and directors, the Board adopted the LTIP.

Following shareholder approval of the LTIP, we will not make any additional grants under either the ACE LTIP or Chubb Corp. LTIP.

The practical impact of reserving 19.5 million shares will be to give our Board discretion to grant awards under the LTIP for at least three years before another shareholder vote would be required. This estimate is based on our rate of annual grants in the past, and assumes future grants are consistent with our past practice, adjusted to reflect the increase in employees eligible under the LTIP following the Chubb Corp. acquisition, anticipated growth of the Company and other relevant factors.

It is our practice to make annual equity awards to a large group of our employees (approximately 3,900 individuals in 2016)—not a small group of key executives—which makes the LTIP an important part of our compensation program. We expect that equity awards will continue to be reasonably stable and largely based on performance factors set forth in this proxy statement, and we will continue to comply with SEC and NYSE requirements, such as proxy disclosure requirements, for stock plans. The LTIP has additional safeguards, including limits on annual grants to individuals, prohibitions on option repricing and below-grant date fair market value option exercise prices, and minimum vesting provisions for all awards. We also strongly link employee and equity compensation to our financial results. We believe our historical equity award practices directly contribute to successful financial performance, and our financial performance and strength provide the rationale for historical and anticipated grant amounts.

To enable us to grant performance-based compensation that is exempt from the $1 million limit on tax-deductible compensation, the performance measures of the LTIP must be submitted to and approved by our shareholders. Shareholder approval of the LTIP will constitute approval of these performance measures.

The LTIP became effective February 25, 2016, which we refer to as the Effective Date, and will continue in effect until terminated by the Board, but no new awards may be granted after February 25, 2026. Any awards that are outstanding after LTIP termination will remain subject to the terms of the LTIP.

Chubb Limited 2016 Proxy Statement    33

Agenda Item 10

As reflected in Article 5 of our Articles of Association, our shareholders approved a reserve of 33,000,000 shares of “conditional share capital” (of which 25,410,929 shares remain available) in connection with our redomestication to Switzerland in July 2008, providing a pool of shares with respect to which the Board of Directors may authorize the issuance of option rights to Chubb’s employees, directors and consultants. Our Articles of Association, as revised last year due to Minder Ordinance requirements, also require that equity grants to our Executive Management consist of instruments permitted by an equity plan that has been approved by our shareholders. The LTIP is being submitted to shareholders, despite the previous authorization of conditional share capital, to comply with applicable tax laws, NYSE requirements and our Articles of Association.

Shares Remaining Available under the Legacy ACE and Legacy Chubb Corp. Plans and Summary of Awards Granted on February 25, 2016

On February 25, 2016, we granted 1,636,290 restricted stock awards and 291,843 restricted stock units to employees of Chubb and its subsidiaries with a grant date fair value of $118.39. We also granted 1,927,857 stock options at an exercise price of $118.39.

As of February 29, 2016, there were 463,807,984 Common Shares outstanding. At that date, there were a total of 722,054 Common Shares that remained available for future issuance under the ACE LTIP, and, under the Chubb Corp. LTIP, there were 8,971,300 shares available for future issuance to former employees of Chubb Corp. and its subsidiaries.

The number of Common Shares to be issued under legacy ACE and legacy Chubb Corp. plans on February 29, 2016, upon exercise of outstanding options, warrants, and rights, was 11,784,966, with a weighted-average exercise price of outstanding options, warrants, and rights of $85.23 and a weighted average remaining contractual term of 6.6 years.

Outstanding unvested restricted stock and unvested restricted stock units were 3,964,020 and 817,611, respectively. Under the current ACE LTIP limit, 21,292 full value awards remained available for future issuance. As of February 29, 2016 there were 1,808,151 restricted stock units, 1,237,457 performance units at maximum target of 100 percent payout and 857,940 deferred units outstanding under legacy Chubb Corp. plans.

The LTIP, together with the ACE LTIP and the Chubb Corp. LTIP, are the only plans under which we are currently authorized to issue equity grants to employees and directors of Chubb or its subsidiaries, as well as consultants and other persons providing services to Chubb or its subsidiaries. Following shareholder approval of the LTIP, we will not make any additional grants under either the ACE LTIP or Chubb Corp. LTIP. In addition, we maintain our employee stock purchase plan, discussed below, which allows eligible participants to purchase Common Shares.

Purpose of the LTIP

As described more generally above, the purpose of the LTIP is to:

•	attract and retain persons eligible to participate in the LTIP;

•	create a link between recent performance, compensation and the enhancement of long-term shareholder return;

•	motivate eligible individuals to whom awards under the LTIP will be granted, who we refer to as the Participants, by means of appropriate incentives, to achieve long-range goals;

•	provide incentive compensation opportunities that are competitive with those of other similar companies; and

•	further align Participants’ interests with those of our other shareholders through compensation that is based on our Common Shares.

The LTIP promotes the long-term financial interest of Chubb and its subsidiaries, including the growth in value of Chubb’s equity and enhancement of long-term shareholder return. The LTIP also serves to set parameters and describe for shareholders terms under which the Board is permitted to issue shares out of previously-approved conditional share capital to employees, directors and consultants.

We use equity-based compensation granted under our long-term incentive plans as a key element of our executives’

compensation packages, and each year we disclose the prior year grants to and other compensation of our named executive officers in our proxy statement and of our Executive Management in our Swiss Compensation Report. We believe the LTIP assists with linking executives’ overall compensation opportunities to the enhancement of long-term shareholder return. Additionally, we have previously established a set of guidelines aimed at increasing officer and director Common Share ownership. Approval of the LTIP will help achieve this goal and is necessary in order for Chubb to continue making equity awards to employees and directors at competitive levels.

The LTIP provides for the grant of non-qualified and incentive stock options, stock appreciation rights, which we refer to as SARs, full value awards and cash incentive awards. The flexibility inherent in the plan permits the Board to change the type, terms and conditions of awards as circumstances may change. We believe that this flexibility and the resulting ability to more affirmatively adjust the nature and amounts of executive compensation are particularly important for our industry and to a global company such as ours, given the volatility of the public markets and reactions to economic and world events. Equity compensation, which aligns the interests of executives and our shareholders, is an important tool for our Board.

34    Chubb Limited 2016 Proxy Statement

Agenda Item 10

General Terms of the LTIP

The LTIP is administered by a committee, which we refer to as the Committee, of two or more Board members selected by the Board. The Committee’s functions will be performed by the Compensation Committee. The Committee selects the Participants, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee may delegate all or any portion of its responsibilities or powers under the LTIP to persons selected by it. If the Committee does not exist or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the LTIP that would otherwise be the responsibility of the Committee.

If the LTIP is approved by shareholders, the maximum number of shares that may be delivered to Participants and their beneficiaries under the LTIP will be (i) 19.5 million Common Shares; plus (ii) Common Shares that have not been previously delivered pursuant to the ACE LTIP and remain available for grant, including shares represented by awards granted under the ACE LTIP that are forfeited, expire or are canceled after the Effective Date without delivery of Common Shares (or which result in the forfeiture of Common Shares back to Chubb). Any Common Shares covered by an award that are not delivered to a Participant or beneficiary because the award is forfeited or canceled shall not be deemed to have been delivered for this purpose. However, subject to the preceding sentence, the total number of shares covered by an award granted under the LTIP or granted after July 10, 2008 pursuant to the ACE LTIP will in each case be treated as delivered for this purpose to the extent payments or benefits are delivered to the Participant with respect to such shares.

Accordingly (i) if an award denominated in Common Shares is settled in cash, the total number of shares with respect to which such payment is made shall be considered to have been delivered; (ii) if shares covered by an award are used to satisfy the applicable tax withholding obligation, the number of shares held back by Chubb to satisfy such withholding obligation shall be considered to have been delivered; (iii) if the exercise price of any option granted under the ACE LTIP is satisfied by tendering Common Shares to Chubb (including shares that would otherwise be distributable upon the exercise of the option), the number of shares tendered to satisfy such exercise price shall be considered to have been delivered; (iv) if cash or Common Shares are delivered in settlement of the exercise of an SAR, the total number of shares with respect to which such SAR is exercised shall be deemed delivered; and (v) if we repurchased shares with proceeds received from the exercise of an option issued under the LTIP or ACE LTIP, the total number of shares repurchased shall be deemed delivered.

If the LTIP is approved by shareholders, the maximum number of shares that may be delivered to Participants and their beneficiaries under the LTIP as full value awards will be 9.75 million shares. Notwithstanding the minimum vesting limitations described below with respect to options, SARs, and full value awards, the Committee may grant a certain number of options, SARs and full value awards that are not subject to such minimum vesting provisions. The total aggregate number of Common Shares subject to options, SARs, and full value awards granted pursuant to the LTIP that are not subject to such minimum vesting limitations may not exceed five percent of the limit of the total number of Common Shares that may be delivered under the LTIP.

The following additional limits apply to awards under the LTIP:

•	the maximum number of Common Shares that may be delivered to Participants with respect to incentive stock options shall be 19.5 million shares;

•	the maximum number of Common Shares that may be covered by options and SARs granted to any one Participant in any one calendar year may not exceed 500,000 shares;

•	for full value awards that are intended to be performance-based compensation (as described below), no more than 250,000 Common Shares may be delivered pursuant to awards granted to any Participant during any one calendar year; and

•	the maximum amount of cash incentive awards intended to be “performance-based compensation” payable to any one Participant with respect to any performance period equals $1,000,000 multiplied by the number of calendar months included in the performance period.

The Common Shares with respect to which awards may be made under the LTIP shall be:

•	shares currently authorized but unissued;

•	to the extent permitted by applicable law, currently held or acquired by Chubb as treasury shares, including shares purchased in the open market or in private transactions; or

•	shares purchased in the open market (as determined by the Chairman and Chief Executive Officer or any executive officer of Chubb) by a direct or indirect wholly-owned subsidiary of Chubb (and Chubb may contribute to the subsidiary an amount sufficient to accomplish the purchase of the shares to be so acquired).

At the discretion of the Committee, an award under the LTIP may be settled in cash rather than Common Shares. The closing price for our Common Shares on the NYSE on March 17, 2016 was $120.99 per share.

The Committee may use Common Shares available under the LTIP as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of Chubb or a subsidiary, including the plans and arrangements of Chubb or a subsidiary assumed in business combinations.

In the event of a corporate transaction involving Chubb (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization,

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Agenda Item 10

reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include:

•	adjustment of the number and kind of shares which may be delivered under the LTIP;

•	adjustment of the number and kind of shares subject to outstanding awards;

•	adjustment of the exercise price of outstanding options and SARs; and

•	any other adjustments that the Committee determines to be equitable, which may include, without limitation:

–	replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and

–	cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option, the amount of such payment may be the excess of value of the Common Shares subject to the option at the time of the transaction over the exercise price.

Awards under the LTIP are not transferable except as designated by the Participant by will or by the laws of descent and distribution, and except for transfers without consideration to the extent permitted by the Committee.

Eligibility

All employees and directors of Chubb or its subsidiaries, as well as consultants and other persons providing services to Chubb or its subsidiaries, are eligible to become Participants in the LTIP, except that non-employees may not be granted incentive stock options. Additionally, all awards granted to directors of Chubb shall be granted in accordance with our Articles of Association and Swiss law.

As of February 29, 2016, Chubb and its subsidiaries had approximately 31,000 employees.

Options

The Committee may grant an incentive stock option or non-qualified stock option to purchase Common Shares at an exercise price determined under the option. Except as described below, the exercise price for an option shall not be less than the fair market value of the Common Shares at the time the option is granted. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to Chubb as consideration for the grant of a replacement option or SAR with a lower exercise price, except as approved by our shareholders or as adjusted for corporate transactions described above.

No option shall be surrendered to Chubb in consideration for a cash payment or grant of any other award if at the time of such surrender the exercise price of such option is greater than the then current fair market value of a Common Share, except as approved by our shareholders. In addition, the Committee may grant options with an exercise price less than the fair market value of the Common Shares at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced. No dividend equivalents may be granted under the LTIP with respect to any option.

The option shall be exercisable in accordance with the terms established by the Committee, but in no event shall an option become exercisable or vested prior to the first anniversary of the date of grant (subject to acceleration, to the extent provided by the Committee, in the event of death, disability, retirement, change in control or involuntary termination). The full purchase price of each Common Share purchased upon the exercise of any option shall be paid at the time of exercise of an option. Except as otherwise determined by the Committee, the purchase price of an option shall be payable in cash, Common Shares (valued at fair market value as of the day of exercise), including shares of stock otherwise distributable on the exercise of the option, or a combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an option as the Committee determines to be desirable. In no event will an option expire more than ten years after the grant date.

Stock Appreciation Rights

An SAR entitles the Participant to receive the amount (in cash or Common Shares) by which the fair market value of a specified number of Common Shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR shall not be less than the fair market value of the Common Shares at the time the SAR is granted or, if less, the exercise price of the tandem option. The exercise price of an SAR may not be decreased after the date of grant nor may an SAR be surrendered to Chubb as consideration for the grant of a

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replacement option or SAR with a lower exercise price, except as approved by our shareholders or as adjusted for corporate transactions described above. No SAR shall be surrendered to Chubb in consideration for a cash payment or grant of any other award if at the time of such surrender the exercise price of such SAR is greater than the then current fair market value of a Common Share, except as approved by our shareholders.

In addition, the Committee may grant SARs with an exercise price less than the fair market value of the Common Shares at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced. The Committee may grant an SAR independent of any option grant and may grant an option and SAR in tandem with each other, and SARs and options granted in tandem may be granted on different dates but may have the same exercise price.

The SAR shall be exercisable in accordance with the terms established by the Committee, but in no event shall an SAR become exercisable or vested prior to the first anniversary of the date of grant (subject to acceleration, to the extent provided by the Committee, in the event of death, disability, retirement, change in control or involuntary termination). The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an SAR as the Committee determines to be desirable. In no event will an SAR expire more than ten years after the grant date. No dividend equivalents may be granted under the LTIP with respect to any SAR.

Full Value Awards

The following types of “full value awards” may be granted, as determined by the Committee:

•	the Committee may grant awards settling in Common Shares that may be in return for previously performed services or in return for the Participant surrendering other compensation that may be due;

•	the Committee may grant awards settling in Common Shares that are contingent on, or subject to a risk of forfeiture or other restrictions that lapse upon, the achievement of performance or other objectives during a specified period; and

•	the Committee may grant awards settling in Common Shares subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant.

Any such awards shall be subject to such conditions, restrictions and contingencies as the Committee determines. If the right to become vested in a full value award is conditioned on the completion of a specified period of service with Chubb or its subsidiaries, without achievement of performance measures (as described below) or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting will not be less than three years (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).

If the right to become vested in a full value award is conditioned on the achievement of performance targets or performance objectives, and without it being granted in lieu of other compensation, then the required performance period for determining the achievement of such performance targets or objectives will not be less than one year (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination). Dividends or dividend equivalents settled in cash or Common Shares may be granted to a participant in relation to a full value award with payments made either currently or credited to an account. No dividend or dividend equivalents granted in relation to a full value award that is subject to vesting conditioned on the achievement of performance targets or performance objectives shall be settled prior to the date such full value award (or applicable portion thereof) becomes vested and is settled.

Cash Incentive Awards

The Committee may grant cash incentive awards (including the right to receive payment of cash or Common Shares having the equivalent cash value) that may be contingent on achievement of a Participant’s performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

$1 Million Limit

A U.S. income tax deduction for Chubb will generally be unavailable for annual compensation in excess of $1 million paid to any of our most highly compensated officers (not more than five). However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that, generally, options and SARs granted under the LTIP will satisfy the requirements for “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code.

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Agenda Item 10

The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be performance-based compensation. Any such awards designated as intended to be performance-based compensation shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Internal Revenue Code. To satisfy the requirements that apply to performance-based compensation and continue the ability to grant performance-based compensation full value awards or cash incentive awards after the Annual General Meeting, we are requesting shareholder approval of the performance measures. Approval of the LTIP will constitute approval of the foregoing measures.

The performance measures that may be used for such awards shall be based on any one or more of the following Company, subsidiary, operating unit or division performance measures as selected by the Committee:

•	tangible book value per common share outstanding;

•	gross premiums written;

•	net premiums written;

•	net premiums earned;

•	net investment income;

•	losses and loss expenses;

•	underwriting and administrative expenses;

•	operating expenses;

•	cash flow(s);

•	operating income;

•	earnings before interest and taxes;

•	net income;

•	stock price;

•	dividends;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or

•	any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets.

Change in Control

The LTIP provides that the occurrence of a change in control shall have the effect, if any, with respect to an award as determined by the Committee. For the purposes of the LTIP, a “change in control” is generally deemed to occur when:

•	any person becomes the beneficial owner of 50 percent or more of Chubb’s voting stock;

•	the majority of the Board consists of individuals other than members of the Board on the Effective Date of the LTIP, who we refer to as Incumbent Directors (any person becoming a director subsequent to the Effective Date whose election or nomination for election was supported by three-quarters of the Incumbent Directors will also be considered an Incumbent Director);

•	Chubb adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;
•	all or substantially all of the assets or business of Chubb are disposed of pursuant to a merger, consolidation or other transaction (unless our shareholders immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Chubb, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Chubb); or

•	Chubb combines with another company and is the surviving corporation but, immediately after the combination, Chubb shareholders immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company.

Amendment and Termination

The Board may amend or terminate the LTIP at any time. The Board or the Committee may amend any award granted under the LTIP, but no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. The Board may not amend the provision of the LTIP related to repricing without approval of shareholders or make any material amendments to the LTIP without shareholder approval. The LTIP will remain in effect as long as any awards under the LTIP remain outstanding, but no new awards may be granted after February 25, 2026, the tenth anniversary of the Effective Date.

United States Income Tax Considerations

The following is a brief description of the U.S. federal income tax treatment that will generally apply to awards under the

LTIP based on current U.S. income taxation with respect to Participants who are subject to U.S. income tax.

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Agenda Item 10

Non-Qualified Options. The grant of a non-qualified option will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Common Shares acquired over the exercise price for those shares. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such Common Shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the Participant. The exercise of an incentive stock option will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of Chubb or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is “disabled,” as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the Common Shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the Participant will have a basis in those shares equal to the fair market value of the Common Shares at the time of exercise.

If the Participant does not sell or otherwise dispose of the Common Shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such Common Shares to the Participant, then, upon disposition of such Common Shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the above holding period requirements are not met, the Participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the Common Shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an

SAR, the amount of cash or the fair market value of the Common Shares received will be taxable to the Participant as ordinary income. Gains and losses realized by the Participant upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Full Value Awards. A Participant who has been granted a full value award will not realize taxable income at the time of grant, provided that the Common Shares subject to the award are not delivered at the time of grant, or if the Common Shares are delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of Common Shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the Participant.

Withholding of Taxes. The Company may withhold amounts from Participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, Participants may have Common Shares withheld from awards or may tender previously owned Common Shares to the Company to satisfy tax withholding requirements. The Common Shares withheld from awards may only be used to satisfy the Company’s minimum statutory withholding obligation.

Tax Deduction. Chubb is not subject to U.S. income taxes. However, if an award is granted to a Participant employed by a subsidiary that is a U.S. taxpayer, the subsidiary generally will be entitled to a deduction equal to the amount of income includible in the Participant’s income.

A U.S. income tax deduction will generally be unavailable to Chubb for annual compensation in excess of $1 million paid to any of our most highly compensated officers (not more than five). However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. If a U.S. subsidiary has an employee who is among its most highly compensated officers, that subsidiary’s deduction will be subject to this limit. To preserve the deduction for the subsidiary, we have has designed the LTIP to enable awards thereunder to constitute “performance-based compensation” and not be counted toward the $1 million limit.

Change In Control. Any acceleration of the vesting or payment of awards under the LTIP in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Internal Revenue Code, which may subject the Participant to a 20 percent excise tax and preclude deduction by a subsidiary.

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Agenda Item 10

Tax Advice

U.S. Tax Advice. The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the LTIP. A Participant may also be subject to state and local taxes in connection with the grant of awards under the LTIP. We suggest that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Non-U.S. Tax Considerations. Participants subject to taxation in other countries should consult their tax advisor.

Authorized Securities under Equity Compensation Plans

The following table presents securities authorized for issuance under equity compensation plans at December 31, 2015. The following table does not include the shares available under the Chubb Corp. LTIP as the acquisition was not completed until January 14, 2016. For additional clarification, we have provided an additional table at January 31, 2016, following the table directly below, to reflect securities authorized for issuance under equity compensation plans on a post-acquisition basis.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	10,625,362	$78.40(2)	5,553,237

(1)	These totals include securities available for future issuance under the following plans:

i.	ACE Limited 2004 Long-Term Incentive Plan (ACE LTIP). A total of 38,600,000 Common Shares are authorized to be issued pursuant to awards made as options, stock appreciation rights, stock units, performance shares, performance units, restricted stock, and restricted stock units. The maximum number of shares that may be delivered to participants and their beneficiaries under the ACE LTIP shall be equal to the sum of: (i) 38,600,000 shares; and (ii) any shares that are represented by awards granted under the ACE Limited 1995 Long-Term Incentive Plan, the ACE Limited 1995 Outside Directors Plan, the ACE Limited 1998 Long-Term Incentive Plan, and the ACE Limited 1999 Replacement Long-Term Incentive Plan (which we collectively refer to as the Prior Plans) that are forfeited, expired, or are canceled after the effective date of the ACE LTIP of February 25, 2004 and prior to shareholder approval of the LTIP, without delivery of shares or which result in the forfeiture of the shares back to Chubb to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Plan. As of December 31, 2015, a total of 9,853,496 option awards, 663,412 restricted stock units awards and 108,454 performance unit awards are outstanding, and 4,509,342 shares remain available for future issuance under this plan. If the LTIP is approved by shareholders, no additional grants will be made pursuant to the ACE LTIP.

ii.	Employee Stock Purchase Plan. A total of 4,500,000 shares are authorized for purchase at a discount. As of December 31, 2015, 935,441 shares remain available for future issuance under this plan.

(2)	Weighted average exercise price excludes shares issuable under performance unit awards and restricted stock unit awards.

See Note 12 to the consolidated financial statements in our Annual Report on Form 10-K for further information regarding our equity compensation plans.

The following table presents securities authorized for issuance under equity compensation plans at January 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	15,389,673	$78.40(3)	14,479,325
Equity compensation plans not approved by security holders(2)	126,604

(1)	These totals include securities available for future issuance under the following plans:

i.	ACE Limited 2004 Long-Term Incentive Plan (ACE LTIP). For a description of the shares authorized under this plan, see footnote (1)(i) in the preceding table. As of January 31, 2016, a total of 9,770,822 option awards, 658,106 restricted stock units awards and 108,454 performance unit awards are outstanding, and 4,568,170 shares remain available for future issuance under this plan. If the LTIP is approved by shareholders, no additional grants will be made pursuant to the ACE LTIP.

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Agenda Item 10

ii.	Chubb Corporation Long-Term Incentive Plan (2014) (Chubb Corp. LTIP). As of January 31, 2016, a total of 339,896 option awards, 2,457,282 restricted stock unit awards, 1,269,508 performance unit awards (representing 100% of the aggregate target in accordance with the Chubb Corp. merger agreement) and 785,605 deferred stock unit awards are outstanding. There are 8,975,714 shares that remain available for future issuance under this plan. If the LTIP is approved by shareholders, no additional grants will be made pursuant to the Chubb Corp. LTIP.

iii.	Employee Stock Purchase Plan. A total of 4,500,000 shares are authorized for purchase at a discount. As of January 31, 2016, 935,441 shares remain available for future issuance under this plan.

(2)	These plans are the legacy Chubb Corp. CCAP Excess Benefit Plan and the Chubb Corp. Deferred Compensation Plan for Directors, under which no Common Shares are available for future issuance. The CCAP Excess Benefit Plan is a nonqualified, defined contribution plan and covers those participants in the CCAP (Chubb Corp.’s legacy 401(k) plan) and the ESOP (Chubb Corp.’s legacy employee stock ownership plan) whose total benefits under those plans are limited by certain provisions of the Internal Revenue Code. A participant in the CCAP Excess Benefit Plan is entitled to a benefit equaling the difference between the participant’s benefits under the CCAP and the ESOP, without considering the applicable limitations of the Internal Revenue Code, and the participant’s actual benefits under such plans. A participant’s excess ESOP benefit is expressed as Common Shares. Payments under the CCAP Excess Benefit Plan are generally made: (i) for excess benefits related to the CCAP, in cash annually as soon as practical after the amount of excess benefit can be determined; and (ii) for excess benefits related to the ESOP, in Common Shares as soon as practicable after the participant’s termination of employment. Allocations under the ESOP ceased in 2004. Accordingly, other than dividends, no new contributions are made to the ESOP or the CCAP Excess Benefit Plan with respect to excess ESOP benefits.

(3)	Weighted average exercise price excludes shares issuable under performance unit awards and restricted stock unit awards.

What Happens If Shareholders Do Not Approve This Proposal?

In the event of a negative vote on this agenda item by shareholders, the Board of Directors will take the vote of the shareholders into consideration and will continue to make awards under the ACE LTIP and the Chubb Corp. LTIP for so long as shares remain available for issuance.

Voting Requirement to Approve Agenda Item

The affirmative “FOR” vote of the majority of the votes cast (in person or proxy) at the Annual General Meeting (such that the number of votes cast in favor of the agenda item exceeds the aggregate of votes cast against the agenda item plus abstentions), not counting broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the approval of the Chubb Limited 2016 Long- Term Incentive Plan.

Chubb Limited 2016 Proxy Statement    41

Agenda Item 11

Approval of the Maximum Compensation of the Board of Directors and Executive Management

11.1 Compensation of the Board of Directors until the Next

Annual General Meeting

Agenda Item

Our Board of Directors is asking shareholders to approve a maximum total of $4.9 million in aggregate compensation for the members of the Board of Directors until the 2017 annual general meeting.

Explanation of Proposal

All compensation to directors (other than Mr. Greenberg, who does not receive compensation for his service as a director) from the date of the Annual General Meeting through the 2017 annual general meeting is subject to this maximum aggregate amount. This includes all annual retainer fees, committee chair fees and equity awards provided to the directors. It also includes the value of dividend equivalents paid with respect to certain outstanding deferred restricted stock units (which we stopped granting in 2009) held by some of our longer-serving directors, and certain other payments described in the 2015 Director Compensation table in this proxy statement.

The requested $4.9 million represents a 1% increase from current maximum aggregate authorized Board of Directors compensation, which comprises (i) $4.2 million requested and approved at last year’s annual general meeting; and

(ii) $650,000 requested and approved at our October 2015 extraordinary general meeting to compensate Ms. Burke and Messrs. Cash, Kellner and Zimmerman from the time they joined the Board following the completion of the merger until the Annual General Meeting.

The requested $4.9 million reflects the increase in the size of our Board by three directors in net total compared to last year’s annual general meeting, as four new directors were elected at our October 2015 extraordinary general meeting, effective upon the closing of the acquisition of Chubb Corp., and one director is retiring at the expiration of his term as of the Annual General Meeting. The requested amount also represents an estimate for the dividend equivalents and other payments described above similar to last year’s, and a small cushion to permit per-meeting fees in case of special Board meetings as described in our Director Compensation Parameters.

Explanation of Swiss Requirement

Swiss law and our Articles of Association require shareholders to ratify, on an annual basis and in a separate binding vote, the maximum aggregate amount of compensation that can be paid, granted or promised to the Board of Directors.

Q&A Relating to Shareholder Ratification of the Maximum Aggregate Compensation

of the Board

For which period does the Board compensation approval apply?	The approval applies to compensation for the period from the Annual General Meeting until the end of the next annual general meeting.

What does the maximum aggregate compensation amount include?	The maximum includes a lump sum amount for all potential compensation elements for the period, including: • Annual retainers • Committee chair fees • Attendance fees • Equity awards

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Agenda Item 11

Where can I find more information about director compensation?

For reference, the amounts of compensation paid to directors in 2015 can be found in the “Director Compensation” section beginning on page 65 of this proxy statement. Under the Minder Ordinance, we also publish an audited annual compensation report, the Swiss Compensation Report, which is included within our Annual Report. These documents are available to shareholders in their proxy materials.

What process does the Company use to determine the maximum aggregate compensation amount?

Our Board determined the maximum aggregate amount by considering amounts paid under our Director Compensation Parameters, along with the addition of four new directors to our Board at the closing of the acquisition of Chubb Corp. and the retirement of one director at the expiration of his term as of the Annual General Meeting, by estimating an amount for dividend equivalents paid with respect to certain outstanding deferred restricted stock units (which we stopped granting in 2009) held by some of our longer-serving directors, and by adding a small cushion to permit per-meeting fees to be paid in accordance with our Director Compensation Parameters in case of additional meetings, should they be necessary. For more information please see the “Explanation of Proposal” above.

Who determines the actual compensation for each individual Board member?

The Board or the Nominating & Governance Committee determine the actual individual compensation of each member of the Board, subject to the maximum aggregate compensation amounts ratified by the shareholders.

Board of Directors Role and Compensation

Chubb’s Board of Directors represents shareholder and other stakeholder interests through overall management of the Company and its operations. The Board reviews and approves the Company’s strategy and supports disciplined execution of these goals, contributing significantly to Chubb’s continued growth and outstanding short-term and long-term financial performance.

Board members, with the exception of the CEO, are not employees of the Company and receive fixed compensation for their role as directors, committee members and committee chairs. Board member compensation is not tied to the achievement of specific corporate results or performance targets. Instead, the amounts paid are based on the U.S. market for Board membership of similarly-sized companies within the insurance industry.

Process Used to Determine Maximum Aggregate Compensation for the Board of Directors, Outside Consultant Survey and Analysis of Director Compensation

In February 2016 the Nominating & Governance Committee retained Pay Governance to provide a survey and analysis of Board of Directors compensation, including a comparison of our compensation structure to that of our competitors and other insurance and similarly sized companies.

Our Nominating & Governance Committee considered the Pay Governance survey and analysis, together with other considerations particular to the Company, to set the Director Compensation Parameters in February 2016. At that time, the Nominating & Governance Committee approved the Director

Compensation Parameters with no changes. The Board does not expect to change the Director Compensation Parameters until it considers the maximum aggregate pool to be submitted for shareholder approval next year. The aggregate payout during the one-year period from the Annual General Meeting to the 2017 annual general meeting will be higher than the corresponding amount during calendar-year 2015 disclosed in the 2015 Director Compensation table in this proxy statement, because we had fewer directors during 2015 than we have nominated for the coming year.

What Happens If Shareholders Do Not Ratify the Maximum Aggregate Compensation Amount Proposed by the Board?

If shareholders do not ratify the maximum aggregate compensation amount proposed by the Board, then the proposed amendments to the Articles of Association require the Board to consider the results of the vote, other shareholder feedback and other matters in its discretion. Then the Board may submit a new proposal for approval of the maximum aggregate amount at next year’s annual general meeting or at an extraordinary general meeting of the shareholders. The Company may continue to pay compensation to the Board subject to the subsequent approval. The Board may also split proposals for approval by submitting proposals with respect to particular elements of compensation, shorter periods of time, or a more limited group of persons. However, rejection of this proposal could lead to material uncertainty with respect to the Company’s compensation arrangements and could detrimentally impact the Company’s ability to attract and retain directors.

Chubb Limited 2016 Proxy Statement    43

Agenda Item 11

Voting Requirement to Approve Agenda Items

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

Our Board of Directors recommends a vote “FOR” the approval of the maximum aggregate compensation for the members of the Board of Directors until the 2017 annual general meeting.

11.2 Compensation of Executive Management for the Next Calendar Year

Agenda Item

Our Board of Directors is asking shareholders to approve a maximum total of $44 million in aggregate compensation for the members of Executive Management for the next calendar year (2017).

Explanation of Proposal

Swiss law and our Articles of Association require our shareholders to ratify, on an annual basis and in a separate binding vote, the maximum aggregate amount of compensation that can be paid, granted or promised to the members of Executive Management. The aggregate amount of the compensation for Executive Management relates to the subsequent calendar year.

The maximum aggregate amount includes the total compensation to be paid, granted or promised to Executive Management for the next calendar year, including base salary, annual cash bonus and long-term equity awards, as well as Company contributions to retirement plans, perquisites and the value of other special services provided to Executive Management. The elements of compensation covered by this approval are described in Articles 23 and 24 of our Articles of Association. The annual cash bonus and long-term equity awards for 2017 are based on and subject to the Compensation Committee’s consideration of year-end financial results, and will be awarded in 2018 with respect to performance during calendar year 2017.

Chubb’s Executive Management is appointed by the Board, based on the applicable provisions of Swiss law and our Organizational Regulations.

In 2015 the Board determined Executive Management consisted of Evan G. Greenberg, Philip V. Bancroft, John W. Keogh, John J. Lupica, and Joseph F. Wayland. Shareholders approved at our 2015 annual general meeting a maximum total of $49 million in aggregate compensation for that Executive Management for 2016.

In 2016, following our acquisition of Chubb Corp. and in connection with management restructuring from that acquisition, the Board of Directors determined our Executive Management consists of four executives: Messrs. Greenberg, Bancroft, Keogh and Wayland.

The aggregate compensation for Messrs. Greenberg, Bancroft, Keogh and Wayland in 2015 was approximately $44.2 million. Please note, however, that 2015 aggregate compensation includes the special one-time long-term incentive equity awards granted by our Board in February 2016 to certain Company employees, including members of Executive Management, in recognition of their extraordinary efforts associated with the substantial additional work related to the pre-closing phase of the Chubb Corp. acquisition. These particular awards are described further in “Variable Compensation” in the Compensation Discussion & Analysis section of this proxy statement. Excluding these special awards, aggregate compensation for Messrs. Greenberg, Bancroft, Keogh and Wayland in 2015 was $36.3 million.

The proposed maximum aggregate compensation amount for the next calendar year was arrived at under the assumption and plan that 2017 compensation awards will be determined consistent in practice with determination of 2015 awards, exclusive of the special one-time long-term incentive equity awards described above. For illustrative purposes, an increase to 2015 total compensation for Executive Management (excluding the special one-time long-term incentive equity awards) of approximately 10 percent for 2016 and 10 percent for 2017 would result in total compensation of approximately $44 million in 2017. It is important for shareholders to understand that this example reflects only potential compensation and performance-based awards for 2016 and 2017.

The compensation principles adhered to by our Board and Compensation Committee are described in our Articles of Association and the Compensation Discussion & Analysis section of this proxy statement. A significant portion of compensation of Executive Management will remain “at-risk” or “variable” and dependent on Company and individual performance. At Chubb, base salary generally becomes a lesser percentage of overall compensation the more senior the position. We expect to continue this emphasis on at-risk compensation to align management and shareholder interests. Exclusive of the special one-time long-term incentive equity awards granted to the CEO and the other members of Executive Management, in 2015, 94 percent of CEO compensation and 84 percent of our other Executive Management compensation was at-risk, in the form of a variable bonus, stock options, restricted share grants and performance share awards.

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Agenda Item 11

Our approach to the Swiss-required Executive Management say-on-pay vote in this Agenda Item permits shareholders to vote on executive compensation relating to the upcoming year, while the U.S. SEC say-on-pay advisory vote in Agenda Item 12 provides shareholders an opportunity to vote looking back at actual compensation paid out to NEOs in the calendar year before the date of the proxy statement. In that sense, the U.S. SEC say-on-pay vote will provide additional accountability for the way we use the maximum amounts approved in advance via this Swiss Executive Management say-on-pay vote.

Maximum Aggregate Compensation Dependent Upon Company and Individual Performance

Maximum potential awards and payments at the top of applicable ranges will only be made if individual and Company performance meet performance thresholds set by the Board or Compensation Committee in accordance with the Articles of Association and the Company’s bonus and equity incentive plans. Equity awards will be valued at the fair value at the time of grant in accordance with Article 23(e) of our Articles of Association. Actual amounts realized by Executive Management will depend on various factors including our future stock price. Although the Company will not necessarily award the maximum aggregate amount of compensation, we request that our shareholders approve the maximum aggregate amount of $44 million in order to assure that the Company has the flexibility to reward superior performance and to respond to unforeseen circumstances that may arise in calendar year 2017.

Below are summary answers to certain questions that shareholders may have in connection with this proposal.

Q&A Relating to Shareholder Ratification of the Maximum Aggregate Compensation of Executive Management

For which period does Executive Management compensation approval apply?

The approval applies to compensation for the next calendar year (2017), including variable compensation that may be paid or granted in the year following the next calendar year based upon satisfaction of performance targets.

What does the maximum aggregate compensation amount include?	It includes a lump sum amount for all potential compensation elements for the period, including:
• Fixed Compensation – Base salary

•  Variable Compensation including:

    – Cash bonus

    – Long-term equity incentive awards

    – Retirement contributions

    – Additional personal benefits including limited perquisites and provisions for post-employment compensation

How is future compensation for 2017 valued for purposes of this requested approval?

The proposed maximum aggregate compensation amount for Executive Management will establish a budget to be used by the Board for Executive Management compensation for 2017. To calculate depletion of this budget and amounts remaining within the shareholder approved amount, cash payments will be valued at the amount actually paid for the various portions of compensation paid in cash; that is, the proposed amount does not factor in a discount to present value.

In accordance with Article 24(e) of our Articles of Association, equity awards will be valued at the fair value on the date of grant, which may be less than the full market value of the shares subject to particular awards. Equity awards may also be either less than or greater than the amount Executive Management ultimately realizes with respect to the awards upon their vesting, exercise or termination. Fair value for awards will be assessed as follows:

•  stock options: the applicable Black-Scholes value at the date of grant

•  time-based restricted share grants: 100% of the market value of the subject shares as of the date of grant

•  performance share awards: 50% of the market value of the shares subject to the entire award, inclusive of both the target awards and the premium awards as described elsewhere in this proxy statement.

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Agenda Item 11

In all cases, amounts actually realized by Executive Management for their equity awards could be less or more than the fair value at time of grant because the stock price for Chubb shares may increase or decrease between the date of grant and the date the shares actually vest, if they vest.

In addition to this potential for share price fluctuation, the fair value of stock options is less than 100% of the value of the shares subject to the options because the options have an exercise price equal to the market value on the date of grant. The fair value of performance shares is less than 100% of the value of the shares subject to the awards on the date of grant because the relevant performance hurdles, for both target awards and performance awards, may not be met. This means that members of Executive Management may realize less than the value of the target awards or no value at all should awards fail to meet performance hurdles. Amounts realized will only exceed the fair value on the date of grant if premium award shares subject to the awards actually vest (in the case of performance share awards) or if the share price on the date of exercise (net of exercise price, in the case of stock options) exceeds the share price at the time of grant.

In the Summary Compensation Table of this proxy statement and in our Swiss Compensation Report contained in the Annual Report, stock options are similarly valued at a Black-Scholes value, and performance shares are reflected at 50% of the value of the entire award (i.e., 100% of the value of the target award). The Summary Compensation Table also includes in a footnote information about the grant date full (potential) value of 2015 performance share awards for NEOs.

Who determines the actual compensation for each individual member of Executive Management?

The Board or the Compensation Committee determines the actual individual compensation of each member of Executive Management, subject to the maximum aggregate compensation amounts ratified by the shareholders and other limitations contained in the Articles of Association and the Company’s bonus and equity incentive plans. The actual aggregate amount of compensation paid to the individual members of Executive Management may be lower than the maximum aggregate compensation amount for which the Board is seeking ratification. This is because the maximum aggregate compensation amount is calculated based on the assumption that all performance and other measures of applicable bonus and equity-based compensation plans are met or substantially exceeded.

Where Can I Find More Information about Executive Management Compensation?

For reference, the “Compensation, Discussion and Analysis” section of this proxy statement contains detailed information about executive compensation. Under the Minder Ordinance, we also publish an audited annual compensation report, the Swiss Compensation Report, which is included within our Annual Report. These documents are available to shareholders in their proxy materials.

Chubb Executive Management, Role and Compensation

Executive Management has accountability for corporate strategy, providing constant leadership to the organization on the execution of that strategy, and ensuring that the financial performance of the Company creates shareholder value both in the short and long term.

Chubb’s Executive Management receives both fixed and variable compensation for their work. The majority of their compensation is variable, in the form of annual cash bonus and long-term equity awards – both of which are directly linked to the financial performance of the Company.

The determination of annual variable compensation follows from a thoughtful and disciplined assessment of Company performance in both absolute and relative terms, fostering clear alignment between annual compensation and Company financial performance.

Process Used to Determine Maximum Aggregate Compensation for Executive Management

The Board of Directors calculates the maximum aggregate compensation amount based on the assumption that compensation for Executive Management will be at the maximum of all applicable ranges, meaning that all individual and Company performance criteria are met or substantially exceeded. Actual compensation determinations and awards are subject to Board or Compensation Committee determination after the Annual General Meeting. If the Board of Directors were to decide that Executive Management deserves compensation and awards in excess of the maximum amount approved by shareholders, we would pay such amounts only with subsequent shareholder approval for that additional amount.

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Agenda Item 11

If performance criteria are not met, then the actual aggregate amount of compensation paid to the individual members of Executive Management will be significantly lower than the maximum aggregate compensation amount for which the Board is seeking approval.

What Happens If Shareholders Do Not Ratify the Maximum Aggregate Compensation Amount Proposed by the Board?

If shareholders do not ratify the maximum aggregate compensation amount, our Articles of Association requires the Board to consider the results of the vote, other shareholder feedback and other matters in its discretion. Then the Board may submit a new proposal for approval of the maximum aggregate amount at next year’s annual general meeting or at an extraordinary general meeting of the shareholders, and the Company may pay compensation to Executive Management subject to the subsequent approval. The Board may also split proposals for approval by submitting proposals with respect to particular elements of compensation, shorter periods of time, or a more limited group of persons.

Voting Requirement to Approve Agenda Items

The affirmative “FOR” vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, is required to approve this agenda item.

The Board recommends vote “FOR” the approval of the maximum aggregate compensation of the members of Executive Management for the next calendar year.

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Agenda Item 12

Advisory Vote to Approve Executive Compensation under U.S. Securities Law Requirements

Agenda Item

Our Board of Directors is asking shareholders to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC for the year ended December 31, 2015, including the Compensation Discussion & Analysis, compensation tables and related material disclosed in this proxy statement. We refer to our named executive officers, who are determined based on relevant compensation and applicable SEC rules, as NEOs.

Explanation

This proposal, commonly known as the SEC’s “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation for the fiscal year ended December 31, 2015. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

This Agenda Item, required by the SEC, and the immediately preceding Agenda Item 11.2, required by Swiss law, provide our shareholders with a prospective and retrospective voice on executive compensation. The Swiss executive say-on-pay vote is designed as a pre-approval so that we can clarify shareholder intent and direction before the year actually begins, which we think makes sense and provides helpful certainty for our company, our executive management and our shareholders.

The SEC say-on-pay vote generally covers the calendar year prior to the date of our proxy statement. As a result, our approach to Swiss executive say-on-pay will allow shareholders to vote on executive compensation relating to the upcoming year, while the SEC say-on-pay advisory vote provides for a look-back to the calendar year before the date of the applicable proxy statement. The SEC say-on-pay vote keeps us accountable for the way we actually use the maximum amounts approved in advance via the Swiss executive say-on-pay vote. Our Board and Compensation Committee value and will use this feedback to continually evolve our compensation programs.

Under SEC rules, this U.S. say-on-pay vote is advisory, and not binding on the Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will continue to consider the outcome of this vote each year when making compensation decisions for our CEO and other NEOs. To the extent there is any significant vote against NEO compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate the voting results and any actions necessary to address those concerns.

Shareholders should review the “Compensation Discussion and Analysis” beginning on page 70 and the executive compensation tables and related narrative disclosure in this proxy statement for information about the compensation of our NEOs. Our NEOs for 2015 are Evan G. Greenberg, Chairman, President and CEO; Philip V. Bancroft, Chief Financial Officer; John W. Keogh, Executive Vice Chairman and Chief Operating Officer; John J. Lupica, Vice Chairman; President, North America Major Accounts and Specialty Insurance; and Sean Ringsted, Chief Risk Officer and Chief Actuary.

Our Compensation Program

The goal of our compensation program is to fairly compensate our employees and to enhance shareholder value by closely aligning our executive compensation philosophy and practices with the interests of our shareholders. Over the past several years, we have increased the percentage of long-term equity awards delivered to our NEOs in the form of performance shares. These performance shares vest only if the relative performance criteria that are linked to increased shareholder value are met or exceeded.

We compete for executive talent with property and casualty insurers, specialty insurers, and financial services companies worldwide. We believe our compensation programs are effective in attracting and retaining the highest caliber senior executives with the skills necessary to achieve our strong financial and operating performance objectives.

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Agenda Item 12

Our compensation practices are structured to:

•	pay for performance,

•	encourage business decision-making aligned with the long-term interests of the Company, and

•	support the human resource requirements of our business in all the markets, globally, in which we operate.

We continually evolve our executive compensation practices to reflect the highest global standards. Our performance-based compensation criteria include key financial performance metrics, relevant business unit performance objectives and non-quantitative objectives that support our long-term strategic plan.

Key features of our executive compensation practices and policies include:

•	Detailed individual and company performance criteria;

•	Significant performance-based equity awards;

•	Carefully constructed peer groups, reevaluated annually;

•	No tax reimbursements and gross-ups for U.S.-based senior management;

•	Clawback of unvested equity compensation;

•	Mandatory executive share ownership guidelines; and

•	Anti-hedging policy for our executive officers whose compensation is reported in the compensation tables of this proxy statement.

We are asking our shareholders to indicate their support for our NEO compensation as described on pages 70-107 of this proxy statement, which include the “Compensation Discussion & Analysis” section and the compensation tables and related narrative disclosure.

Accordingly, we ask our shareholders to vote “FOR” the proposal at the Annual General Meeting to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the Company’s proxy statement.

Voting Requirement to Approve Agenda Item

This agenda item is an advisory vote. As such, it is not binding in nature. Therefore, there is no specific approval requirement. However, the Board of Directors will consider that the shareholders have approved executive compensation on an advisory basis if this agenda item receives the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting abstentions, broker non-votes or blank or invalid ballots.

The Board of Directors recommends vote “FOR” the approval of our named executive officer compensation.

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Corporate Governance

Overview

We are committed to the highest levels of ethical conduct and corporate governance standards, through our corporate values and culture. As an insurance company, we are in the business of managing risk. Our corporate governance helps us mitigate and manage risks we face as an organization by providing a framework that guides how management runs the business and how our Board provides oversight. We review and evolve corporate governance at our company regularly.

Our Board of Directors’ corporate governance policies comply with the rules of the SEC, the listing standards of the NYSE and Swiss law. Our compliance with U.S. laws includes compliance with the Sarbanes Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, and other statutes applicable to corporations doing business in the U.S. To balance our NYSE listing and Swiss incorporation requirements, we:

•	adhere to SEC and NYSE governance and compensation regulations and best practices, and

•	also comply with Swiss corporate laws that necessarily impose various restrictions and requirements resulting from our place of incorporation, including our implementation, through revisions to our Articles of Association and presentation of annual ballot items for our shareholders, of Swiss corporate governance and compensation requirements under the Minder Ordinance.

We have adopted Organizational Regulations, Corporate Governance Guidelines and Categorical Standards for Director Independence covering issues such as executive sessions of the Board of Directors, director qualification and independence standards, Board leadership, director responsibilities and procedures, director equity ownership guidelines, management evaluation and succession and Board self-evaluations. Our Board has established committees that help with oversight of the Company and its operations, and these committees govern themselves pursuant to the Organizational Regulations and charters that are reviewed at least annually and amended as necessary.

Corporate Governance Documents

The following governance documents are available on our website in the Investor Information section at http://investors.chubb.com/investor-information/corporate-governance/default.aspx:

•	Articles of Association

•	Organizational Regulations

•	Corporate Governance Guidelines

•	Committee Charters

•	Categorical Standards for Director Independence

•	Code of Conduct

You may also request copies of any of these documents by contacting our Investor Relations department:

Telephone — +1 (441) 299-9283; or

E-mail — investorrelations@chubb.com

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Corporate Governance — Our Corporate Governance Framework

Our Corporate Governance Framework

Board Independence

• The Board has determined that 17 out of 18 of our directors (16 out of 17 of our nominees) are independent under NYSE regulations and our Categorical Standards for Director Independence.

• Our CEO is the only management director.

Board Composition

• Under Swiss law, our shareholders elect directors and determine the number of directors on the Board. Currently, our Articles of Association state there can be between 3 and 20 directors, but these boundaries may be changed by the shareholders.

• Our Categorical Standards for Director Independence include director qualification standards and require our Nominating & Governance Committee to annually review Board composition and the skills and attributes of individual Board members, including consideration of diversity factors.

• Individuals may not be nominated or re-nominated to the Board after they reach 75 years of age; this prohibition is waived from time to time as deemed advisable by the Board.

• In 2016, in connection with the Chubb Corp. acquisition, we added four new directors who previously served on the Chubb Corp. board. One long-tenured director is retiring at the expiration of his term as of the Annual General Meeting.

Board Committees

• We have five Board committees – Audit, Compensation, Nominating & Governance, Risk & Finance, and Executive.

• All committees are composed entirely of independent directors, with the exception of the Executive Committee (our Chairman and CEO serves on this Committee).

Leadership Structure

• Our Chairman is CEO of our company. He interacts closely with our independent Lead Director.

• Our Lead Director is appointed by the other independent directors. Among other duties, our Lead Director chairs executive sessions of the independent directors to discuss certain matters without management present. These executive sessions take place at least every regular Board meeting.

• The Lead Director has the ability to call special meetings or schedule executive sessions with the other independent Board members.

Risk Oversight

• Our full Board and the Risk & Finance Committee are responsible for risk oversight. Our Board oversees management as it fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

Open Communication

• We encourage open communication and strong working relationships among the Lead Director, Chairman and other directors.

• Our directors have access to members of management and employees, and our Lead Director and members of our Committees regularly communicate with members of management other than the CEO on a variety of topics.

• Shareholders and other interested parties can contact our Board, Audit Committee or Lead Director by email or regular mail.

Accountability to Shareowners

• We elect our directors by majority shareholder voting. There is no plurality concept built into our shareholder voting, unless the number of nominees exceeds the maximum number of director positions as set by shareholders in our Articles of Association. This is because shareholders can determine the number of Board positions and all nominees who receive a majority of votes cast are, by law, elected to the Board.

• The Board may not appoint directors to fill vacancies.

• Our Chairman, members of the Board of Directors and members of the Compensation Committee are each elected annually.

Succession Planning

• The Board actively monitors our succession planning and management development; they receive regular updates on employee engagement, diversity and retention matters.

• Chairman and CEO succession plans under various scenarios are discussed and reviewed annually.

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Corporate Governance — Governance Practices and Policies that Guide Our Actions

Governance Practices and Policies that Guide Our Actions

Our Code of Conduct

Our Board has adopted a Code of Conduct applicable to all directors, officers and employees, which sets forth the basic principles to guide their day-to-day activities. The Code of Conduct addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with laws and regulations (including insider trading laws) and reporting illegal or unethical behavior.

Director Stock Ownership Requirements

Our Corporate Governance Guidelines specify director equity ownership requirements. Chubb compensates independent directors with restricted stock awards to help meet these requirements. Chubb requires minimum equity ownership of $600,000 for outside directors (based on stock price on date of award). Each director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum.

Executive Sessions of Directors

Our non-management directors meet for an executive session of the Board at each quarterly Board meeting. Our CEO is our only non-independent director and does not attend these sessions. Our Lead Director, Robert M. Hernandez, is the presiding director for executive sessions of non-management and independent directors. Executive sessions are also common for special meetings of the Board and ad hoc committees that are created from time to time to provide oversight over specific matters. Similarly, our Committees (other than the Executive Committee) generally conduct an executive session at their meetings, with only Committee members and no members of management present.

Continuing Education for Directors

We provide ongoing programs for existing directors, covering, among other things, the Company’s business, organizational and management structure, results of operations and financial condition, including critical accounting policies, budgets and forecasts, and corporate governance and risk management. Directors are encouraged to attend these and other appropriate continuing education programs. In 2015, we sponsored sessions for our Risk & Finance Committee members and our Audit Committee members. In addition, many of our directors attended outside director education programs.

Related Party Transaction Guidelines

We have adopted Related Party Transaction Guidelines that require our Nominating & Governance Committee to review and approve or ratify certain transactions between Chubb and any related persons.

Shareholder Outreach Program

We speak with our shareholders on a regular basis throughout the year. Chubb Investor Relations and other members of management speak with analysts and others about general matters related to our Company. But we also conduct shareholder outreach to discuss and solicit feedback about corporate governance and executive compensation matters. Each year, this outreach program results in individual meetings or telephone conferences with shareholders who hold in aggregate a majority of our outstanding shares.

Management and the Board recognize the value of taking our shareowners views into account. Feedback from our shareholders helps us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations.

Open Lines of Communication

The Chubb Ethics Help Line is a free, confidential service you can call 24 hours a day if you have questions or concerns about ethics or integrity at Chubb. Please visit our website for specific contact information at: http://ethicshelpline.chubb.com.

We have a process for shareholders, employees and other interested parties to send communications to the Board:

To contact the Board about accounting or auditing matters, you may send an e-mail to the Chairman of the Audit Committee at: chmnaudit@chubb.com. The Corporate Secretary has access to this e-mail address.

For other matters you may send an e-mail to: corpsecy@chubb.com.

You may also contact the Lead Director, any director, non-management and independent directors, the Chairman of the Board, or the Chair of any Board Committee by sending an e-mail to our Lead Director, Robert Hernandez, at LeadDirector@chubb.com. The Corporate Secretary has access to this e-mail address.

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Corporate Governance — Governance Practices and Policies that Guide Our Actions

If you wish to send written communications, please mail to the Board c/o Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. The Corporate Secretary will forward all communications to the Board to the Lead Director.

Chubb and the Environment

Chubb has a responsibility not only to provide solutions that help clients manage environmental and climate change risks, but also to control our own ecological impact and contribute to environmental causes. We also believe that the well-being of society depends on a healthy environment and that a proper ethic strives for a sustainable balance between development and preservation.

Climate change is an important and serious issue for the global insurance industry because it is our business to provide security against many of the property and casualty-related risks posed by such change. With operations in 54 countries, Chubb’s business and operating models are exposed to the full impact of global climate change. The potential physical effects of climate change present a risk to the Company, and therefore, have been integrated into Chubb’s overall risk management process.

Environmental risks are evaluated at least annually at three governance levels, with the company’s senior management actively engaged in each. The Company’s executive Risk and Underwriting Committee, product boards and credit committees meet as frequently as monthly to evaluate specific risks and risk accumulations in Chubb’s business activities and investments, while the Board of Directors’ Risk & Finance Committee meets regularly with company management. Various reports are provided at least quarterly to business division management, product boards, credit committees, senior management, the executive Risk and Underwriting Committee and the full Board of Directors, as well as its Risk & Management Committee.

The goals and objectives of our environmental program, including a plan to reduce the Company’s greenhouse gas emissions by 10 percent per employee, are evaluated annually and approved by the CEO.

Chubb Philanthropy

Chubb firmly believes that positive contributions to the fabric of our communities return long-lasting benefits to society, our employees and our company. We support the communities around the world in which our employees live and work through our established philanthropic entities and through company-sponsored volunteer initiatives. In 2015, the Chubb Foundations—Chubb Charitable Foundation, ACE Foundation-International, and Chubb Charitable Foundation-Bermuda—distributed more than $4 million in charitable grants and matching gifts to organizations throughout the world.

To learn more about Chubb’s wide-ranging global philanthropic initiatives in the areas of education, poverty and health, the environment and disaster relief, visit our website at: http://philanthropy.chubb.com.

Director Nomination Process and Annual Board Skills Review

The Board’s Nominating & Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Nominating & Governance Committee considers each person’s judgment, experience, independence and understanding of our business or other related industries, as well as other factors it determines are relevant in light of the needs of the Board of Directors and the Company. The Nominating & Governance Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

Our Corporate Governance Guidelines require the Nominating & Governance Committee to review annually the skills and attributes of Board members within the context of the current make-up of the full Board. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that well serve our governance and strategic needs.

We consider Board candidates on the basis of a range of criteria, including:

Director Skills Criteria

Directors should have the following skills and attributes:

•	broad-based business knowledge and contacts,

•	prominence and sound reputation in their fields,

•	global business perspective and commitment to good corporate citizenship,

•	ability to provide wise and thoughtful counsel to top management on the full range of potential issues facing the Company,

•	should represent all shareholders and not any special interest group or constituency,

•	the highest personal and professional integrity and commitment to ethical and moral values, and

•	the time necessary to fully meet their duty of care to the shareholders, as well as willingness to commit to service over the long haul, if called upon.

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Corporate Governance — Director Nomination Process and Annual Board Skills Review

In accordance with its charter, the Nominating & Governance Committee identifies nominees for directors from various sources. We do not generally retain third-party consultants to assist in identifying and evaluating potential nominees, although the Nominating & Governance Committee may do so if it desires.

The Nominating & Governance Committee will consider shareholder recommendations for director candidates, but the Nominating & Governance Committee has no obligation to recommend such candidates. Assuming that appropriate biographical and background material (including qualifications) is provided for candidates recommended by shareholders, the Nominating & Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, it should be sent to: Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

The Board of Directors

Our Board oversees our business and monitors the performance of management. The directors keep themselves informed by discussing matters with the CEO, other key executives and our principal external advisors, such as legal counsel, outside auditors, and other consultants. They also read the reports and other materials that we send them regularly and participate in Board and committee meetings.

Board Meetings Held

The Board usually meets a minimum of four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met eight times during 2015, including three telephonic meetings. All directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member that were held during 2015.

Director Independence and Other Information

The Board has determined that the following directors and nominees are independent under the listing standards of the NYSE: Michael G. Atieh, Sheila P. Burke, James I. Cash, Mary A. Cirillo, Michael P. Connors, John Edwardson, Robert M. Hernandez, Lawrence W. Kellner, Peter Menikoff, Leo F. Mullin, Kimberly Ross, Theodore E. Shasta, Robert Scully, Eugene B. Shanks, Jr., David Sidwell, Olivier Steimer and James M. Zimmerman. Our independent directors constitute a substantial majority (17 out of 18) of our Board of Directors. In making its determination of independence, the Board applied its Categorical Standards for Director Independence and determined that no other material relationships existed between the Company and these directors.

Board Composition and Diversity

We believe that a variety of perspectives, opinions and backgrounds among the members of the Board is critical to the Board’s ability to perform its duties and various roles. We strive to maintain, and we encourage, diversity of thought among Board members, which makes the body as a whole more effective. Our Board includes ethnic and religious minorities, members from multiple countries, both genders, and people from many walks of life and disciplines. The make-up of the Board has evolved, and broadened, as Chubb has grown and evolved as a company, and continued diversity is expected.

The Board of Directors is elected by our shareholders and they have the legal and structural power to determine the Board’s composition. Under our Articles of Association and Swiss law, the Board is entrusted with the ultimate direction of the Company, and is responsible for ensuring appropriate policies, procedures and leadership (including at Board level) are in place. The Nominating & Governance Committee was established in large part to focus on Board composition matters.

Our Corporate Governance Guidelines help ensure that the Board, as it evolves, will have the collective skills, experience, independence and diversity to enable it to function as well as possible for the short term and long term. Those guidelines instill in the Nominating & Governance Committee responsibility for oversight of this objective, although we do not have a formal Board diversity policy.

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Corporate Governance — The Board of Directors

Board Tenure Diversity

Independent Board leadership is important to Chubb and currently 17 of our 18 directors are independent. Our Board considers director tenure in connection with its independence determination. Board tenure diversity is equally important as we seek to achieve the appropriate balance of tenure years of service. Our more senior directors have a deep knowledge of our company, while new directors provide fresh perspectives. Our current Board of Directors has an average tenure of 8.6 years, and four directors are currently serving their first term on our Board.

Board Tenure in Years

Independence

Our Corporate Governance Guidelines set a retirement age of 75 years old, after which directors may no longer be nominated or re-nominated to the Board. This guideline is waived from time to time as deemed advisable by the Board.

Each of our directors represents stockholders as a whole rather than any particular stockholder or group of stockholders. Individual directors are required to notify the Nominating & Governance Committee’s Chair, and the Chairman of the Board, of any change in business or professional affiliations or responsibilities, including retirement, so that diversity, conflicts and other Board composition issues can be considered. The Lead Director is also involved in this evaluation process. A director is required to offer his or her resignation from the Board in the event a director leaves a full-time job or otherwise materially changes his or her full-time employed position or status for any reason (for example, by resignation, termination, reassignment, or retirement). The resignation may be accepted or not accepted, on behalf of the Board, by the Chair of the Nominating & Governance Committee after consulting with other Committee or Board members in the reasonable discretion of the Chair. In addition, under our Corporate Governance Guidelines, a director should offer to resign if the Nominating & Governance Committee concludes that he or she no longer meets the Company’s requirements for service on the Board.

Moreover, our Code of Conduct applies to the Board and its decisions, not just Company employees. The Code of Conduct prohibits discrimination on the basis of any characteristic protected by law, and we make all director nomination decisions and set all terms and conditions of the appointment of directors without regard to these characteristics. Chubb is committed to providing an environment in which diversity is valued, and this is particularly true with respect to the Board of Directors.

Annual Board Evaluations

Our Nominating & Governance Committee annually performs evaluations of the Board and a self-evaluation of the Committee. In that context, they further consider the composition of the Board.

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Corporate Governance — Board Leadership Structure

Board Leadership Structure

Our Board’s mandate under Swiss law includes overall supervision and control of management of the Company. Though our management and employees direct and are responsible for the business operations of the Company and its divisions, and implementation of policies and strategies approved by the Board, the power of management is fundamentally delegated from the Board. Our Organizational Regulations and Corporate Governance Guidelines provide the Board with the right and flexibility to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same individual or in more than one individual, as the Board determines to be in the best interest of the Company. Our Board has determined it to be in the best interests of the Company, at this time, to vest the responsibilities of Chairman and CEO in Evan G. Greenberg because the Board believes he has the skills and experience to best perform both roles.

While Mr. Greenberg serves as Chairman, Board leadership comes also from our Lead Director, Robert M. Hernandez. Our Lead Director’s powers are significant.

Independent Lead Director—Role and Responsibilities

Our Lead Director provides independent Board leadership. Specific responsibilities include:

•	Establishing the agenda (with the Chairman) for Board meetings and presiding at executive sessions of the independent members of the Board, which the Lead Director may call.

•	Providing a forum for independent director feedback at those executive sessions and communicating that feedback to the Chairman.

•	Working with the Nominating & Governance Committee in the Board’s performance evaluation process and the Compensation Committee in the CEO evaluation process and compensation determination, facilitating communication between Board members and the Chairman of the Board.

•	Empowerment to respond to non-audit related shareholder inquiries, monitor the Company’s mechanism for receiving and responding to shareholder communications to the Board, and oversee the timely delivery of background materials to Board members.

•	Helping to assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties.

•	Communicating regularly with our CEO on matters of significance, and with the other independent directors to help foster independent thinking.

The Board regularly reviews and discusses its composition and structure. It has specifically delegated to the Nominating & Governance Committee the duty of evaluation in this regard, and to advise the Board as it sees fit. Chubb’s Board leadership structure has evolved over time. For example, the Chairman and Chief Executive Officer roles were separate immediately before May 2007. Mr. Greenberg was promoted to President and Chief Executive Officer in 2004 and was not appointed Chairman of the Board until three years later. As Chubb and its circumstances develop in the future, the Board will continue to examine its leadership structure and will at all times conduct itself in the manner it determines to be in the best interests of the Company and its shareholders. We expect that the Company will always have either an independent lead director or a non-executive chairman.

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Corporate Governance — The Committees of the Board

The Committees of the Board

The Board of Directors has five committees: Audit, Compensation, Nominating & Governance, Risk & Finance and Executive. The principal role, independence standards and meetings held during 2015 are outlined in the following chart. For more information on committee members, see our Board of Director profiles beginning on page 19.

Committee	Role & Responsibilities	Independence	Meetings Held 2015

Audit Committee Chair: Michael G. Atieh Members: James I. Cash Lawrence W. Kellner Peter Menikoff Kimberly Ross Theodore E. Shasta David Sidwell

The Audit Committee provides oversight of the integrity of our financial statements and financial reporting process, our compliance with legal and regulatory requirements, our system of internal controls, and our audit process.

The Committee’s oversight includes the performance of our internal auditors and the performance, qualification and independence of our independent registered public accounting firm.

If a member of our Audit Committee simultaneously

serves on the audit committees of more than three public companies, the Board is required to determine whether such simultaneous service would impair the ability of such member to effectively serve on our Audit Committee.

All members are independent directors as defined by the NYSE listing standards and applied by the Board; each member meets the financial literacy requirements, per NYSE listing standards

All members are audit committee financial experts as defined under Item 407(d) of Regulation S-K

Ten meetings (six of which were telephonic) and one training session

Compensation Committee Chair: Michael P. Connors Members: Mary A. Cirillo Robert M. Hernandez

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of employees. It evaluates the performance of the CEO and other NEOs based on corporate and personal goals and objectives. Based on this evaluation, it sets the CEO’s compensation level, both as a committee and together with the other independent directors, and approves NEO compensation.

The Compensation Committee also works with the Nominating & Governance Committee and the CEO on succession planning and periodically consults with the Risk & Finance Committee on matters related to executive compensation and risk.

For more information about how the Compensation Committee determines executive compensation, see the “Compensation Discussion & Analysis” section of this proxy statement.

		All members are independent directors, as defined by the NYSE listing standards and applied by the Board.	Four meetings and several additional consultations

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Corporate Governance — The Committees Of The Board

Committee	Role & Responsibilities	Independence	Meetings Held 2015

Nominating & Governance Committee Chair: Mary A. Cirillo Members: Michael P. Connors Robert M. Hernandez Robert Scully James M. Zimmerman

The responsibilities of the Nominating & Governance Committee include identification of individuals qualified to become Board members, recommending director nominees to the Board and developing and recommending corporate governance guidelines.

The Committee also has the responsibility to review and make recommendations to the full Board regarding director compensation, examine and approve the Board’s committee structure and committee assignments, and advise the Board on matters of organizational and corporate governance.

In addition to general corporate governance matters, the Nominating & Governance Committee approves the Board calendar and assists the Board and the Board committees in their self-evaluations.

		All members are independent directors, as defined by the NYSE listing standards and applied by the Board	Four meetings

Risk & Finance Committee Chair: Olivier Steimer Members: Sheila P. Burke John Edwardson Leo F. Mullin Eugene B. Shanks, Jr.

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments.

For more information on the Risk & Finance Committee’s role, see “Board Risk Oversight and Risk Management” below.

		All members are independent according to our Categorical Standards for Director Independence, as applied by the Board	Four meetings and one training session

Executive Committee Chair: Evan G. Greenberg Members: Michael G. Atieh Mary A. Cirillo Michael P. Connors Robert M. Hernandez Olivier Steimer	The Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, except as expressly limited by applicable law or regulation, stock exchange rule, our Articles of Association or our Organizational Regulations and except for matters expressly reserved for another committee of our Board of Directors. Its primary focus is to act for the full Board when it is not practical to convene meetings of the full Board.		None

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Corporate Governance — Board Oversight of Our Independent Advisors

Board Oversight of Our Independent Advisors

Independent Auditors

Our Audit Committee hires, determines the compensation of, and decides the scope of services performed by, our independent auditors. It also has the authority to retain outside advisors.

Together with our Board, our Audit Committee evaluates the qualification, performance and independence of our independent auditors. If required by applicable law or regulation relating to auditor rotation or otherwise, or if the Audit Committee otherwise determines it is necessary, it will initiate and stay actively involved in the process to select and replace the independent auditors.

In determining whether to reappoint the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with the Company’s Independent Auditor and an assessment of the professional qualifications and past performance of the lead audit partner and their global audit team.

Compensation Consultants

Our Compensation Committee has the authority to retain advisors and must assess the independence of any advisor so retained. Our Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such compensation adviser. During 2015, our Compensation Committee retained Pay Governance as its independent compensation consultant. Pay Governance did not perform any other work for the Company in 2015.

Search Firm Consultants

Our Nominating & Governance Committee has the authority to retain search firms to be used to identify director candidates and to approve the search firm’s fees and other retention terms, but has not typically done so. Our Nominating & Governance Committee may also retain other advisors.

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Corporate Governance — Board Oversight of Risk and Risk Management

Board Oversight of Risk and Risk Management

As part of its oversight of the Company and its business activities, the Board takes very seriously its role in risk management. The Risk & Finance Committee is composed entirely of directors who are independent of the Company and its management according to our Categorical Standards for Director Independence.

Under Swiss law, the Board of Directors has ultimate responsibility for management and direction of the Company. The Board discusses and considers risk management issues at each of its meetings. The Board will adjust its practices with respect to risk management oversight whenever it determines it needs to do so and will involve itself in particular risk areas or business circumstances where its proper exercise of oversight demands it. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.

Risk & Finance Committee Role

The goal of the Risk & Finance Committee is to assure that the Company’s risk management process perceives risk well, has a reasonable and sound set of policies for setting parameters on risk, and, for specific material risks, has prepared itself to avoid or to mitigate outcomes that threaten the viability of the Company.

The Risk & Finance Committee helps execute the Board’s supervisory responsibilities pertaining to enterprise risk management, capital structure, financing arrangements and investments. This includes:

•	evaluation of the integrity and effectiveness of the Company’s enterprise risk management procedures and systems and information,

•	oversight of policy decisions about risk aggregation and minimization, including credit risk,

•	assessment of the Company’s major decisions and preparedness levels pertaining to perceived material risks,

•	oversight of the capital structure and financing arrangements in support of the Company’s plans and consistent with its risk tolerances, and

•	oversight of management’s investment of the Company’s investible assets, including to give input on strategies and monitor overall conditions and developments with respect to these assets and, again, make certain they are consistent with the Company’s risk tolerances.

The Risk & Finance Committee meets regularly with Company management, including the Chief Risk Officer, Chief Investment Officer, Treasurer and others, in fulfillment of its responsibilities. The Chief Risk Officer reports to both the Risk & Finance Committee and the Chief Executive Officer of the Company. The Risk & Finance Committee also conducts joint meetings, such as with the Audit Committee.

For information about compensation risks, see “The Relationship of Compensation to Risk” in the Compensation Discussion & Analysis section.

What Is Our Related Party Transactions Approval Policy And What Procedures Do We Use To Implement It?

The Board of Directors has adopted Related Party Transactions Guidelines. For the purposes of our Related Party Transactions Guidelines, related parties include:

•	any director, nominee for director or executive officer of the Company and each of their immediate family members,

•	any entity where any of the related persons listed above is a current employee, executive officer or general partner or own 10 percent or more of the equity interest in the entity and its affiliates, and

•	any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of more than five percent of the Company’s outstanding Common Shares at the time the transaction occurred or existed.

Related Party Transactions

The Board of Directors has adopted Related Party Transactions Guidelines requiring approval, pre-approval or ratification of transactions in which we, on the one hand, and a related party, on the other hand, participate.

•	If any of these related-party transactions involve total payment of $120,000 or more per fiscal year, then the Nominating & Governance Committee must review it to determine that it does not constitute a conflict of interest.

•	If any of these related-party transactions involve total payments of less than $120,000 per fiscal year, then they are deemed pre-approved under the Related Party Transactions Guidelines.

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Corporate Governance — What Related Person Transactions Do We Have?

The Related Party Transactions Guidelines also deem as pre-approved:

•	transactions involving our sale of insurance or reinsurance in the ordinary course of business on terms that are generally available to similarly situated parties that are not related to us, and

•	payments or settlements of claims on such policies in the ordinary course of business on commercially reasonable terms.

There is a financial limit condition to the Nominating & Governance Committee determination of pre-approval status for the transactions or payments listed in the two bullets above. If any of these transactions or payments involve payments to an entity that is a related party and a director or his or her immediate family member has interests totaling the greater of $1 million or 2 percent of that entity’s consolidated gross revenue, then they will not be considered pre-approved.

Contributions to the ACE Political Action Committee by related parties are not within the scope of our Related Party Transactions Guidelines and are not subject to approval by the Nominating & Governance Committee.

Not-for-Profit Organizations

Our Related Party Transactions Guidelines require the Board of Directors to review, approve or ratify, and determine that no conflict of interest exists regarding, financial contributions by the Company (or its charitable foundations) to not-for-profit organizations for which a director or an executive officer or a member of the director’s or executive officer’s immediate family serves on the board of directors or as a senior officer.

By adopting these guidelines, the Board has determined that financial contributions to a related not-for-profit organization do not constitute conflicts of interest and are deemed pre-approved if:

•	the contributions total $10,000 or less per fiscal year for a Company director or their immediate family, or

•	the contributions total $50,000 or less per fiscal year for a Company executive officer or their immediate family.

Financial contributions to a related not-for-profit organization that are not pre-approved as described above are reviewed as follows:

•	for a Company director or his or her immediate family, by the Board of Directors, and

•	for a Company executive officer or his or her immediate family, by the Nominating & Governance Committee if the contribution totals more than $50,000 but less than $100,000 per fiscal year, or by the Board of Directors if the total contribution is $100,000 or more per fiscal year.

How Do We Monitor Related Party Transactions?

We have established procedures to monitor related party transactions so that we can submit them to the Nominating & Governance Committee or the Board of Directors under the Related Party Transactions Guidelines. For example, we have compiled a list of relevant persons and entities, which we update on a regular basis, and search various databases to identify payments to or from these persons or entities. Our directors, nominees for directors and executive officers are also periodically required to report related party transactions of which they are aware to the Chief Compliance Officer, such as transactions in which an immediate family member or entity associated with such family member has an interest. We also circulate directors’ and officers’ questionnaires that inquire about, among other things, related parties and related party transactions.

Our Code of Conduct addresses procedures to follow with respect to matters that raise potential conflicts, including a requirement that our employees, officers and directors report potential conflicts as part of their annual Code of Conduct affirmation statement. In addition, we poll key officers to determine whether they are aware of any transactions that may be subject to the Related Party Transactions Guidelines.

What Related Person Transactions Do We Have?

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations, with whom we conduct business in the ordinary course on an arms-length basis, become beneficial owners (through aggregation of holdings of their affiliates and/or on behalf of other beneficial owners for whom they act as investment advisor or investment manager) of 5% or more of a class of voting securities of the Company and, as a result, are considered a related person under our Related Party Transactions Guidelines.

We engaged in the transactions described below with shareholders who owned more than 5% of our Common Shares at the time of the transaction or other related persons, and and we may transact such business during 2016. As a result of our increase in size following the acquisition of Chubb Corp., which had business relationships at the time of acquisition with certain of our related persons, the specific types and amounts of our related person transactions may vary considerably during 2016. Because we acquired Chubb Corp. in January 2016, dollar values given below do not include comparable dollar values with respect to Chubb Corp. during 2015.

Some of our related person transactions include related persons or entities that have purchased from us, or sold to us, insurance or reinsurance. We believe the terms of these transactions were no more favorable to either them or us

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Corporate Governance — What Related Person Transactions Do We Have?

than the terms made available to unrelated counterparties. As such, they may receive or make claim payments on such policies in the ordinary course of business.

Wellington Management Company, LLP provided investment management services to some of our subsidiaries, as well as the Chubb Charitable Foundation, in 2015, for which we paid Wellington approximately $9 million. Wellington managed approximately 14 percent of our investment assets during 2015. Also, during 2015, we invested an average balance of approximately $17 million for Chubb’s general account with money market and other mutual funds managed by Wellington Management Company, LLP or its affiliates.

BlackRock Inc. entities provide investment management services to some of our subsidiaries, in 2015 managing approximately 20 percent of our investment assets and, additionally, approximately $504 million of investment assets for our legacy United Kingdom defined benefit and defined contribution programs. We paid BlackRock approximately $15 million for these services in 2015.

BlackRock affiliates also provide investment management services for certain assets within one of Chubb United Kingdom’s pension plan, and receive fees to the extent participants in the plan choose to invest in BlackRock funds (which are offered among other investment options through the plan). During 2015, participants in the plan paid approximately $500,000 in management fees to BlackRock. In addition, we include BlackRock funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that BlackRock funds may pay investment management fees to BlackRock, Inc. and/or its affiliates for their services to the funds.

In 2015, our subsidiary ACE Tempest Reinsurance Ltd. and an affiliate of BlackRock partially funded ABR Reinsurance Capital Holdings, Inc. (or ABR), a newly formed Bermuda reinsurance holding company. Both ACE Tempest Reinsurance Ltd. and the BlackRock affiliate invested in common shares of ABR in a private placement. ABR is obligated to reimburse Chubb and BlackRock for certain expenses incurred by each of them for the formation of ABR and its reinsurance subsidiary. In addition, Chubb and BlackRock established contractual relationships with ABR (Chubb in connection with reinsurance and reinsurance operations, and BlackRock in connection with asset management), and entered into a fee-sharing arrangement with each other to equally share certain fees payable by ABR pursuant to these contracts. No reimbursement or fee-sharing payments have yet been made.

Mr. Hernandez, our Lead Director, is the Chairman of the Board of Trustees of various BlackRock Open-End Equity and Long Term Bond Funds, publicly traded open-end mutual funds, which are advised by BlackRock Advisors, LLC. He is not an executive officer of BlackRock Advisors, LLC or its ultimate parent, BlackRock, Inc., a publicly held company.

Fidelity Management & Research Company (FMR) funds are included among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that FMR funds may pay investment management fees to FMR and its affiliates for their services to the funds.

Also, FMR and its affiliates provide investment management services to Chubb Corp. pension plans, including managing certain mutual funds offered to participants in Chubb Corp.’s legacy 401(k) plan and managing certain investment vehicles in which the Chubb Corp. pension plan has invested. Some of the associated fees are borne by the participants in these plans.

The Vanguard Group manages certain mutual funds offered to participants in Chubb Corp.’s 401(k) plan. The associated fees are borne by the participants who invest in these funds.

JPMorgan Chase & Co. entities (JPMorgan Chase) provided investment management services to some of our subsidiaries in 2015, managing approximately 8 percent of our investment assets. We paid JPMorgan Chase approximately $8 million for these services in 2015. We also invested an average balance during 2015 of approximately $18 million for Chubb’s general account with money market and other mutual funds managed by JPMorgan Chase. In addition, we include JPMorgan Chase funds as among the investment options that may be selected by our clients with respect to their separate accounts with us. We understand that JPMorgan Chase funds may pay investment management fees to JPMorgan Chase for their services.

From time to time, Chubb uses currency, crop or other derivatives for bona fide hedging purposes. As a bank and broker-dealer, JPMorgan Chase is one of the counterparties, brokers and clearing brokers we use on these derivatives. We had marked to market unrealized gains at December 31, 2015 of $2.5 million on Hong Kong dollar/U.S. dollar currency swaps where JPMorgan Chase was our counterparty.

In addition, from time to time, JPMorgan Chase entities provide certain investment banking or book running manager services to us. In 2015, we paid a JPMorgan Chase entity an underwriting fee of approximately $6.3 million for its role as a joint book-running manager in our debt offering in connection with the Chubb Corp acquisition.

State Street Corporation and certain of its affiliates act as our global custodian and in 2015 provided custody, accounting and related services to the Company. We paid State Street approximately $7 million for these services in 2015. When acting as custodian for us, State Street does not have discretionary authority with respect to custodied assets. According to a Schedule 13G/A filed on February 23, 2016, State Street reported that it beneficially owned less than five percent of our Common Shares as of December 31, 2015.

Aquiline Capital Partners LLC manages two private investment funds in which Company affiliates invest, and its Chief Executive is Jeffrey Greenberg, a brother of Evan

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Corporate Governance — What Related Person Transactions Do We Have?

Greenberg (the Company’s Chairman and Chief Executive Officer). In 2015, we invested approximately $8.6 million, including management fees and other fund expenses, in Aquiline Financial Services Fund II L.P., a private investment fund managed by Aquiline Capital Partners LLC, and received approximately $2.9 million in distributions. Our total commitment to this fund is $50 million. Also in 2015, we committed a total of $50 million to a successor fund, named Aquiline Financial Services Fund III L.P., with the same management. In 2015, we invested approximately $8.5 million in Aquiline III and received approximately $1.5 million in distributions.

The Chubb Charitable Foundation–Bermuda, which we refer to as the Chubb Foundation, is an unconsolidated not-for-profit organization established to strengthen the community by using its financial resources to actively address social, educational, and other issues of community concern in Bermuda. It strives to be consistent in its community support by contributing to those charitable organizations that are specifically focused on clearly defined needs and problems. Six of the trustees of the Chubb Foundation are current employees of the Company, and the seventh trustee is a retired employee of the Company. We annually make contributions to the Chubb Foundation for them to fund charitable causes in Bermuda. At December 31, 2015 and 2014, the Company maintained a non-interest bearing demand note receivable of $24.2 million and $24.8 million, respectively, from the Chubb Foundation. The Chubb Foundation has used the related proceeds to finance investments in Bermuda real estate, including investments in two properties that it rents to Chubb employees at rates established by independent, professional real estate appraisers. The income generated from the real estate will initially be used to repay the note. However, the primary purpose of purchasing real estate was to pursue a fundamental financial objective of the Chubb Foundation, which is to become a self-funding institution. The real estate assets assist the Chubb Foundation in its endeavors to meet this goal by producing annual cash income that supports the Chubb Foundation’s charitable objectives. Philip Bancroft has leased real estate from the Chubb Foundation. Payments in 2015 under Mr. Bancroft’s lease with the Chubb Foundation totaled $148,000, and the lease terminated on August 31, 2015.

Starr Technical Risks Agency is an insurance agent with which some of our subsidiaries have had agency agreements since 2006. Chubb’s insurance companies around the world sell insurance through a variety of distribution channels, the most significant of which are relationships with brokers and agents. Starr Technical Risks Agency, Inc. (and its affiliates), which we refer to as Starr, is an indirectly wholly-owned subsidiary of Starr International Company, Inc., of which Maurice Greenberg, the father of our CEO, is the Chairman. Under our agency agreements with Starr, we secure the ability to sell our insurance policies through Starr, and it provides us business (in exchange for a commission) as one of our non-exclusive agents for writing policies, contracts, binders or agreements of insurance or reinsurance classified as property and/or inland marine risks. C.V. Starr & Co., of which Maurice Greenberg is the Chairman and CEO, was formerly the ultimate parent company of Starr at the time these contracts were entered into and has guaranteed some of Starr’s obligations under the agency agreements.

The business through Starr applies to risks attaching in the United States of America or Canada and worldwide risks for entities domiciled, having their principal places of business in or conducting a substantial portion of their business in the United States or Canada. It includes both direct Starr business and Starr business we assume from third party reinsurers. In 2015, we generated approximately $305 million in gross written premiums through the agency relationship with Starr and third party assumptions. We paid Starr a total of approximately $60 million in commissions for direct Starr business. An affiliate of Starr provides claims services for the program, and we do not pay any additional fees for those services.

Each party to an agency agreement may terminate it without cause on 180 days’ notice and with cause on 30 days’ notice. We can terminate Starr’s binding authority for new business on 30 days’ notice, in which event Starr may terminate the agency agreement on 30 days’ notice.

We cede a portion of the premiums generated through the Starr agency relationship to Starr as part of our reinsurance program. In 2015, we ceded approximately $78 million in premiums written to Starr, and collected ceding commissions of $19 million.

We also have entered into a profit-sharing arrangement based on loss ratios in connection with the program if Starr writes a minimum of $20 million of net written premiums of program business per annum. Profit share amounts are payable on June 30 of each year. The profit share amount we will pay in any year will depend on how much program business Starr underwrites on our behalf and the calculation of the profit share amount. No profit share has been payable yet.

In addition, pursuant to a mutual service agreement, Chubb retained one of Starr’s subsidiaries as a consultant and subcontractor to provide technical services in connection with certain insurance products marketed by Chubb. We paid approximately $477,000 to Starr in 2015 for such services in the United States and Canada.

We have entered into these contracts because we judge them to be good for our business, and our Board has determined the relationship to be beneficial to Chubb. Our Nominating & Governance Committee and Board of Directors reviewed and approved our arrangements with Starr, and they also review and approve aggregate amounts paid to and received from Starr on a regular basis. Our CEO is not involved in negotiating the terms of these agreements.

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Corporate Governance — Did Our Officers And Directors Comply With Section 16(a) Beneficial Ownership Reporting In 2015?

Finally, in connection with our acquisition of Chubb Corp, we obtained Chubb Corp’s pre-existing business with Starr, including a program where Starr acts as a managing general agent for direct insurance with Chubb Corp with respect to aviation and workers’ compensation insurance, as well as a quota share program where Starr Specialty Property acts as managing general agent for direct property insurance. In addition, Chubb Corp was a reinsurer to Starr. We are in the process of evaluating and amending this legacy business, consistent with what we judge is good for our business.

Other related person transactions

A Company subsidiary employs a brother of John Lupica (a named executive officer of the Company) as a divisional president. Mr. Lupica’s brother was hired in 2000 and was not hired by, and does not report directly to, Mr. Lupica. His compensation was established by the Company in accordance with its compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. He received salary and incentive compensation valued in the aggregate at approximately $1,425,000 for 2015.

Did Our Officers And Directors Comply With Section 16(a) Beneficial Ownership Reporting In 2015?

Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934 (the Exchange Act). We believe that all our directors and executive officers complied with filing requirements imposed by Section 16(a) of the Exchange Act on a timely basis during 2015.

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Director Compensation

Board of Directors’ Role and Compensation

Chubb’s Board of Directors represents shareholder interests through overall management of the Company and its operations. The Board reviews and approves the Company’s strategy and supports disciplined execution of these goals, contributing significantly to Chubb’s continued growth and outstanding short-term and long-term financial performance.

Board members, with the exception of the Chairman and CEO, are not employees of the Company and receive fixed compensation for their role as directors, committee members and committee chairs. Board member compensation is not tied to the achievement of specific corporate results or performance targets. Instead, the amounts paid are based on the U.S. market for board membership of similarly-sized companies within the insurance industry.

Elements of Director Compensation

Pay Component	2015 Compensation
Standard Compensation Per year of service from May annual general meeting to the next May annual general meeting	$260,000 — $160,000 in restricted stock awards based on the fair market value of the Company’s Common Shares at the date of award — $100,000 in cash, paid quarterly
Committee Chair Retainers	Audit Committee $25,000 Compensation Committee $20,000 Risk & Finance Committee $15,000 Nominating & Governance Committee $12,000 Paid in quarterly installments
Lead Director Annual Retainer	$50,000 Paid in quarterly installments
Additional Board Meeting Fees	No fees were paid in 2015 for attendance at regular or special Board or Committee meetings.

Directors may elect to receive all of their compensation, other than compensation for special meetings, in the form of restricted stock awards issued on an annual basis.

Restricted stock will be awarded at beginning of the plan year (i.e., the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained a Chubb director continuously during that plan year.

We discontinued the practice of granting deferred restricted stock units to directors in 2009. We continue to credit dividend equivalents to outstanding deferred restricted stock units, which were awarded to directors in prior years, as additional stock units at such time as cash dividends are paid to holders of our Common Shares, based on the closing price of our Common Shares on the date dividends are paid.

In addition to the compensation described above, we have a matching contribution program for directors pursuant to which we will match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum amount. In 2015, the maximum amount we would match was $10,000 per year. In February 2016, the maximum amount we will match was increased to $20,000 per year.

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Director Compensation – Director Stock Ownership Requirements

Director Stock Ownership Requirements

The Company’s Corporate Governance Guidelines specify director equity ownership requirements to further align their interests with our shareholders. Chubb awards independent directors restricted stock awards as part of their standard compensation. The Company requires minimum equity ownership of $600,000 for outside directors (based on stock price on date of award). Each Director has until the fifth anniversary of his or her initial election to the Board of Directors to achieve this minimum. Deferred restricted stock units (which we no longer grant) and restricted stock, whether or not vested, are counted toward achieving this minimum. Stock options are not counted towards achieving this minimum. All of our outside directors who have served for at least five years satisfy Chubb’s director equity ownership requirements.

Once a Director has achieved the $600,000 minimum equity ownership, this requirement remains satisfied going forward as long as he or she retains the number of shares valued at $600,000 based on the NYSE closing price for the Company’s Common Shares as of the date such minimum threshold is initially met. Any vested shares held by a Director in excess of the minimum share equivalent may be sold at the Director’s discretion. Shares may be sold after consultation with General Counsel.

2015 Director Compensation

The following table sets forth information concerning director compensation paid or, in the case of restricted stock awards, earned during 2015.

Name	Fees Earned or Paid in Cash	Stock Awards[1]	All Other Compensation[2]	Total
Michael G. Atieh[3]	$46,875	$238,125	$94,297	$379,297
Mary A. Cirillo[4]	—	$272,000	$45,100	$317,100
Michael P. Connors	$120,000	$160,000	$6,000	$286,000
John Edwardson[5]	—	$260,000	$10,000	$270,000
Robert M. Hernandez	$150,000	$160,000	$71,597	$381,597
Peter Menikoff[6]	—	$260,000	$145,321	$405,321
Leo F. Mullin	$100,000	$160,000	$23,757	$283,757
Kimberly Ross[7]	—	$260,000	—	$260,000
Robert Scully[8]	—	$260,000	$10,000	$270,000
Eugene B. Shanks, Jr.	$100,000	$160,000	$10,000	$270,000
Theodore E. Shasta	$100,000	$160,000	$10,000	$270,000
David Sidwell	$100,000	$160,000	$10,000	$270,000
Olivier Steimer	$115,000	$160,000	$8,502	$283,502

1	This column reflects restricted stock awards earned during 2015. The restricted stock awards were granted at the 2015 and 2014 annual general meeting, respectively, and vest at the subsequent year annual general meeting. The grant date fair value of the restricted stock awards for 2015 are based on the Common Share value of $108.90 and amount to $159,974 for each director. This amount does not include Common Shares received in lieu of cash for annual retainer or committee retainer fees earned, which are described in footnotes three through seven to this table.
2	Beginning in 2009, we stopped using deferred restricted stock units to compensate our directors. However, certain of our longer-serving directors continue to receive dividends from deferred restricted stock units issued before 2009. When we pay dividends on our deferred restricted stock units, we issue stock units equivalent in value to the dividend payments that they would have received if they held stock. The fair value of the dividend payment on restricted stock units for each director is as follows: Mr. Atieh ($84,297), Ms. Cirillo ($35,100), Mr. Hernandez ($61,597), Mr. Menikoff ($135,321), Mr. Mullin ($13,757), and Mr. Steimer ($8,502). The number of vested stock units and associated dividend payment accruals that each director held at December 31, 2015 was: Mr. Atieh (32,414), Ms. Cirillo (13,497), Mr. Hernandez (23,685), Mr. Menikoff (52,032), Mr. Mullin (5,290), and Mr. Steimer (3,270).

Other annual compensation also includes matching contributions made under our matching contribution program for directors (pursuant to which we match director charitable contributions to registered charities, churches and other places of worship or schools up to a maximum amount, which was $10,000 per year in 2015), personal use of Company aircraft, spousal travel and entertainment and retirement gifts.
3	Included in Mr. Atieh’s stock awards are the following amounts which were paid in stock, rather than cash, at the election of the director: an annual retainer fee of $100,000 for which he received 918 restricted stock awards and a committee chair retainer of $25,000 for which he received 230 restricted stock awards.
4	Included in Ms. Cirillo’s stock awards are the following amounts which were paid in stock, rather than cash, at the election of the director: an annual retainer fee of $100,000 for which she received 918 restricted stock awards and a committee chair retainer of $12,000 for which she received 110 restricted stock awards.
5	Included in Mr. Edwardson’s stock awards is an annual retainer fee of $100,000 for which he received 918 restricted stock awards, rather than cash, at the election of the director.
6	Included in Mr. Menikoff’s stock awards is an annual retainer fee of $100,000 for which he received 918 restricted stock awards, rather than cash, at the election of the director.
7	Included in Ms. Ross’s stock awards is an annual retainer fee of $100,000 for which she received 918 restricted stock awards, rather than cash, at the election of the director.
8	Included in Mr. Scully’s stock awards is an annual retainer fee of $100,000 for which he received 918 restricted stock awards, rather than cash, at the election of the director.

66    Chubb Limited 2016 Proxy Statement

Information About Our Share Ownership

How Many Shares Do Our Directors, Nominees And Executive Officers Own?

The following table sets forth information, as of March 15, 2016, with respect to the beneficial ownership of Common Shares by our NEOs, by each of our directors and by all our directors and executive officers as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Common Shares listed in the Common Shares Beneficially Owned column. The Common Shares listed for each director and each NEO constitute less than one percent of the outstanding Common Shares. The Common Shares beneficially owned by all directors and executive officers as a group constitute less than one percent of the outstanding Common Shares.

Name of Beneficial Owner	Common Shares Beneficially Owned	Common Shares Subject to Options[1]	Restricted Common Shares[2]
Evan G. Greenberg3 4 7 8	1,009,411	1,087,917	287,221
Philip V. Bancroft[4] [7]	223,911	149,651	57,332
John W. Keogh[7]	105,044	198,000	106,096
John Lupica[3] [7]	87,752	96,151	75,630
Sean Ringsted[7]	106,259	92,004	34,687
Michael G. Atieh5 6	18,238	—	2,617
Sheila P. Burke[9] [10]	38,752	—	—
James I. Cash, Jr.[9] [10]	19,134	—	—
Mary A. Cirillo[6]	15,156	—	2,497
Michael P. Connors	8,132	—	1,469
John Edwardson	1,906	—	2,387
Robert M. Hernandez5 6	69,715	—	1,469
Lawrence W. Kellner[9] [10]	11,473	—	—
Peter Menikoff5 6	31,348	—	2,387
Leo F. Mullin[6]	11,151	—	1,469
Kimberly Ross	1,917	—	2,387
Robert Scully	1,906	—	2,387
Eugene B. Shanks, Jr.	5,222	—	1,469
Theodore E. Shasta	7,209	—	1,469
David Sidwell	4,173	—	1,469
Olivier Steimer[6]	11,611	—	1,469
James M. Zimmerman[9] [10]	20,349	—	—
All directors and executive officers as a group (26 individuals)	2,005,958	1,798,490	697,713

1	Represents Common Shares that the individual has the right to acquire within 60 days of March 15, 2016 through option exercises.
2	Represents Common Shares with respect to which the individual has the power to vote (but not to dispose of).
3	Messrs. Atieh, Greenberg, Lupica and Menikoff share with other persons the power to vote and/or dispose of 341 shares, 121,625 shares, 35,700 shares and 3,545 shares, respectively, of the Common Shares listed. Of the Common Shares listed as held by all directors and officers as a group (including those in the immediately preceding sentence), the power to vote and/or dispose of 164,546 Common Shares is shared with other persons.
4	Mr. Greenberg has pledged 340,000 of the Common Shares beneficially owned by him, Mr. Bancroft has pledged 41,000 of the Common Shares beneficially owned by him and Mr. Menikoff has pledged 3,545 of the shares beneficially owned by him. In each case, such pledging is consistent with the restriction on share pledging adopted by the Company in 2012 and described under “Executive Compensation—Compensation Discussion & Analysis – Share Pledging”.
5	Included in these amounts are Common Shares that will be issued to the director immediately upon his or her termination from the Board. These Common Shares relate to vested stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at March 15, 2016 included in the above table for each director is as follows: Mr. Atieh (13,882), Mr. Hernandez (10,353) and Mr. Menikoff (27,803).
6	Not included in these amounts are Common Shares that will be issued to the director no earlier than six months following his or her termination from the Board. Such Common Shares relate to deferred restricted stock units granted as directors compensation and associated dividend reinvestment accruals. The number of such Common Shares at March 15, 2016 not included in the above table for each director is as follows: Mr. Atieh (18,730), Ms. Cirillo (13,579), Mr. Hernandez (13,478), Mr. Menikoff (24,548), Mr. Mullin (5,323), and Mr. Steimer (3,290).
7	Not included in these amounts are Restricted Common Shares representing a premium performance award with respect to the performance restricted stock awards granted in 2014, 2015 and 2016. Such Restricted Common Shares will vest on the fourth anniversary of the date of the award, subject to the satisfaction of certain service and performance based criteria. Shares will not be entitled to vote until vested. Dividends will be accumulated and distributed only when, and to the extent, that the shares have vested. The number of such Restricted Common Shares at March 15, 2016 not included in the above table for each NEO is as follows: Mr. Greenberg (213,952), Mr. Bancroft (30,903), Mr. Keogh (70,257), Mr. Lupica (43,937), and Mr. Ringsted (20,746).
8	Not included in these amounts are Restricted Stock Unit (RSU) awards granted in 2014, 2015 and 2016. Such RSUs will vest evenly over four years. RSUs will not be entitled to vote until vested. Upon vesting, one Common Share will be delivered for each vested RSU. The number of such RSUs at March 15, 2016 not included in the above table for Mr. Greenberg is 32,596 shares.
9	Included in these amounts are fully vested Market Value Units payable in common shares that will be paid out at separation from service, unless further deferred by the director. The number of such Common Shares at March 15, 2016 for each director is as follows: Mrs. Burke (9,717), Dr. Cash (3,083) and Mr. Kellner (1,750).
10	Included in these amounts are fully vested Deferred Stock Units, but will not be payable, unless further deferred by the participant, until the 90th day after the earliest to occur of the directors (i) death, (ii) disability, or (iii) separation from service. The number of such Common Shares at March 15, 2016 for each director is as follows: Mrs. Burke (28,837), Dr. Cash (16,051), Mr. Kellner (9,122) and Mr. Zimmerman (17,078).

Chubb Limited 2016 Proxy Statement    67

Information About Our Share Ownership – Which Shareholders Own More Than Five Percent Of Our Shares?

Which Shareholders Own More Than Five Percent Of Our Shares?

The following table sets forth information regarding each person, including corporate groups, known to us to own beneficially or of record more than five percent of our outstanding Common Shares as of December 31, 2015. Because our acquisition of Chubb Corp. on January 14, 2016 included issuance to Chubb Corp. shareholders of Common Shares representing approximately 30% of our outstanding share capital as consideration for the transaction, we expect that our current list of shareholders holding more than five percent of our shares and/or the respective percentage ownership of our shares could be markedly different than what is portrayed below as of December 31, 2015.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Group LLP[1]	33,121,461	10.22%
280 Congress Street Boston, Massachusetts 02210
JPMorgan Chase & Co.[2]	20,967,476	6.4%
270 Park Ave., 38th Floor New York, New York 10017
Capital World Investors[3]	20,772,138	6.4%
333 South Hope Street Los Angeles, California 90071
The Vanguard Group[4]	20,047,961	6.18%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
FMR LLC[5]	18,751,997	5.78%
245 Summer Street Boston, Massachusetts 02210
BlackRock Inc.[6]	17,414,165	5.4%
55 East 52nd Street New York, New York 10055

1	Based on a Schedule 13G/A filed by Wellington Management Group LLP on February 11, 2016. Wellington Management may be deemed to have had beneficial ownership of 33,121,461 shares of common stock that are owned by investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class of shares. Wellington Management had shared voting authority over 11,108,869 shares and shared dispositive power over 33,121,461 shares.
2	Based on a Schedule 13G/A filed by JPMorgan Chase & Co. on January 11, 2016. JPMorgan Chase & Co., together with certain of its wholly-owned subsidiaries (collectively JPM), may be deemed to have had beneficial ownership of 20,967,476 shares of common stock. These shares are held by JPM in its fiduciary capacity for individual clients. No one person is known to have had an interest in more than five percent of the class of shares. JPM had shared voting power over 297,140 shares, sole voting power over 18,084,847 shares, shared dispositive power over 282,403 shares and sole dispositive power over 20,678,543 shares.
3	Based on a Schedule 13G/A filed by Capital World Investors, a division of Capital Research and Management Company, on February 12, 2016. Capital World Investors may be deemed to have had beneficial ownership of 20,772,138 shares of common stock as a result of Capital Research and Management Company acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors disclaimed beneficial ownership of the shares pursuant to Rule 13d-4.
4	Based on a Schedule 13G/A filed by The Vanguard Group on February 10, 2016. The Vanguard Group, together with certain of its wholly-owned subsidiaries acting as investment managers, may be deemed to have had beneficial ownership of 20,047,961 shares of common stock. The Vanguard Group had shared voting power over 32,700 shares, sole voting power over 599,182 shares, sole dispositive power over 19,410,124 shares, and shared dispositive power over 637,837 shares.
5	Based on a Schedule 13G filed by FMR LLC on February 12, 2016. FMR LLC, together with certain of its subsidiaries, affiliates and other companies, may be deemed to have had beneficial ownership of 18,751,997 shares of common stock. No one person is known to have had an interest in more than five percent of the class of shares. FMR LLC had sole voting power over 1,944,399 shares and sole dispositive power over 18,751,997 shares.
6	Based on a Schedule 13G/A filed by BlackRock Inc. on January 25, 2016. BlackRock, together with certain of its affiliates, may be deemed to have had beneficial ownership of 17,414,165 shares of common stock. No one person was known to have an interest with respect to more than five percent of the class of shares. BlackRock had sole voting power over 14,088,739 shares.

In addition, certain entities named in the table above are known to us to have owned beneficially or of record as of December 31, 2015 more than five percent of the outstanding common stock of Chubb Corp., the company we acquired on January 14, 2016, based on statements each such entity filed with the SEC. FMR LLC reported that it beneficially owned 18,005,797 shares of Chubb Corp., constituting 7.93% of Chubb Corp.’s then-outstanding shares. If FMR LLC held those shares through the acquisition of Chubb Corp., it would have been entitled to 10,837,689 Common Shares as consideration for the acquisition. BlackRock, Inc. reported that it beneficially owned 15,825,714 shares of Chubb Corp., constituting 7.0% of Chubb Corp.’s then-outstanding shares. If BlackRock held those shares through the acquisition of Chubb Corp., it would have been entitled to 9,525,497 Common Shares as consideration for the acquisition. The Vanguard Group reported that it beneficially owned 13,973,627 shares of Chubb Corp., constituting 6.15% of Chubb Corp.’s then-outstanding shares. If The Vanguard Group held those shares through the acquisition of Chubb Corp., it would have been entitled to 8,410,726 Common Shares as consideration for the acquisition. Any Common Shares issued as merger consideration are not reflected in the table above because they would have been issued after the December 31, 2015 date specified for the Schedule 13G filings. Please note that, due to share issuances in connection with the acquisition of Chubb Corp., Chubb Limited’s outstanding share count of 463,807,984 as of February 29, 2016 is significantly larger than its outstanding share count as of December 31, 2015.

68    Chubb Limited 2016 Proxy Statement

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this proxy statement with management. Based on our review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement for the 2016 Annual General Meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

This report has been approved by all members of the Committee.

Michael P. Connors, Chair

Mary A. Cirillo

Robert M. Hernandez

Chubb Limited 2016 Proxy Statement    69

Executive Compensation

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis describes the 2015 compensation program for our named executive officers (NEOs). For 2015, the named executive officers of Chubb Group were:

Evan G. Greenberg
Chairman, President and
Chief Executive Officer
Philip V. Bancroft
Chief Financial Officer
John W. Keogh
Executive Vice Chairman and Chief
Operating Officer
John J. Lupica
Vice Chairman;
President, North America Major Accounts and Specialty Insurance
Sean Ringsted
Chief Risk Officer and Chief Actuary

We determine which of our executive officers comprise our NEOs based on applicable SEC rules. Our Executive Management as determined under Swiss law consists of the first three officers above, but not Messrs. Lupica or Ringsted. Mr. Wayland, our General Counsel, is part of Executive Management under Swiss law, but is not an NEO this year. In future years, he may be an NEO, depending on relative compensation and the application of the relevant SEC rules.

70    Chubb Limited 2016 Proxy Statement

Executive Compensation – Executive Summary

Executive Summary

On January 15, 2016, following our acquisition of Chubb Corp., we changed our name from ACE Limited to Chubb Limited and commenced trading on the NYSE under the ticker symbol “CB.” Our company traded under the ticker symbol “ACE” prior to that date. Interested persons looking to review our historical stock price performance or measures based upon our stock price should please note that prior to January 15, 2016 our ticker symbol on the NYSE was “ACE.” Historical references to “CB” and to the company trading under that symbol prior to January 15, 2016 refer to the former Chubb Corp. which was merged into our company and no longer exists as a public company.

The financial results and performance highlights presented below are those of legacy ACE Limited and its subsidiaries and do not include the results of Chubb Corp. and its subsidiaries.

Our 2015 Performance

Chubb’s 2015 operating performance was excellent in a year when all global, dollar-based multinationals faced currency headwinds. In absolute terms, Chubb delivered record underwriting results, nearly 8 percent global P&C premium growth on a constant-dollar basis and an operating return on equity of 11.5 percent. Operating earnings of $9.76 per share were essentially flat with 2014’s record operating income and up 3.5 percent when adjusted for foreign exchange. In relative terms — as measured against our Financial Performance Peer Group, as well as a broader group of U.S. and global industry peers — our performance was also industry-leading. Global P&C net premiums written were $14.4 billion, up 7.7 percent in constant dollars. Chubb’s operating earnings of $3.2 billion were driven by exceptionally strong underwriting performance. For the year, the P&C combined ratio was a record 87.4 percent compared to 87.7 percent in 2014. P&C underwriting income of $1.9 billion, also a record, was up 1.7 percent, or 8.0 percent in constant dollars.

By all financial measures, 2015 was a very good year, although book value was affected by foreign exchange and rising interest rates in the U.S. For the year, book value per share and tangible book value per share declined 0.3 percent and 0.5 percent, respectively. Excluding the negative impact of unfavorable foreign currency movement and unrealized losses in the Company’s investment portfolio, book value per share increased 6.6 percent and tangible book value per share, which was also impacted by the addition of goodwill and intangibles associated with the Fireman’s Fund acquisition that closed during the year, increased 8.5 percent. Investment income of $2.2 billion, down 2.6 percent, stood up well given foreign exchange fluctuation and the low interest rate environment. Total shareholder return, which includes share price appreciation plus dividends, was 4.2 percent for the year, versus a 1.4 percent return for the S&P 500.

To drive sustainable growth and build earning power, Chubb continued to invest in the future of the company consistent with our strategic goals to expand our presence and capabilities in growing market segments as well as increase diversification by geography, product, customer segment and distribution channel. On July 1, 2015, we announced the transformational acquisition of Chubb Corp. With the completion of this transaction on January 14, 2016, we adopted the renowned Chubb name and became the world’s largest publicly traded property and casualty insurance company. Additionally in 2015, we completed the purchase of the U.S. high net worth personal lines businesses of Fireman’s Fund and launched ABR Re, an innovative, independent reinsurance company.

2015 Year-End Financial Snapshot	P&C Combined Ratio

US$ in millions at 12/31/15

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Executive Compensation – Executive Summary

Linking Pay and Performance

Our compensation structure and design directly align our compensation levels with our current and future performance. Based upon the outstanding 2015 operating results described above, the Compensation Committee awarded modestly higher levels of 2015 cash and stock grants (awarded in early 2016) relative to last year to the NEOs, with the exception of the CEO, whose compensation remained at the prior year’s level. Given the percentage of total compensation delivered in equity, much of the increase is future-oriented so that the ultimate realizable value is highly contingent upon future operating results and stock price.

Key financial performance metrics considered by the Compensation Committee to determine executive compensation include (as of and for the year ended December 31, 2015):

P&C Combined Ratio 87.4%	Operating Income $3.2B	Operating Return on Equity 11.5%	Total Shareholder Return 1 Year 4.2% 3 Year Annualized 16.3%	Growth in Tangible Book Value Per Common Share -0.5%	P&C Underwriting Income $1.9B

Total Direct Compensation Pay Mix

Exclusive of the special one-time long-term incentive equity awards granted to the CEO and the other NEOs, described in detail in the “Variable Compensation” section below, approximately 94 percent of the total direct compensation of our CEO and 84 percent of total direct compensation for our other NEOs is variable or “at-risk.”

CEO Total direct compensation	Other NEOs Total direct compensation

72    Chubb Limited 2016 Proxy Statement

Executive Compensation – Executive Summary

Stock Ownership Requirements for our NEOs

We established and annually review and communicate our stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary. For our CEO, the requirement is seven times annual base salary. For direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit presidents, it is four times annual base salary. All NEOs are in compliance with our stock ownership guidelines, and all of them own an amount of Chubb shares considerably in excess of the required amount.

Say-on-Pay Voting

In accordance with U.S. law and Swiss law, shareholders at the Annual General Meeting will have two votes on executive compensation and one vote for our Board of Directors’ compensation. One executive compensation vote is the say-on-pay vote under U.S. SEC rules in Agenda Item 12, which we have had in place for the past five years. The other executive compensation vote (Agenda Item 11.2) and the director compensation vote (Agenda Item 11.1) are say-on-pay votes under Swiss law and are described in the respective agenda items.

What is the difference between the two say-on-pay votes for executives (U.S. and Swiss)?

Generally speaking, the Swiss vote is forward-looking—meaning that shareholders will pre-approve the budget that will serve as the maximum amount payable (including base, bonus and equity, and all other compensation, including contributions to retirement plans and any perquisites) to Executive Management for the upcoming calendar year (2017). The calendar year budget includes the base salary that is earned during the year, plus the related bonus award and equity grant, the values of which are determined by the Compensation Committee based on its assessment of the prior-year performance. It is also important to note that the Swiss vote is binding on the Company. If this vote were to not pass, we would hold another shareholder meeting in order to secure binding approval for the following year’s compensation.

The U.S. SEC vote gives shareholders a voice on executive compensation in an advisory vote on our executive compensation. It is generally retrospective, meaning that shareholders are asked to review the Compensation Discussion & Analysis, the Summary Compensation Table and other compensation tables and narrative disclosures, and vote to approve executive compensation for the prior calendar year (2015).

We believe our shareholders will benefit from these multiple say-on-pay votes. Our Board and Compensation Committee value and will use this feedback to continually evolve our compensation programs.

2015 U.S. SEC Say-on-Pay Advisory Vote—90 Percent Shareholder Approval Rate

Although the SEC annual advisory shareholder vote on executive compensation is non-binding, the Compensation Committee will continue to consider the outcome of this vote each year when making compensation decisions for our CEO and other NEOs. At our annual general meeting of shareholders held on May 21, 2015, approximately 90 percent of the shareholders who voted on the U.S. SEC say-on-pay proposal approved the compensation of our NEOs. Even with such strong shareholder support, we actively engaged shareholders representing a majority of the Company’s outstanding Common Shares after the 2015 annual general meeting in discussions on the Company’s governance and compensation practices. The Compensation Committee took into account our shareholders’ input in its consideration of compensation and disclosure matters.

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Executive Compensation – Compensation Program Overview

Compensation Program Overview

Our Compensation Philosophy

We structure our compensation program to fairly compensate our employees and to enhance shareholder value by continuing to closely align our executive compensation philosophy and practices with the interests of our shareholders.

Our compensation practices balance long-term and short-term awards. We seek to closely link pay to Company performance. We believe this encourages business decision-making aligned with the long-term interests of the Company and our shareholders, without encouraging or rewarding excessive risk. We also vary and adjust our compensation structure and components to support the human resource requirements of our business in all the markets, globally, in which we operate.

Our goal is to attract and retain highly qualified executives who are talented, experienced, disciplined, motivated and honest. We compete for talent with property and casualty insurers, specialty insurers, and financial services companies worldwide. Given the complexity and global nature of our business, as well as the enhanced responsibilities for our executives as a result of the increased size and scale of our business, our compensation practices must enable us to attract the highest caliber executives with specific capabilities such as knowledge of international insurance markets and the ability to effectively manage teams and organizations in multiple geographies around the world. We strive to develop and administer compensation practices that enable us to retain and motivate top talent in the markets in which we operate while, at the same time, administering integrated compensation practices for our employees internationally.

As our business performance and industry reputation continue to grow in comparison with our peer companies, we have become a potential source of talent for peer companies. This has made retention of our executives and other employees even more challenging.

What We Reward: Individual

and Company Performance Criteria

Our compensation practices are designed to reward both individual and Company performance, based on the following:

Individual Performance Criteria:

•	Personal contribution to both short-term and long-term business results

•	Successful execution of key strategic objectives

•	Demonstrated leadership capability

•	Demonstrated application of relevant technical expertise

•	Ethical conduct, regulatory compliance and mitigation of unnecessary risk

Company Performance Criteria:

•	Growth in tangible book value per common share, which has a strong correlation with shareholder wealth creation

•	Quality of growth in book value, which recognizes the sources of our book value growth and is a principal measure of the quality of our shareholder wealth creation

•	Operating return on equity, which is a principal measure of the efficiency of our use of capital

•	Operating income, which is net income (after-tax) before net realized gains and losses (excluding realized gains and losses on crop derivatives)

•	P&C combined ratio (the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium), which is the sum of the expense ratio and the loss ratio (including realized gains and losses on crop derivatives)

Company performance is measured in absolute terms versus the current year’s financial plan as approved by the Board, as well as versus prior year results, and in relative terms in comparison with the performance of peer companies in our Financial Performance Peer Group on the same financial metrics.

74    Chubb Limited 2016 Proxy Statement

Executive Compensation – Compensation Program Overview

Components of Total Direct Compensation

Each NEO has a total direct compensation opportunity, which we deliver through three components that constitute what we refer to as total direct compensation:

Total direct compensation

Component	What We Reward	Target Opportunity Range	What It Achieves
Base salary	Annual base salary, which is closely tied to role and market.	Base salary is targeted at the median of our compensation peer group and industry peers.	Provides a competitive market-based level of fixed compensation.

Cash bonus

Each NEO’s annual cash bonus is based on the prior year’s performance, as measured against:

•   Individual Performance Criteria;

•   Company Performance Criteria; and

•   for some NEOs, the performance of the operating unit(s) directly managed by the NEO.

		The specific annual cash bonus opportunity for each NEO ranges between zero and 300 percent of annual base salary based on performance, with the exception of the CEO, for whom the range is higher.	Ties officer pay to annual corporate and individual performance.
Long-term incentive equity awards Stock options (time-based) Restricted stock (time-based) Performance-based restricted stock • Target Awards • Premium Awards

The value of each NEO’s long-term incentive compensation award is based on the prior year’s performance, as measured against:

•   Individual Performance Criteria;

•   Company Performance Criteria; and

•   for some NEOs, the performance of the operating unit(s) directly managed by the NEO.

The ultimate value realized from these awards is based on the Company’s stock price and per share tangible book value performance over time.

The value of the award is determined as a percentage of annual base salary. This varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 500 percent of annual base salary, with the exception of the CEO, for whom the range is higher.

Ties the current year’s awards to future performance.

The Committee determines a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance.

Stock options reward stock price appreciation.

Restricted stock (time-based) aligns executive interests with those of shareholders, provides ownership and supports executive retention.

Performance-based restricted stock encourages superior growth in tangible book value.

Other Compensation

NEOs automatically participate in Company-sponsored qualified retirement plans. They are also eligible to participate in Company-sponsored non-qualified deferred compensation plans. Under the non-qualified deferred compensation plans, the NEOs may elect to defer annual base salary and annual cash bonus and direct those deferrals to investment options that mirror those offered in our qualified defined contribution plans, to the extent permissible under applicable tax laws.

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Executive Compensation – Compensation Practices and Policies

Our NEOs do not participate in any Company-sponsored defined benefit plans, which are often referred to as pension plans.

Perquisites are not considered part of total direct compensation. They are discussed in footnote 3 of the Summary Compensation Table beginning on page 94.

Compensation Practices and Policies

Stock Ownership Guidelines for Our NEOs

We annually review and communicate our stock ownership guidelines for officers. The guidelines set stock ownership goals as a multiple of annual base salary as follows:

•	CEO: seven times annual base salary

•	Direct reports to the CEO, including all NEOs (other than the CEO) and other operating unit presidents: four times annual base salary

•	Executive Vice Presidents: three times annual base salary

•	Senior Vice Presidents earning base salaries of $250,000 or more: two times annual base salary

Shares of vested and unvested stock, excluding performance shares and options, count toward the ownership requirement. Shares of restricted stock are valued at the current market price. Newly promoted officers and new hires are expected to comply with these ownership guidelines within seven years of employment with the Company. The stock ownership guidelines have been amended to add another requirement that an officer must retain at least 50 percent of all shares acquired on the vesting of equity awards or the exercise of stock options until reaching his or her required guideline. Ownership guidelines for NEOs are mandatory and all of our NEOs are in compliance with them.

Hedging Prohibitions

The Company prohibits NEOs (as well as directors and employees) from engaging in the following potential hedging strategies with respect to Chubb securities: short selling, short-term speculation, such as day trading, purchases and sales of options involving Chubb securities and trading in hybrid or derivative securities based on Chubb securities, such as straddles, equity swaps or exchange funds, other than securities issued by Chubb.

Share Pledging

The Company prohibits NEOs from pledging shares that are held in satisfaction of the share ownership guidelines.

Recoupment Policy

The Company has enacted a recoupment policy covering all NEOs. This policy provides for the forfeiture, or clawback, of all unvested equity for any covered officer who deliberately commits fraud that results in a financial restatement.

Impact of Tax Treatments on Compensation

Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to our CEO and other NEOs (with the exception of the CFO) who were executive officers as of the last day of our fiscal year. However, compensation is exempt from this limit if it qualifies as “performance-based compensation.” Performance-based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments.

Although the Compensation Committee will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our compensation objectives may not always be consistent with the requirements for full deductibility, we and our subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Impact of Accounting Treatment

The Company accounts for employee stock options and its employee stock purchase plan in accordance with generally accepted accounting principles. For further information on stock-based compensation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

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Executive Compensation – The Relationship of Compensation to Risk

The Relationship of Compensation to Risk

Chubb’s compensation practices take into account risk management and broadly align total compensation with the medium-term and long-term financial results of the Company. The key objectives of our compensation program for executives are:

(1) to emphasize long-term performance and value creation that, while not immune to short-term financial results, encourages sensible risk-taking in pursuit of superior long-term operating performance;

(2) to assure that executives do not take imprudent risks to achieve compensation goals; and

(3) to provide, to the extent practicable, that executives are not rewarded with short-term compensation for risk-taking actions that may not manifest in outcomes until after the compensation is paid.

For bonus-eligible officers and employees below the executive level, the cash incentive pool and equity pool available for distribution within each operating unit during the annual compensation cycle are based on a blend of overall Company performance and operating unit performance, as defined by a range of metrics taking into account short-term, medium-term and long-term results on both a relative and absolute basis.

Annual Board Committee Review of Executive Compensation Practices

The Chair of the Compensation Committee meets annually with the Risk & Finance Committee of the Board of Directors to conduct a risk assessment of our executive compensation practices. Chubb’s management, including leaders in legal and human resources, provide a risk assessment of our compensation program to the Committee for its review. Additionally, the Committee considers the following factors to be important in discouraging excessive risk:

Integrity First—The Chubb Code of Conduct

The Chubb Code of Conduct is at the heart of our corporate culture and drives every business decision our executives and employees make. The Compensation Committee considers Chubb’s values-oriented culture to be a key factor in mitigating risky behavior.

Executive Stock Ownership Requirements

Chubb’s Equity Ownership Guidelines require our NEOs to hold substantial amounts of equity. For our CEO, the guideline amount is seven times annual base salary, while for the other NEOs, the guideline amount is four times annual base salary. We believe that stock ownership encourages appropriate decision-making that aligns with the long-term interests of our shareholders.

Compensation Alignment with our Peer Group

Our compensation program target levels are benchmarked annually to ensure consistency with our Compensation Benchmarking Peer Group.

Our Recoupment Policy (Clawbacks)

Our recoupment policy provides for the forfeiture of all unvested equity in the event that a financial restatement arises out of fraud deliberately committed by any NEO.

Performance Goals

Performance goals are set at levels that are high enough to encourage strong performance, but within reasonably attainable levels to discourage risky business strategies or actions.

Our NEO Compensation Components and Their Relationship to Risk

Variable pay for our NEOs in the form of annual cash bonuses and equity grants comprises the majority of each NEO’s annual total compensation.

Base salary provides a fixed level of compensation for our NEOs and comprises a relatively small portion of their overall compensation. Adjustments to base salary are driven more by competitive market data for similar positions as opposed to being tied to performance or short-term financial results and are targeted to market median.

Cash bonuses are determined by the prior calendar year’s operating results, which include financial performance metrics that drive short, medium and long-term performance and that measure Chubb’s performance against a defined group of industry peers. The most important of these metrics are growth in tangible book value per common share, operating return on equity, after-tax operating income and P&C combined ratio.

These specific financial performance metrics, taken together, have been selected in part because they encourage sound business decision-making and measure the creation of both short- and long-term enterprise value.

Equity awards, in the form of stock options, restricted shares and performance shares, comprise the remainder—and typically the majority—of each NEO’s total compensation.

As restricted stock awards vest evenly over a four-year period from the time of grant and stock options vest evenly over a three-year period from the time of grant, the majority of each NEO’s total annual compensation is directly tied to the medium-term and long-term performance of the Company. We believe that executive performance is reasonably reflected in stock price over time, or ought to be,

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Executive Compensation – The Relationship of Compensation to Risk

and we do not manage the Company (nor manage our executive compensation practices) to achieve or reward short-term fluctuations or anomalies in market conditions. While stock price may be an imperfect short-term marker for executive compensation, we believe it is a reasonable long-term tool for aligning executive compensation with shareholder results.

Twenty-five percent of the value of each NEO’s annual equity award consists of 10-year options with strike prices set as of the award date. Because options often have more value when held longer, they are particularly suitable for encouraging long-term performance.

Performance shares comprise a significant portion of each NEO’s annual stock grant (75 percent of the annual stock grant for the CEO, 66 percent for the Executive Vice Chairman and COO, and 50 percent of the annual stock grant for the other NEOs). This has the effect of making awards in a given year significantly dependent on objectively measured operating performance relative to industry competitors over the following four years. Over the course of multiple years, this makes a substantial percentage of overall compensation dependent on long-term outcomes relative to the competition.

Our Assessment of Compensation Risk

As part of Board governance, the Compensation Committee reviews the Company’s compensation structure, policies and practices to determine whether incentives arising from compensation policies or practices relating to any of our NEOs and other employees would be reasonably likely to have a material adverse effect on the Company. The Compensation Committee and management concluded that the Company’s compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company, and again confirmed that the mix of compensation types and timeframes tended to align risk-taking with appropriate medium- and long-term performance for the Company.

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Executive Compensation – How We Use Peer Group Data in Determining Compensation

How We Use Peer Group Data in Determining Compensation

The Compensation Committee recommends to the full Board and the Board approves the total direct compensation for the CEO. The Compensation Committee also reviews and approves or modifies the CEO’s recommendations for the total direct compensation for the other NEOs and direct reports to the CEO. As part of the annual compensation review process, the Compensation Committee evaluates:

•	each NEO’s individual compensation against compensation levels for comparable positions in our Compensation Benchmarking Peer Group, a peer group that best defines the market in which we compete for executive talent, and

•	Company performance against the financial performance of companies in a second peer group that best defines the market in which we compete for business, which we refer to as the Financial Performance Peer Group.

How We Select, and Who is Currently in, Our Compensation Benchmarking Peer Group

Annually, the Compensation Committee reviews those companies designated as our Compensation Benchmarking Peer Group and considers additions to the group based on a review of a broader set of industry peers and deletions from the group. This annual review is undertaken with the Compensation Committee’s independent executive compensation consultants. Stable for more than a decade, there have been no changes to the composition of this peer group. The Compensation Committee believes that the stability of this group over time has supported more valid executive compensation decision-making as the volatility that would accompany frequent changes to this group is avoided. With regard to peer group size, the Compensation Committee and its independent executive compensation consultants believe is it preferable to have the correct companies included and have stability in group composition rather than more companies that may not be appropriate and a changing composition. However, given the acquisition of Chubb Corp., one of our peer group companies, the Compensation Committee is currently reviewing the composition of this peer group.

For our CEO, we rely exclusively on the Compensation Benchmarking Peer Group. For the other NEOs, we rely on a broader set of industry-specific market survey data that includes many of the companies in our Compensation Benchmarking Peer Group.

Our Compensation Benchmarking Peer Group is:

• The Allstate Corporation • Aon Corporation • The Chubb Corporation (Legacy Chubb Corp.) • The Hartford Financial Services Group, Inc. • Marsh & McLennan Companies, Inc.	• The Progressive Corporation • The Travelers Companies, Inc. • XL Group plc

How We Select, and Who is Currently in, Our Financial Performance Peer Group

The Financial Performance Peer Group includes companies that we view as comparable to us from a business perspective. The composition of the Financial Performance Peer Group is reviewed annually by the Compensation Committee and it, too, has remained stable for over a decade with the exception of AIG, which was omitted from the group during the financial crisis when they ceased to disclose financial results in a format that enabled performance comparisons. It includes four companies in the Compensation Benchmarking Peer Group that are considered commercial property and casualty insurance companies. It also has three additional commercial property and casualty insurance companies that are not in the Compensation Benchmarking Peer Group because of their size and ownership structure. We think the Financial Performance Peer Group is the most relevant peer group to compare to the financial performance of the Company on such measures as growth in tangible book value per common share, P&C combined ratio and operating return on equity.

Our Financial Performance Peer Group is:

• AIG • The Chubb Corporation (Legacy Chubb Corp.) • CNA Financial Corporation • The Hartford Financial Services Group, Inc.	• The Travelers Companies, Inc. • XL Group plc • Zurich Financial Services Group

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Executive Compensation – How We Use Peer Group Data in Determining Compensation

How We Determine Total Direct Compensation Pay Mix

Introduction—Determining the Mix of Total Direct Compensation

The components of our NEO’s total direct compensation vary depending on level. Our more senior officers receive a greater percentage of their total direct compensation as variable or at-risk compensation. This consists of an annual cash bonus and a long-term incentive equity award composed of stock options and restricted stock, at least half of which is in the form of performance shares, as described below.

Total cash compensation, which consists of annual base salary and annual cash bonus, is typically less than half of total direct compensation.

The Compensation Committee reviews the percentage of total direct compensation delivered in annual base salary, annual cash bonus, and long-term incentive equity awards for similar positions in our Compensation Benchmarking Peer Group. For certain positions the Compensation Committee also considers the broader insurance market.

Total Direct Compensation – Variable Pay Mix

Elements of Total Direct Compensation

Annual Base Salary

The Compensation Committee reviews and approves or modifies the CEO’s recommendations for the annual base salary of each NEO. The Compensation Committee recommends, and the full Board of Directors determines, the annual base salary for the CEO. On an annual basis, the Committee reviews each NEO’s actual annual base salary in reference to the median compensation levels for comparable positions at companies in our Compensation Benchmarking Peer Group. The Committee also considers industry-specific market survey data for NEOs other than the CEO. While we typically target annual base salary to be at the median of the market, each NEO’s actual annual base salary may fall above or below the market median.

Variable Compensation—Bonus and Equity Compensation Awards

We use variable performance-based compensation in the form of the annual cash bonus and the long-term incentive equity award in combination with the annual base salary to provide an overall compensation opportunity that is closely tied to performance. When both Company performance and individual performance are considered outstanding, NEOs have the opportunity to achieve total direct compensation that approximates the 75th percentile of compensation for comparable positions at companies in our Compensation Benchmarking Peer Group. Pay Governance determines the percentiles for a given position based on an analysis of compensation disclosures in the most recent publicly available Compensation Benchmarking Peer Group proxy statements in combination with industry-specific market survey data. The Compensation Committee considers the opportunity to achieve or exceed the 75th percentile for outstanding performance because of the high performance expectations to which our Company executives are held, the prevailing competition for talent within our Compensation Benchmarking Peer Group, and the ambitious financial goals of the Company, which the Board reviews and approves each year.

Annual Cash Bonus

The annual cash bonus component of total direct compensation provides a timely link between recent performance and compensation. This allows the Compensation Committee to adjust annual compensation to reflect overall Company financial performance during the prior fiscal year as well as the individual performance of each NEO.

Each NEO’s 2015 annual cash bonus was determined in early 2016 and was based on:

•	the prior year’s performance, as measured against the Individual Performance Criteria, described above;

•	the Company Performance Criteria, described above; and,

•	for some NEOs, as further specified elsewhere in this Compensation Discussion & Analysis, the performance of the operating unit(s) directly managed by the NEO.

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Executive Compensation – How We Use Peer Group Data in Determining Compensation

This process culminates in a specific annual cash bonus opportunity for each NEO that ranges between zero and 300 percent of annual base salary based on performance, with the exception of the CEO, for whom the range could be significantly higher. (see 2015 Total Direct Compensation – Supplemental Table on page 90)

Long-Term Incentive Equity Awards

The Compensation Committee bases the value of each NEO’s long-term incentive compensation award on the past year’s performance as measured against the Individual and Company Performance Criteria, described above, as well as, for some NEOs as further specified below, the performance of the operating unit(s) directly managed by the NEO.

The Compensation Committee uses long-term incentive equity awards, principally in the form of stock options,

restricted stock (time-based) and performance–based restricted stock, as:

•	a timely link between recent performance and compensation;

•	a forward-looking vehicle for retention of executive talent due to the multi-year vesting schedule for equity awards;

•	an important driver of long-term performance and risk management; and

•	a key link for aligning shareholder and executive interests.

This process culminates in a specific long-term incentive equity award for each NEO that is linked both to current year performance and multi-year future performance. The range of the value of the award as a percentage of annual base salary varies greatly among NEOs depending on position and performance but has been targeted to be between 200 percent and 500 percent of annual base salary, with the exception of the CEO, for whom the range is higher.

Variable Compensation

Criteria and Vesting Schedules

Each year the Compensation Committee reviews the vesting criteria for Executive Management and NEOs. For all grants awarded after August 2014, all members of Executive Management and our NEOs have double-trigger vesting upon a change in control.

Vesting Criteria Under a Change in Control

	Single-Trigger Vesting	Modified Single Trigger Vesting	Double-Trigger Vesting

Evan Greenberg	Before May 2011	After May 2011	After August 2014
John Keogh	Before August 2014	n/a	After August 2014
John Lupica	Before August 2014	n/a	After August 2014
Philip V. Bancroft	Before February 2013	After February 2013	After August 2014
Sean Ringsted	Before August 2014	n/a	After August 2014

Options and restricted stock also vest if a recipient’s termination of employment occurs by reason of death or disability. Continued vesting requires uninterrupted employment with the Company unless the Compensation Committee (by recommendation from the CEO) exercises its discretion and grants continued vesting in unvested equity in connection with an employee’s separation from the Company. Also, upon reaching age 62 and having 10 years of service, employees who retire from the Company in good standing will be granted continued vesting without requiring Compensation Committee approval.

Performance-Based Restricted Stock Criteria and Vesting

The Compensation Committee established performance criteria for at least half of the restricted stock awards to NEOs and several other Company senior officers.

The performance criteria is applied to 75 percent of the restricted stock awards granted to the CEO; 66 percent of the restricted stock awards granted to the Executive Vice Chairman and COO; and 50 percent of the stock awards granted to the other participating executives.

Our performance criteria tie the annual vesting of these awards to specified performance targets, namely growth in our tangible book value per common share. We selected this financial measure because it is a strong indicator of growth in shareholder value for a commercial property and casualty insurer and a common financial performance measure for companies in our industry.

To determine whether awards vest, we compare our performance with the Company’s Financial Performance Peer Group (see “How We Select and Who is Currently in Our Financial Performance Peer Group”). For awards granted before 2014, we compared our performance with the growth in tangible book value per common share of other companies included in the S&P 500 Property & Casualty Index.

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Executive Compensation – How We Use Peer Group Data in Determining Compensation

Special One-Time Long-Term Incentive Equity Awards

In recognition of the extraordinary efforts of certain Company employees, including the NEOs, who undertook substantial additional work associated with the pre-closing phase of our merger with Chubb Corp., the Board of Directors authorized and awarded supplemental equity awards to these employees. These awards were in addition to the compensation otherwise awarded on the basis of the Company’s 2015 financial performance. For the NEOs, this award was in the form of an additional grant of performance-based restricted stock with the same vesting criteria as the performance-based restricted stock awarded as part of annual compensation. For Messrs. Greenberg and Keogh, however, any shares earned will cliff-vest at the end of the four-year period to support the retention of these key officers through the completion of the integration plan. Furthermore, to link compensation with the creation of shareholder value, for Messrs. Greenberg and Keogh, any shares above target (premium shares) earned based on growth in tangible book value per share will be delivered in full only if the stock price exceeds $130 per share as measured by the average price of the last 30 trading days prior to the end of the measurement period. If the stock price does not exceed $130 per share, then only 50 percent of any earned premium shares will be delivered.

Independent Verification of Growth in Tangible Book Value Per Common Share

We have retained Ernst & Young LLP, an independent public accounting firm, to verify the calculations of our growth in tangible book value per common share, to compare our growth in tangible book value per common share to that of the Financial Performance Peer Group for 2015 and 2014 (or the S&P 500 Property & Casualty Index prior to 2014) and to prepare a report on its findings. Our Compensation Committee reviews the report prepared by Ernst & Young and, based on that report, formally confirms whether, and to what extent, the performance criteria were met for the prior year and how much, if any, performance-based restricted stock has vested as a result.

Performance-Based Restricted Stock Awards

We have two types of performance-based restricted stock awards: Target Awards and Premium Awards.

Target Awards

Each Target Award of performance-based restricted stock consists of four installments. The vesting of each annual installment is subject to the following criteria:

•	If growth in tangible book value per common share exceeds the median, 100 percent of the performance-based restricted stock scheduled to vest that year actually vests.

•	Beginning in January 2016, if the growth in tangible book value per common share exceeds the 25th percentile but does not exceed the 50th percentile, the number of shares of the performance-based restricted stock which vest shall be equal to the number of shares multiplied by a percentage determined by straight line interpolation between 50 and 100 percent based on the percentile achieved between the 25th and 50th percentile; if the growth is at or below the 25th percentile, then no such stock actually vests.

•	For grants in 2014 and 2015, if the growth in tangible book value per common share is above the 25th percentile or at or below the median, then 50 percent of the performance-based restricted stock scheduled to vest that year actually vests; if the growth is at or below the 25th percentile, then no such stock actually vests.

•	Before January 2014, if growth in tangible book value per common share was at or below the median, then no performance-based restricted stock scheduled to vest that year actually vested.

Issuance Criteria

If the performance-based restricted stock does not vest in a particular one-year period applicable to that installment, it may later vest in a subsequent year if the aggregate to-date performance exceeds the minimum applicable vesting performance percentage or the cumulative four-year performance exceeds the median performance for growth in tangible book value per common share. If the performance goal is not achieved within four years, the shares will be forfeited.

Premium Awards

If our growth in tangible book value per common share compared with the growth of other companies included in our Financial Performance Peer Group (or the S&P 500 Property & Casualty Index for awards granted prior to 2014) over the four-year performance period, which we refer to as our Cumulative Performance, exceeds a certain percentile depending on the year of grant as described below, a Premium Award of additional shares, over and above the yearly Target Award, will be earned as follows:

For awards granted beginning in January 2016:

•	If Cumulative Performance does not exceed the 50th percentile, no Premium Award will become vested.

•	If Cumulative Performance is above the 50th but does not exceed the 65th percentile, then we will interpolate the Premium Award between 0 percent and 50 percent of the number of Target Award shares earned.

•	If Cumulative Performance is above the 65th but does not exceed the 75th percentile, then we will interpolate the Premium Award between 50 percent and 100 percent of the number of Target Award shares earned.

•	If Cumulative Performance exceeds the 75th percentile, then the Premium Award will equal 100 percent of the number of Target Award shares earned.

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Executive Compensation – How We Use Peer Group Data in Determining Compensation

For awards granted before January 2016:

•	If Cumulative Performance does not exceed the 65th percentile, no Premium Award will become vested.

•	If Cumulative Performance is above the 65th and below the 75th percentile, then we will interpolate the Premium Award between 50 percent and 100 percent of the number of Target Award shares earned.

•	If Cumulative Performance exceeds the 75th percentile, then the Premium Award will equal 100 percent of the number of Target Award shares earned.

Issuance Criteria

Shares representing Target Awards are issued when the performance award is approved. They are subject to forfeiture if applicable performance criteria are not met. For awards granted prior to February 2014, shares representing Premium Awards were not issued at the time the Target Award was approved. Rather, they were subject to issuance following the four-year performance period, if and to the extent the Premium Awards were earned. Because of this, a portion of our NEOs’ compensation received in any given year could relate to performance share awards granted four years prior.

For awards granted in February 2014 and thereafter, Premium Awards have been issued subject to vesting if actually earned or forfeited if not earned at the end of the four-year performance period.

The Compensation Committee lacks discretion to increase the vesting of any performance-based award other than what was achieved based on the actual performance. The Compensation Committee has agreed at the start of all performance periods to adjust the growth in tangible book value per share for Chubb and peer companies to exclude changes based on:

•	corporate acquisitions or dispositions affecting goodwill; or

•	corporate dispositions resulting in gains or losses.

These two circumstances could materially impact growth in tangible book value per common share. Without this adjustment, executives could be unduly penalized or enriched for taking actions that are in the best interests of Chubb but reduce growth in tangible book value per common share.

In May 2015, Target Awards granted to NEOs in February 2011 earned a Premium Award of 92.7 percent.

Stock Option and Restricted Stock Grants: Timing and Pricing

The Compensation Committee typically grants stock options and restricted stock to NEOs annually, effective the day of the February Board of Directors meeting. From time to time the Compensation Committee may make off-cycle grants to NEOs to recognize mid-year promotions or other circumstances. No off-cycle grants were made to NEOs in 2015.

•	The option exercise price is the closing price of our Common Shares as traded on the NYSE on the grant date. Executive officers who join the Company after February in a given year may be granted stock options and restricted stock following their start date.

•	To determine the number of shares for an option award, we use a notional Black-Scholes option value. In 2015 that notional value was 25 percent of the stock price, calculated in each case at the time that we make the decision to grant the option. We typically base the number of shares to be covered by a restricted stock grant on the stock price at the time that we make the decision to grant the restricted stock.

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Executive Compensation – How We Determine and Approve NEO Compensation

How We Determine and Approve NEO Compensation

Role of the Compensation Committee

The Compensation Committee recommends to the full Board and the Board approves the CEO’s total direct compensation. The Compensation Committee meets in executive sessions, with no management present, to evaluate the performance and determine the total direct compensation of the CEO. In addition to considering overall Company financial performance in absolute terms compared to plan and prior-year performance, and in relative terms compared to the financial performance of our Financial Performance Peer Group, the Compensation Committee seeks external guidance from Pay Governance.

The CEO makes recommendations for the total direct compensation of each of the other NEOs. The Committee discusses these recommendations with the CEO along with a review of the performance of each NEO as assessed by the CEO. The Committee then approves or disapproves, or recommends modifications to, the total direct compensation for each NEO, as appropriate.

Role of Independent Consultants in Advising the CEO and Compensation Committee on NEO Compensation Determinations

The Compensation Committee directly retains Pay Governance, an independent consultant, to assist management in the collection and analysis of relevant market data including compensation and financial performance data for our Compensation Benchmarking and Financial Performance Peer Groups. Pay Governance also provides compensation benchmarking for the positions held by our NEOs for consideration by the CEO and the Compensation Committee. In addition, the Compensation Committee currently retains Pay Governance to assist it with respect to the compensation of the Chief Executive Officer. For this assignment, Pay Governance meets directly with the Compensation Committee to review Company performance, the personal performance of the CEO and provides guidance on CEO compensation in the form of proposed compensation ranges for the annual cash bonus and long-term incentive equity award. In addition, Pay Governance facilitates discussion, reviews peer groups and provides guidance on current trends in executive compensation practices, in general, and CEO compensation practices, specifically. The Compensation Committee has the authority to retain and terminate Pay Governance and to approve their fees and other retention terms.

Role of the Global Human Resources Officer in Advising the CEO and Compensation Committee on NEO Compensation Determinations

Our Global Human Resources Officer further supports the CEO and the Compensation Committee in assembling external market data as prepared by Pay Governance, gathering and assembling internal compensation information, acting as liaison with Pay Governance, and assisting the CEO and the Compensation Committee in further compensation analysis.

How We Determine Compensation For Our CEO

Step 1

Our Compensation Framework

As a starting point, the Compensation Committee uses a framework that links total direct compensation for the CEO to:

•	the financial performance of the Company assessed against our Board-approved plan and prior-year performance,

•	achievement of non-financial strategic objectives,

•	key financial performance metrics as compared with other companies within our Financial Performance Peer Group (see below),

•	individual performance, and

•	annual base salary of the CEO.

Operating Metrics Used To Evaluate Absolute Financial Performance Are:
• Premium revenue • P&C combined ratio (and its component parts) • P&C underwriting income • Operating income • Net income	• Operating return on equity • Book value growth • Tangible book value per common share growth • Earnings per share

The Committee first considers Company performance on these metrics against plan or budget, and prior year results. For 2015, the Company’s performance across most metrics exceeded plan and prior year and in most instances, substantially exceeded plan and prior year.

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Executive Compensation — How We Determine and Approve NEO Compensation

Consideration is then also given to the achievement of non-financial, strategic Company objectives and individual objectives set by the CEO in advance of the calendar year.

These might include geographic expansion into target markets, the launch of new product lines and objectives related to improved operational efficiency.

Step 2

Measure Financial Performance Against our Financial Performance Peer Group

The Committee then evaluates Chubb’s performance as measured against the performance of our peer companies named in our Financial Performance Peer Group.

Key Financial Performance Metrics Considered by the Compensation Committee To Evaluate Relative Performance Are:
•Tangible book value per common share growth •Operating return on equity	• Operating income • P&C combined ratio
For 2015, the Company’s relative performance across the metrics taken collectively fell in the upper quartile of our peer group.

Step 3

Results of Both Analyses Evaluated Against Our Compensation Framework

The results of both analyses are evaluated against a compensation framework that relates overall performance to a multiple of CEO annual base salary for determining annual cash bonus and long-term incentive equity award. The Committee then applies judgment based on the achievement of non-financial objectives that were set in January of the performance year and personal accomplishments. These objectives range from initiating operations in new geographical jurisdictions and expanding product lines, to achieving certain strategic, enterprise-wide, corporate goals that position the Company for future growth and balance sheet strength. The Committee concluded that these objectives, too, had been met or exceeded.

The Committee does not rely exclusively on arithmetic formulas for this assessment, both because such inflexibility is incompatible with the long-term corporate goals that form the basis for our compensation decisions, and because of the multiplicity of data points. Rather, the Committee uses these data points as part of a performance assessment framework that is intended to reach a fair conclusion in light of all of the available information. (see 2015 Total Direct Compensation – Supplemental Table on page 90)

How We Determine Other NEO Compensation

For other NEOs, total direct compensation is determined by the CEO and approved or modified by the Compensation Committee. Compensation decisions are based in part on overall Company performance and the performance of the operating units or support functions under each NEO’s management. Decisions are also influenced by each NEO’s individual performance, within the context of compensation market data for each position provided by Pay Governance.

As part of the annual compensation cycle, the CEO, with assistance from the Global Head of Human Resources, reviews appropriate compensation market data for each NEO. For those NEOs directly managing an operating unit, the review includes market data for other business segment leaders of comparatively sized business units within our Compensation Benchmarking Peer Group as well as for business segment leaders from other insurance industry peers.

For those NEOs managing a support function, the review includes market data for other support function leaders within our Compensation Benchmarking Peer Group as well as for support function leaders from other insurance industry peers. This review and market analysis informs decision-making about annual compensation for our NEOs.

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Executive Compensation – 2015 NEO Total Direct Compensation and Performance Summary

2015 NEO Total Direct Compensation and Performance Summary

Below we provide a summary of each of our named executive officers’ total direct compensation and an overview of their 2015 performance relative to achieving our annual and long-term performance goals. The process the Compensation Committee uses to determine each officer’s 2015 compensation is described more fully in “How We Determine and Approve NEO Compensation” beginning on page 84.

CEO 2015 Total Direct Compensation

Evan G. Greenberg,

Chairman, President and CEO

2015 Performance Summary

The Company’s 2015 operating performance was excellent in a year when all global, dollar-based multinationals faced currency headwinds. Under Mr. Greenberg’s leadership, the Company produced record underwriting results and a 3.5 percent increase in operating earnings per share on a constant dollar basis. The Company advanced its strategic and operational goals, including expanding our presence and capabilities in growing market segments as well as increasing diversification by geography, product, customer segment and distribution channel.

The following accomplishments were relevant to the Compensation Committee’s considerations in developing its CEO compensation recommendations for 2015:

Financial Performance

•	Operating income of $9.76 per share, essentially flat with last year’s record operating income and up 3.5% when adjusted for foreign exchange

•	Record property and casualty (P&C) underwriting income of $1.9 billion, up 1.7% or 8.0% in constant dollars

•	Record P&C combined ratio of 87.4% versus 87.7% in 2014

Shareholder Value Creation

•	Excluding the negative impacts of unfavorable foreign currency movement and unrealized losses in the company’s investment portfolio, book value per share increased 6.6% and tangible book value per share, which was also impacted by the goodwill and intangibles associated with the Fireman’s Fund acquisition that closed during the year, increased 8.5%

•	Operating return on equity of 11.5% with total return to shareholders of 4.2% and three-year annualized total shareholder return of 16.3%

Strategic and Operational Accomplishments

Chubb continued to invest in the future of the company consistent with our strategic goals.

•	On July 1, 2015, the Company announced the transformational acquisition of The Chubb Corporation. With the completion of this transaction on January 14, 2016, we adopted the renowned Chubb name and became the world’s largest publicly traded property and casualty insurance company

•	In April 2015, the Company completed the acquisition of the Fireman’s Fund high net worth personal lines business in the U.S.

•	Also in April, the Company launched ABR Re, an innovative, independent reinsurance company

•	The Company continued to improve underwriting results through data analytics and portfolio management

•	The Company completed the integration of earlier acquisitions in Brazil, Thailand and Mexico

2015 Compensation Committee Decisions

The extensive Company Performance Criteria and Individual Performance Criteria used to evaluate Mr. Greenberg’s compensation is detailed in the section “How We Determine Compensation For Our CEO” beginning on page 84.

Given that 2015 financial performance was outstanding and similar to the prior year’s performance, the Compensation Committee concluded that it was fair and appropriate to provide compensation in the upper quartile of the Compensation Benchmarking Peer Group at an equivalent value to prior year’s compensation with base salary, annual cash bonus and long-term incentive equity at prior year’s values.

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Executive Compensation — 2015 NEO Total Direct Compensation and Performance Summary

2015 Total Direct Compensation-Variable Pay Mix

Additionally, in recognition of Mr. Greenberg’s extraordinary efforts and his leadership throughout the pre-closing phase of the Chubb Corp. acquisition, including the negotiation of the merger agreement and the extensive integration planning that was completed in the second half of 2015, the Compensation Committee authorized and awarded a supplemental equity award. This award was in addition to the compensation otherwise awarded on the basis of the Company’s 2015 financial performance. Mr. Greenberg was involved in all aspects of the pre-closing process and ensured that the merger negotiations and the integration planning process were completed in an accelerated timeframe, thereby minimizing operational risk to both companies and providing the necessary certainty concerning organizational design and operational platforms that will provide a strong foundation for the success of the new company. Mr. Greenberg’s extraordinary efforts were in addition to his continued leadership in ensuring that the Company achieved strong financial performance in 2015.

In making this award, the Compensation Committee recognized Mr. Greenberg’s exceptional leadership in building the Company’s strategic, operational and financial strength over his tenure as CEO. The Compensation Committee chose to recognize Mr. Greenberg’s work in the form of an additional grant of performance-based restricted stock in the amount of $4 million that will vest over a four year period and will support the retention of Mr. Greenberg to remain with the Company through the completion of the integration plan that was established under his direction in 2015. Since this award has been granted for extraordinary efforts, they are expected to be of a one-time nature and will not be considered for the purpose of determining Mr. Greenberg’s future compensation for carrying out his regular business responsibilities.

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Executive Compensation — 2015 NEO Total Direct Compensation and Performance Summary

Other NEO 2015 Total Direct Compensation

In recognition of the extraordinary efforts of certain Company employees, including the NEOs listed below, who undertook substantial additional work associated with the pre-closing phase of the Chubb Corp. acquisition, the Compensation Committee authorized and awarded supplemental equity awards to these employees. These awards were in addition to the compensation otherwise awarded on the basis of the Company’s 2015 financial performance. The extraordinary efforts occurred throughout the second half of 2015 and included (i) extensive due diligence and analysis of the transaction on an accelerated basis, (ii) deep and extensive integration planning across both legacy companies’ many business and support units, (iii) securing regulatory approval from numerous state and antitrust regulators in the United States and from numerous international regulators in other countries in which Chubb operates, and (iv) arranging and securing the complex funding necessary to finance the transaction. All of this work was undertaken in addition to the employees’ regular business responsibilities (ensuring the Company’s strong 2015 financial performance) and was completed in accordance with an aggressive schedule, approximately six months from the announcement of the transaction to close.

The Compensation Committee recognized these efforts in the form of an additional grant of performance-based restricted stock in the amount of $1 million for Mr. Bancroft, $2.1 million for Mr. Keogh, $1.6 million for Mr. Lupica and $700,000 for Mr. Ringsted, that will in each case vest over a four year period and will support the retention of these key employees through the completion of the integration plan. Since these awards have been granted for extraordinary efforts, they are expected to be of a one-time nature and will not be considered for the purpose of determining future compensation of these employees for carrying out their regular business responsibilities.

Philip V. Bancroft

Chief Financial Officer

Corporate Units under his management:

• Accounting & Financial Reporting	• Actuarial • Tax and Treasury
• Investment Management

2015 Performance Criteria

Mr. Bancroft’s compensation was based on overall Company performance, against both financial and strategic objectives, and his individual performance as the Chief Financial Officer of the Company, which was evaluated in terms of his execution of a wide and complex set of financially-oriented objectives related to the balance sheet and the income statement. Furthermore, his compensation was also reflective of the both his leadership in the due diligence and integration planning for the Chubb Corp. acquisition as well as the expanded scope of his role given the size and complexity of the new Chubb.

Mr. Bancroft was deemed to have exceeded expectations on a range of financial and corporate objectives and the quality of the support personally provided by him as well as the quality of the support provided by those corporate units his management.

2015 Compensation Committee Decisions

•	Base salary was increased 3 percent,

•	Annual cash bonus was increased 16 percent, and

•	Long-term incentive equity award was increased 13 percent.

2015 Total Direct Compensation-Variable Pay Mix

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Executive Compensation — 2015 NEO Total Direct Compensation and Performance Summary

John W. Keogh

Executive Vice Chairman and Chief Operating Officer

Corporate Units under his management:

• ACE International	• ACE Global Markets
• ACE North American P&C businesses

2015 Performance Criteria

Mr. Keogh’s compensation was based on overall Company performance, against both financial and strategic objectives, the performance of the property and casualty operating units under Mr. Keogh’s management as Chief Operating Officer, and the performance of legacy ACE Global Markets and legacy ACE International which were under Mr. Keogh’s direct management as Chairman, Overseas General, for most of 2015. Consideration was also given to his substantial leadership contributions in the accelerated integration planning for the Chubb Corp. acquisition as well as his expanded scope of responsibility for the new Chubb’s North America P&C operations. His expanded role was recognized by the Board of Directors and he was named Executive Vice Chairman of Chubb Limited.

2015 Compensation Committee Decisions

•	Base salary was increased 3 percent,

•	Annual cash bonus was increased 9 percent, and

•	Long-term incentive equity award was increased 5 percent.

2015 Total Direct Compensation-Variable Pay Mix

John J. Lupica

Vice Chairman; President, North America Major Accounts and Specialty Insurance

Corporate Units under his management:

• ACE USA	• ACE Private Risk Services
• ACE Westchester	• ACE Bermuda
• Rain & Hail • ACE Agribusiness	• ACE Commercial Risk Services

2015 Performance Criteria

Mr. Lupica’s compensation was based on overall Company performance, against both financial and strategic objectives, the performance of the operating units under Mr. Lupica’s direct management, which for 2015 included legacy ACE USA, ACE Westchester, ACE Private Risk Services, ACE Bermuda and Rain & Hail, as well as his individual performance. Consideration was also given to the breadth of his responsibility and his significant leadership contributions in the accelerated integration planning for the Chubb Corp. acquisition as well as the scope of his responsibility for the new Chubb North America operations.

2015 Compensation Committee Decisions

•	Base salary was increased 3 percent,

•	Annual cash bonus was increased 9 percent, and

•	Long-term incentive equity award was increased 4 percent.

2015 Total Direct Compensation-Variable Pay Mix

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Executive Compensation — 2015 NEO Total Direct Compensation and Performance Summary

Sean Ringsted

Chief Risk Officer and Chief Actuary

Corporate Units under his management:

• Enterprise Risk Management	• Actuarial

2015 Performance Criteria

Mr. Ringsted’s compensation was based on overall Company performance and his individual performance filling the roles of Chief Risk Officer and Chief Actuary. His dual responsibilities require him to address complex actuarial and risk concentration issues across all the geographies, business segments and product lines of the Company, as well as provide leadership to the actuarial function. The evaluation of his performance is informed by both measurable outcomes which significantly impact the financial performance of the Company and the quality of the actuarial support provided to all business segments. Consideration was also given to his leadership role in the accelerated integration planning for the Chubb Corp. acquisition. He was deemed to have achieved and, in many instances, exceeded expectations on a range of actuarial and risk-related objectives.

2015 Compensation Committee Decisions

•	Base salary was increased 3 percent,

•	Annual cash bonus was increased 4 percent, and

•	Long-term incentive equity award was increased 5 percent.

2015 Total Direct Compensation-Variable Pay Mix

2015 Total Direct Compensation – Supplemental Table

Each February, the Compensation Committee and the Board of Directors approve compensation for each NEO including any adjustments to annual base salary, annual cash bonus in recognition of prior calendar year’s performance and long-term incentive equity awards. The long-term incentive equity awards consist of stock options, valued using a notional Black Scholes option valuation methodology representing roughly 25 percent of the closing market price at the date of grant; time-based restricted stock awards; and performance shares, which are subject to performance-based vesting criteria, valued at the closing market price at the date of grant.

The key compensation components for each of our NEOs are summarized in the charts below. The totals and the equity award values do not directly correlate to what is ultimately reported in the Summary Compensation Table in accordance with SEC rules (for example, the equity award columns below reflect February 2016 grants, including the special one-time long-term incentive equity awards further described in CEO 2015 Total Direct Compensation and Other NEO 2015 Total Direct Compensation, while the Summary Compensation Table reflects February 2015 grants). However, using the above methodology, they do reflect how the Compensation Committee considers the overall impact of each annual compensation component as of the time of determination.

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Executive Compensation — Defined Terms and Calculations

2015 Named Executive Officers Compensation – Supplemental Table

Name and Title/Business Unit	Annual Base Salary	Annual Cash Bonus	Annual Long Term Incentive Equity Award	Total Direct Compensation	Special One-Time Long- Term Incentive Equity Award	Total Direct Compensation including Special Award
Evan G. Greenberg	$1,400,000	$6,600,000	$11,800,000	$19,800,000	$4,000,000	$23,800,000
Chairman, President and CEO
Philip V. Bancroft[1]	$750,000	$1,350,000	$2,425,000	$4,525,000	$1,000,000	$5,525,000
Chief Financial Officer
John W. Keogh[2]	$885,000	$2,475,000	$4,100,000	$7,460,000	$2,100,000	$9,560,000
Executive Vice Chairman and Chief Operating Officer
John J. Lupica[3]	$775,000	$1,855,000	$3,150,000	$5,780,000	$1,600,000	$7,380,000
Vice Chairman; President, North America Major Accounts and Specialty Insurance
Sean Ringsted[4]	$575,000	$755,000	$1,500,000	$2,830,000	$700,000	$3,530,000
Chief Risk Officer and Chief Actuary

1	Mr. Bancroft’s annual base salary was increased for 2016 to $775,000.
2	Mr. Keogh’s annual base salary was increased for 2016 to $900,000.
3	Mr. Lupica’s annual base salary was increased for 2016 to $800,000.
4	Mr. Ringsted’s annual base salary was increased for 2016 to $595,000.

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Executive Compensation — Defined Terms and Calculations

Defined Terms and Calculations

The non-GAAP financial measures used in this Compensation Discussion & Analysis (operating income, operating return on equity, P&C combined ratio, P&C underwriting income and tangible book value per common share) are defined and reconciled to U.S. GAAP in the “Regulation G—Non-GAAP Measures” annex of this proxy statement.

Book Value Per Common Share	shareholders’ equity divided by the number of Common Shares outstanding
Combined Ratio	the amount that an insurer must pay to cover claims and expenses for every dollar of earned premium. It is the sum of the expense ratio and the loss ratio.
Company Performance Criteria	the factors described on page 74 that measure the Company’s performance for purposes of determining an individual’s compensation
Compensation Benchmarking Peer Group	those companies identified on page 79 who the Company considers for purposes of comparing and determining executive compensation
Cumulative Performance	the four-year performance period of growth in tangible book value per common share compared with the growth of other companies included in the Financial Performance Peer Group during such period
Double-Trigger Vesting

all unvested equity vests immediately upon a change in control if the executive is terminated without cause or resigns for good reason between six months before and two years after such change in control.

Expense Ratio
Financial Performance Peer Group	those companies identified on page 79 who the Company considers to be comparable from a business perspective
Individual Performance Criteria	the factors described on page 74 that measure an individual’s performance for purposes of determining such individual’s compensation
Loss Ratio
Modified Single-Trigger Vesting

all unvested equity vests:

(a) immediately upon a change in control if the executive is terminated without cause or resigns for good reason between six months before and six months after such change in control; or

(b) immediately upon the executive’s resignation for any reason after remaining a company executive for at least six months after a change in control, provided that such resignation occurs between six months and two years after a change in control.

Premium Award	performance-based restricted stock awards in excess of the yearly Target Award in the event that the Company’s Cumulative Performance exceeds the 50th percentile, as further described on page 82
Single-Trigger Vesting	all unvested equity vests immediately upon a change in control
Target Award	performance-based restricted stock awards consisting of four annual installments subject to specified vesting criteria described on page 82
Total Shareholder Return	stock price increase plus dividends reinvested
Total Direct Compensation	base salary, cash bonus and long-term incentive equity awards

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Executive Compensation — Defined Terms and Calculations

Compensation discussion & analysis

¡ Acronyms

CEO	Chief Executive Officer
CFO	Chief Financial Officer
COO	Chief Operating Officer
NEOs	Executive officers whose compensation is required to be disclosed in the proxy statement based on applicable SEC rules
P&C	Property & casualty

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Executive Compensation — Summary Compensation Table

Summary Compensation Table

The following table sets forth compensation for 2015, 2014 and 2013 for our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards[1]	Option Awards[2]	All Other Compensation[3]	Total
Evan G. Greenberg Chairman, President and Chief Executive Officer	2015	$1,351,538	$6,600,000	$8,849,997	$2,371,296	$1,208,316	$20,381,147
	2014	$1,200,000	$6,600,000	$8,550,004	$2,004,856	$1,323,314	$19,678,174
	2013	$1,200,000	$6,250,000	$6,825,052	$2,609,519	$900,776	$17,785,347
Philip V. Bancroft Chief Financial Officer	2015	$750,000	$1,350,000	$1,612,429	$432,055	$672,281	$4,816,765
	2014	$750,000	$1,160,000	$1,499,974	$351,735	$556,567	$4,318,276
	2013	$725,000	$1,120,000	$1,368,802	$323,946	$579,389	$4,117,137
John W. Keogh Executive Vice Chairman and Chief Operating Officer	2015	$885,000	$2,475,000	$2,936,302	$786,756	$435,861	$7,518,919
	2014	$885,000	$2,265,000	$2,711,215	$635,756	$399,658	$6,896,629
	2013	$860,000	$2,067,000	$2,280,084	$539,606	$348,518	$6,095,208
John J. Lupica Vice Chairman; President, North America Major Accounts and Specialty Insurance	2015	$775,000	$1,855,000	$2,268,741	$607,895	$365,211	$5,871,847
	2014	$775,000	$1,700,000	$2,043,765	$479,237	$350,124	$5,348,126
	2013	$735,000	$1,500,000	$1,387,502	$328,384	$307,392	$4,258,278
Sean Ringsted Chief Risk Officer and Chief Actuary	2015	$575,000	$755,000	$1,068,831	$286,368	$994,828	$3,680,027
	2014	$575,000	$725,000	$1,050,040	$246,204	$1,453,302	$4,049,546
	2013	$543,750	$700,000	$975,068	$230,758	$1,492,096	$3,941,672

1	This column discloses the aggregate grant date fair value of stock awards granted during the year. This column includes time-based as well as performance-based restricted stock for which the target amount is included. For information on performance targets and vesting, see “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” Additional detail regarding restricted stock awards made in 2015 is provided in the Grants of Plan-Based Awards table below in the “Executive Compensation” section of this proxy statement. Assuming the highest level of performance is achieved (which would result in vesting of 100 percent of performance shares awarded, i.e., all Target Awards and Premium Awards), the aggregate grant date fair value of the stock awards set forth in the table above would be:

	2015	2014	2013
Evan G. Greenberg	$15,487,495	$14,962,483	$10,237,578
Philip V. Bancroft	$2,418,644	$2,249,961	$1,820,515
John W. Keogh	$4,874,248	$4,500,598	$3,032,540
John J. Lupica	$3,403,112	$3,065,647	$1,845,363
Sean Ringsted	$1,603,247	$1,575,060	$975,068

The Target Awards granted in 2011 met relevant performance criteria and vested their annual installments as scheduled. Target Awards granted to NEOs for 2009 and 2010 earned a Premium Award of 100 percent based on the Cumulative Performance exceeding the 75th percentile. Target Awards granted to NEOs for 2011 earned a Premium Award of 92.71 percent which Premium Awards are not included in the above-reported amounts. The table below shows the value realized on vesting of those Premium Awards at their respective four-year anniversary dates in 2015, 2014 and 2013.

	2011 Grant Vested in 2015	2010 Grant Vested in 2014	2009 Grant Vested in 2013
Evan G. Greenberg	$5,038,372	$6,071,934	$5,791,877
Philip V. Bancroft	$739,438	$879,694	$882,414
John W. Keogh	$1,954,160	$1,256,121	$1,006,762
John J. Lupica	—	—	—
Sean Ringsted	—	—	—

2	This column discloses the aggregate grant date fair value of stock option awards granted during the year. Option values are based on the grant date fair market value computed in accordance to FASB ASC Topic 718. Additional detail regarding stock option awards made in 2015 is provided in the Grants of Plan-Based Awards table elsewhere in this proxy statement.

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Executive Compensation — Summary Compensation Table

3	As detailed in the table below, this column includes perquisites and other personal benefits, consisting of the following:

•	Perquisites including retirement plan contributions, personal use of the Company aircraft and Company apartment, and miscellaneous other benefits detailed below.

–	We calculate our incremental cost for personal use of corporate aircraft based on our variable operating costs, including fuel, crew travel, landing/ramp fees, catering, international handling and proportional share of lease costs. We include in this table amounts for personal use of corporate aircraft by all NEOs who make personal use of the corporate aircraft, although the Board of Directors required Mr. Greenberg to use corporate aircraft for all travel whenever practicable for security reasons. For all other NEOs, personal use of the corporate aircraft was limited to space available on normally scheduled management business flights.

–	Other personal benefits including housing allowances, cost of living allowance and home leave.

•	In 2015, 2014 and 2013, housing allowances were provided to Messrs. Bancroft and Ringsted because they have been required by Chubb to maintain a second residence in Bermuda in addition to maintaining their own personal residence.

–	We do not pay tax reimbursements or gross-ups to our U.S.-based NEOs. We eliminated such payments as of January 2011. Mr. Ringsted is a citizen of Great Britain and not the U.S. and lives in Bermuda at our request. He receives certain tax reimbursements as part of a standard expatriate package consistent with packages given to our other expatriate executives resident in Bermuda.

–	Our contributions to retirement plans consist of matching and non-contributory employer contributions for 2015, 2014 and 2013.

Name	Year	Housing Allowance	Private Jet Usage	Misc. Other Benefits[1]	Tax Reimbursements	Retirement Plan Contribution
Evan G. Greenberg	2015	—	$205,364	$48,767	—	$954,185
	2014	—	$237,718	$191,596	—	$894,000
	2013	—	$124,742	$20,034	—	$756,000
Philip V. Bancroft	2015	$328,105	—	$114,976	—	$229,200
	2014	$222,000	—	$110,167	—	$224,400
	2013	$264,000	—	$108,389	—	$207,000
John W. Keogh	2015	—	$12,403	$45,458	—	$378,000
	2014	—	—	$45,418	—	$354,240
	2013	—	—	$35,318	—	$313,200
John J. Lupica	2015	—	—	$68,211	—	$297,000
	2014	—	$1,016	$76,108	—	$273,000
	2013	—	$4,052	$63,340	—	$240,000
Sean Ringsted	2015	$105,000	—	$55,630	$678,198	$156,000
	2014	$210,000	—	$60,903	$1,029,399	$153,000
	2013	$210,000	—	$58,904	$1,079,942	$143,250

1	This column consists of the following: (i) for Mr. Greenberg, residential security system reimbursement, executive medical coverage and matching contributions made under our matching charitable contributions program; and (ii) for all other NEOs, club memberships, financial planning, executive medical coverage, home leave, residential security system reimbursement, matching contributions made under our matching charitable contributions program, car allowance or car lease and car maintenance allowance.

Employment Arrangements

Each of our NEOs receives an annual salary with annual discretionary cash and long-term incentives. Base salaries for NEOs are adjusted as described in “Compensation Discussion & Analysis.” Each NEO also receives customary executive benefits, such as participation in our current benefit and insurance plans, and certain perquisites, which may include some or all of a housing allowance, car allowance, car loan and club dues. We entered into an individual offer letter with each NEO at the beginning of his respective employment. Other than as described above, no material terms of such offer letters remain in effect.

In 2015, our Executive Management entered into non-compete agreements that are described below under the “Potential Payments Upon Termination or Change in Control” table.

In addition, in connection with the Company’s re-domestication to Switzerland in 2008, and for the sole purpose of documentation of work that is expected to be performed in Switzerland, the Company entered into employment agreements with Evan G. Greenberg, the Company’s Chairman and Chief Executive Officer, Philip Bancroft, the Company’s Chief Financial Officer, and Sean Ringsted, the Company’s Chief Risk Officer and Chief Actuary. Subsequent to the re-domestication, the Company entered into employment agreements with John W. Keogh and John J. Lupica, as Vice Chairmen of Chubb Limited. These employment agreements did not change these officers’ responsibilities to the Chubb group of companies or their aggregate compensation from the Chubb group of companies. These employment agreements formally establish that the named executive officers have responsibilities directly with Chubb Limited as a Swiss company and will receive compensation specifically for work performed in Switzerland.

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Executive Compensation — Summary Compensation Table

These employment agreements specify that these officers:

•	are employees of the Swiss parent company,

•	will receive compensation allocable to such employment agreement (as opposed to compensation allocable to their work for other Chubb companies) that reflects 10 percent of the total compensation such named executive officer is currently receiving, and

•	will work a portion of their time in Switzerland for Chubb Limited approximating 10 percent of their annual work calendar.

The Company may use the same form of employment agreement for these officers to allocate a percentage of their salaries to other subsidiaries of the Company.

Employee Stock Purchase Plan

We maintain a broad-based employee stock purchase plan, which gives our eligible employees the right to purchase our Common Shares through payroll deductions at a purchase price that reflects a 15 percent discount to the market price of our Common Shares. No participant may purchase more than ten percent of the participant’s compensation or $25,000 in value of Common Shares, whichever is less, under this plan in any calendar year, nor may any participant purchase more than 1,500 in number of Common Shares under any subscription period. Of our NEOs, John J. Lupica participated in the employee stock purchase plan in 2015.

Indemnification Agreements

We have entered into indemnification agreements with our directors and executive officers. These agreements are in furtherance of our Articles of Association that allow us to indemnify our directors and officers to the fullest extent permitted by applicable law as well as NYSE and SEC regulations. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of our directors or officers or is or was a director, officer, employee or agent of another entity at our request or relating to anything done or not done by the indemnitee in such a capacity, including indemnification relating to the government investigation of industry practices. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. The indemnification agreements set forth procedures relating to indemnification claims. To the extent we maintain general and/or directors’ and officers’ liability insurance, the agreements provide that the indemnitee shall be covered by such policies to the maximum extent of the coverage available for any of our directors or officers.

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Executive Compensation — Grants of Plan-Based Awards

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to the NEOs during the calendar year ended December 31, 2015. Because the Compensation Committee made plan-based awards at its February 2016 meeting which it intended as compensation for 2015, we have included those grants in this table along with grants made during 2015.

Name	Grant Date[1]	Estimated Future Payouts Under Equity Incentive Plan Awards[2]		All Other Stock Awards; Number of Shares of Stock or Units[3]	All Other Option Awards; Number of Securities Underlying Options[4]	Exercise or Base Price of Option Award	Grant Date Fair Value of Equity Incentive Plan Awards[5]
		Target	Maximum
Evan G. Greenberg	February 25, 2016	56,065	112,130	18,688			$8,850,008
	February 25, 2016				99,662	$118.39	$2,406,837
	February 25, 2016	33,787	67,574				$4,000,043
	February 26, 2015	57,828	115,656	19,276			$8,849,997
	February 26, 2015				102,787	$114.78	$2,371,296
Philip V. Bancroft	February 25, 2016	7,681	15,362	7,681			$1,818,707
	February 25, 2016				20,481	$118.39	$494,616
	February 25, 2016	8,447	16,894				$1,000,040
	February 26, 2015	7,024	14,048	7,024			$1,612,429
	February 26, 2015				18,728	$114.78	$432,055
John W. Keogh	February 25, 2016	17,142	34,284	8,831			$3,074,943
	February 25, 2016				34,628	$118.39	$836,266
	February 25, 2016	17,738	35,476				$2,100,002
	February 26, 2015	16,884	33,768	8,698			$2,936,302
	February 26, 2015				34,103	$114.78	$786,756
John J. Lupica	February 25, 2016	9,978	19,956	9,978			$2,362,591
	February 25, 2016				26,605	$118.39	$642,511
	February 25, 2016	13,515	27,030				$1,600,041
	February 26, 2015	9,883	19,766	9,883			$2,268,741
	February 26, 2015				26,350	$114.78	$607,895
Sean Ringsted	February 25, 2016	4,751	9,502	4,751			$1,124,942
	February 25, 2016				12,669	$118.39	$305,956
	February 25, 2016	5,913	11,826				$700,040
	February 26, 2015	4,656	9,312	4,656			$1,068,831
	February 26, 2015				12,413	$114.78	$286,368

1	As stated above, the Compensation Committee intended awards granted in February 2016 as compensation for 2015. The Compensation Committee intended awards granted in February 2015 as compensation for 2014. Therefore, we also disclosed these awards in our 2015 proxy statement.
2	The terms of the performance awards, including the performance criteria for vesting, are described in “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” The Target column of this table corresponds to Target Awards, and the Maximum column refers to the maximum possible Target and Premium Awards. During the restricted period, the NEOs are entitled to vote both the time-based and performance-based restricted stock. Dividends are accumulated and distributed only when the shares have vested. As a special recognition award for the Chubb Corp. integration, performance-based restricted stock awards were granted. For Messrs. Greenberg and Keogh, any shares earned will cliff-vest at the end of the four-year period. Furthermore, to link compensation with the creation of shareholder value, for Messrs. Greenberg and Keogh, any shares above target (premium shares) will be paid out at 100 percent if the share price exceeds $130 as measured by the average price of the last 30 trading days prior to the end of the measurement period or at 50 percent if the share price does not exceed $130.
3	Restricted stock vests on the first, second, third and fourth anniversary dates of the grant.
4	Stock options vest on the first, second and third anniversary dates of the grant.
5	This column discloses the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For all assumptions used in the valuation, see note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Chubb Limited 2016 Proxy Statement    97

Executive Compensation — Outstanding Equity Awards at Fiscal Year End

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2015.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Evan G. Greenberg	134,000	—	$56.14	02/28/2017
	130,640	—	$60.28	02/27/2018
	169,280	—	$38.51	02/26/2019
	159,820	—	$50.37	02/25/2020
	134,100	—	$62.64	02/24/2021
	116,905	—	$73.35	02/23/2022
	95,637	47,822	$85.39	02/28/2023
	32,725	65,456	$96.76	02/27/2024
	—	102,787	$114.78	02/26/2025	66,684	$7,792,025	175,782	$20,540,127
Philip V. Bancroft	14,027	—	$56.40	02/22/2016
	16,700	—	$56.14	02/28/2017
	18,150	—	$60.28	02/27/2018
	24,190	—	$38.51	02/26/2019
	21,710	—	$50.37	02/25/2020
	18,459	—	$62.64	02/24/2021
	14,911	—	$73.35	02/23/2022
	11,871	5,938	$85.39	02/28/2023
	5,739	11,486	$96.76	02/27/2024
	—	18,728	$114.78	02/26/2025	21,206	$2,477,921	21,692	$2,534,710
John W. Keogh	5,562	—	$54.08	05/01/2016
	13,920	—	$56.14	02/28/2017
	20,740	—	$60.28	02/27/2018
	9,197	—	$38.51	02/26/2019
	31,030	—	$50.37	02/25/2020
	24,944	—	$62.64	02/24/2021
	7,391	—	$63.42	08/11/2021
	23,432	—	$73.35	02/23/2022
	19,775	9,890	$85.39	02/28/2023
	10,375	20,759	$96.76	02/27/2024
	—	34,103	$114.78	02/26/2025	29,500	$3,447,075	46,623	$5,447,898
John J. Lupica	10,630	—	$60.28	02/27/2018
	13,648	—	$50.37	02/25/2020
	11,977	—	$62.64	02/24/2021
	5,913	—	$63.42	08/11/2021
	11,503	—	$73.35	02/23/2022
	12,034	6,019	$85.39	02/28/2023
	7,822	15,647	$96.76	02/27/2024
	—	26,350	$114.78	02/26/2025	25,562	$2,986,920	26,742	$3,124,803

98    Chubb Limited 2016 Proxy Statement

Executive Compensation — Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1]
Sean Ringsted	8,070	—	$56.14	02/28/2017
	9,850	—	$60.28	02/27/2018
	13,880	—	$38.51	02/26/2019
	13,648	—	$50.37	02/25/2020
	11,478	—	$62.64	02/24/2021
	9,799	—	$73.35	02/23/2022
	421	—	$74.20	02/04/2022
	8,456	4,230	$85.39	02/28/2023
	4,017	8,040	$96.76	02/27/2024
	—	12,413	$114.78	02/26/2025	17,504	$2,045,342	10,082	$1,178,082

1	Based on the closing market price of our Common Shares on December 31, 2015 of $116.85 per share.

Contingent on continued employment and, in some circumstances, satisfaction of specified performance targets, the vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year-End table are as follows:

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[12]
Evan G. Greenberg	2/23/2015	—	—	10,855
	2/27/2015	—	—	16,568
	2/28/2015	—	—	9,992
	2/23/2016	—	10,857	10,855
	2/26/2016	34,260	4,819	14,457
	2/27/2016	32,728	5,523	16,568
	2/28/2016	47,822	9,990	9,990
	2/26/2017	34,262	4,819	14,457
	2/27/2017	32,728	5,522	16,568
	2/28/2017	—	9,992	9,990
	2/26/2018	34,265	4,819	14,457
	2/27/2018	—	5,524	16,568
	2/26/2019	—	4,819	14,457
Philip V. Bancroft	2/23/2015	—	—	1,475
	2/27/2015	—	—	1,937
	2/28/2015	—	—	1,322
	2/23/2016	—	2,998	1,476
	2/26/2016	6,241	1,755	1,755
	2/27/2016	5,742	1,938	1,938
	2/28/2016	5,938	2,684	1,322
	2/26/2017	6,242	1,757	1,757
	2/27/2017	5,744	1,938	1,938
	2/28/2017	—	2,686	1,322
	2/26/2018	6,245	1,755	1,755
	2/27/2018	—	1,938	1,938
	2/26/2019	—	1,757	1,757

Chubb Limited 2016 Proxy Statement    99

Executive Compensation — Outstanding Equity Awards at Fiscal Year End

Name	Vest Date	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[12]
John W. Keogh	2/23/2015	—	—	2,320
	2/27/2015	—	—	4,623
	2/28/2015	—	—	2,203
	2/23/2016	—	4,711	2,319
	2/26/2016	11,366	2,173	4,221
	2/27/2016	10,378	2,382	4,623
	2/28/2016	9,890	4,472	2,202
	2/26/2017	11,367	2,175	4,221
	2/27/2017	10,381	2,382	4,623
	2/28/2017	—	4,473	2,202
	2/26/2018	11,370	2,175	4,221
	2/27/2018	—	2,382	4,624
	2/26/2019	—	2,175	4,221
John J. Lupica	2/23/2015	—	—	1,139
	2/27/2015	—	—	2,639
	2/28/2015	—	—	1,340
	2/23/2016	—	2,313	1,138
	2/26/2016	8,782	2,470	2,470
	2/27/2016	7,823	2,641	2,641
	2/28/2016	6,019	2,721	1,340
	2/26/2017	8,784	2,471	2,471
	2/27/2017	7,824	2,640	2,640
	2/28/2017	—	2,723	1,341
	2/26/2018	8,784	2,471	2,471
	2/27/2018	—	2,641	2,641
	2/26/2019	—	2,471	2,471
Sean Ringsted	2/27/2015	—	—	1,355
	2/23/2016	—	2,940	—
	2/26/2016	4,136	1,163	1,163
	2/27/2016	4,019	1,357	1,357
	2/28/2016	4,230	2,854	—
	4/02/2016	—	127	—
	2/26/2017	4,138	1,164	1,164
	2/27/2017	4,021	1,357	1,357
	2/28/2017	—	2,856	—
	2/26/2018	4,139	1,164	1,164
	2/27/2018	—	1,357	1,357
	2/26/2019	—	1,165	1,165

1	The vesting date for the securities specified in this column is the later of (a) the “Vest Date” specified for such securities in this table and (b) the date when the Compensation Committee formally confirms vesting pursuant to the process further described in “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.” For additional information on performance measures, see footnote 2 to the Grant of Plan-Based Awards table.
2	The quarterly vest of the 2012, 2013 and 2014 Performance-Based Restricted Stock grants did not vest in 2015 as the performance-based criteria was not met. These shares may vest in 2016 if the performance-based criteria is met.

100    Chubb Limited 2016 Proxy Statement

Executive Compensation — Option Exercises and Stock Vested

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises by, and vesting of restricted stock awards of, our NEOs during 2015.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise[1]	Number of Shares Acquired on Vesting[2]	Value Realized on Vesting[3]
Evan G. Greenberg	108,600	$4,726,891	97,451	$10,824,448
Philip V. Bancroft	—	—	19,935	$2,231,141
John W. Keogh	—	—	48,187	$5,347,020
John J. Lupica	30,190	$2,048,976	18,361	$2,065,496
Sean Ringsted	6,800	$397,877	10,721	$1,222,346

1	The value of an option is the difference between (a) the fair market value of one of our Common Shares on the exercise date and (b) the exercise price of the option.
2	Of Common Shares acquired on vesting, the following numbers were respectively acquired due to vesting of performance-based restricted stock target awards on May 20, 2015: Mr. Greenberg (12,452 shares), Mr. Bancroft (1,826 shares) and Mr. Keogh (4,830 shares). The annual installment of the performance-based restricted stock awards granted in February 2011 vested.
Of shares acquired on vesting, the following numbers were respectively acquired due to vesting of performance-based restricted stock premium awards: Mr. Greenberg (46,177 shares), Mr. Bancroft (6,777 shares) and Mr. Keogh (17,910 shares). In May 2015, target awards granted to NEOs in February 2011 earned a Premium Award of 92.71 percent based on Cumulative Performance below the 75th Percentile.
For information on performance targets and vesting, see “Compensation Discussion & Analysis—Performance-Based Restricted Stock Vesting.”
3	The value of a share of restricted stock upon vesting is the fair market value of one of our Common Shares on the vesting date. If vesting occurs on a day on which the New York Stock Exchange is closed, the value realized on vesting is based on the closing price on the open market day prior to the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information about nonqualified deferred compensation of our NEOs.

	Executive Contributions in Last FY	Registrant Contributions in Last FY1	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE[2]
Evan G. Greenberg	$777,154	$927,485	$47,801	—	$16,271,694
Philip V. Bancroft	$173,000	$202,500	$(37,672)	—	$5,412,280
John W. Keogh	$297,000	$350,908	$(90,028)	—	$4,358,500
John J. Lupica	$229,500	$270,254	$133,947	—	$6,498,405
Sean Ringsted	$78,000	$156,000	$22,240	—	$3,151,995

1	The amounts shown in this column are also included in the Summary Compensation Table for 2015 in the All Other Compensation column.
2	Of the totals shown in this column, the following amounts are also included in the Summary Compensation Table for 2015, 2014 and 2013: Evan G. Greenberg ($2,525,585), Philip V. Bancroft ($582,000), John W. Keogh ($965,409), John J. Lupica ($730,600) and Sean Ringsted ($452,250).

Chubb Limited 2016 Proxy Statement    101

Executive Compensation — Nonqualified Deferred Compensation

Chubb Limited and ACE INA Holdings Inc. sponsor a total of five nonqualified deferred compensation plans in which the NEOs participate. Four of these plans—The ACE Limited Supplemental Retirement Plan, The ACE Limited Elective Deferred Compensation Plan, The ACE USA Supplemental Employee Retirement Savings Plan, and The ACE USA Officers Deferred Compensation Plan—are unfunded nonqualified plans designed to benefit employees who are highly compensated or part of a select group of management. Chubb Limited and ACE INA Holdings Inc. set aside assets in rabbi trusts to fund the obligations under these four plans. The funding (inclusive of investment returns) of the rabbi trusts attempts to mirror the participants’ hypothetical investment choices made under each plan.

The fifth nonqualified deferred compensation plan in which an NEO participates is The ACE Bermuda Employee Retirement Plan, which is, from a U.S. tax perspective, a non-qualified retirement plan. The ACE Bermuda Employee Retirement Plan is a broad-based plan in which all Chubb Bermuda-based employees who are non-U.S. citizens participate. The plan provides for a matching employer contribution of up to 6 percent of compensation, as well as a noncontributory 6 percent employer contribution. Bermudians participate in the plan over and above their participation in Bermuda’s National Pension Scheme Plan. All assets are held in trust for the employee. Subject to certain exceptions, benefits may be paid upon termination of employment once the participant has attained age 55. Benefits may be paid in a single sum or in the form of periodic distributions over the life expectancy of the participant.

Participants in the ACE Limited Supplemental Plan contributed (until 2009) and ACE USA Supplemental Plan contribute to such plans only after their contributions to tax-qualified plans are capped under one or more Internal Revenue Code provisions. Participants in the ACE Limited Elective Deferred Compensation Plan were allowed to defer (until 2009) and ACE USA Deferred Compensation Plans may defer additional amounts of salary or bonuses with deferred amounts credited to these plans. Up to 50 percent of salary and up to 100 percent of cash bonuses are eligible for deferral under the ACE USA Officers Deferred Compensation Plan, while the ACE Limited Elective Deferred Compensation Plan permitted deferral of up to 100 percent of salary, minus payroll taxes and other payroll obligations, and up to 100 percent of cash bonuses. NEOs are not treated differently from other participants under these plans. Effective January 1, 2009, participation under the ACE Limited nonqualified plans ceased on compensation paid for 2009 performance, due to the impact of Code section 457A. Starting in 2009, certain Bermuda-based employees, among them NEOs, participate under the ACE INA Holdings Inc. nonqualified plans.

Finally, in 2011, the Company’s nonqualified plans were amended to provide that distributions will be paid no later than 2017 to comply with limitations imposed by Internal Revenue Code Section 457A and related legislation.

For more information on our nonqualified deferred compensation plans, see the section of this proxy statement titled “Potential Payments upon Termination or Change in Control—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

102    Chubb Limited 2016 Proxy Statement

Executive Compensation — Potential Payments upon Termination or Change in Control

Potential Payments upon Termination or Change in Control

The table below contains estimates of potential payments to each of our NEOs upon termination of employment or a change in control under current employment arrangements and other compensation programs, assuming the termination or change of control event occurred on December 31, 2015. Pursuant to our Articles of Association, in 2015 we entered into non-compete agreements with our Executive Management and terminated our Severance Plan with respect to Executive Management. Following the table we have provided a brief description of such employment arrangements and other compensation programs, including the non-compete agreements.

Name	Cash Severance	Medical Continuation[1]	Retirement Plan Continuation	Value of Accelerated & Continued Equity and Performance Awards[2]
Evan G. Greenberg
Separation without cause	$15,766,667	$38,264	—	$24,207,233
Change in control	—	—	—	$31,364,412
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$31,364,412
Philip V. Bancroft
Separation without cause	$3,920,000	$67,237	—	$4,182,369
Change in control	—	—	—	$5,468,961
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$5,468,961
John W. Keogh
Separation without cause	$6,308,000	$29,556	—	$7,356,820
Change in control	—	—	—	$9,693,753
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$9,693,753
John J. Lupica
Separation without cause	$4,920,000	$30,504	—	$4,879,643
Change in control	—	—	—	$6,669,973
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$6,669,973
Sean Ringsted
Separation without cause	—	—	—	—
Change in control	—	—	—	$3,543,718
Separation for cause	—	—	—	—
Retirement	—	—	—	—
Death or disability	—	—	—	$3,543,718

1	The value of medical continuation benefits is based on the medical insurance premium rates payable by the Company and applicable to the NEOs as of year-end 2015.
2	Based on the closing market price of our Common Shares on December 31, 2015 of $116.85 per share.

The table above does not duplicate aggregate balance amounts disclosed in the section of this proxy statement titled “Executive Compensation—Nonqualified Deferred Compensation,” including amounts that may become payable on an accelerated timeline due to termination of employment or a change in control as described below under “—Non-Qualified Retirement Plans and Deferred Compensation Plans.”

Chubb Limited 2016 Proxy Statement    103

Executive Compensation — Potential Payments upon Termination or Change in Control

Non-Competition Agreements

Our Articles of Association specify a maximum 12-month duration and notice period for compensation-related agreements with Executive Management. In addition, the article permits the Company to enter into post-employment non-competition agreements with members of Executive Management for a term of up to two years after termination of employment. Following shareholder approval at our 2015 annual general meeting, we entered into non-compete agreements with our Executive Management (and Mr. Lupica, who was a member of Executive Management in 2015) and terminated our Severance Plan with respect to such persons. Our Severance Plan remains in effect with respect to all other participants.

These non-compete agreements to prohibit the above-mentioned executives from engaging in, or soliciting clients, customers and employees of the Company in connection with, any business competitive with the Company for a period of 24 months following termination of employment. The non-compete agreements’ restrictions take effect if the Company terminates the executive’s employment. In addition, if the termination is for reasons other than disability, gross negligence or willful misconduct, in exchange for complying with the agreement’s restrictions, the executive will receive a payment equal to the sum of (i) two times annual base salary, (ii) two times the average of the bonuses paid to the executive for the prior three years, (iii) a pro rata annual bonus for the year of termination, and

(iv) an amount equal to 24 months of the Company’s portion of the health and dental premium payments, and the executive will receive 24 months of continued vesting of certain equity awards granted before the date of the non-compete agreement. The executives forfeit their rights to the payment and continued vesting, and they must repay amounts already paid in cash or the value of shares received through equity awards, if applicable, if they violate any provision of the non-compete agreement. The non-compete agreements also require the executive to sign a waiver and release to receive payment and continued vesting.

Non-Qualified Retirement Plans and Deferred Compensation Plans

All the NEOs participate in one or more non-qualified defined contribution retirement plans or deferred compensation plans through a Chubb employer. Under the ACE Limited Elective Deferred Compensation Plan, as amended to comply with Internal Revenue Code Section 409A, a change in control is a distributable event. A change in control under the current provisions of the other plans discussed below will not result in a distributable event in and of itself. Further, whether an NEO’s termination is with or without cause does not impact entitlement to benefits under the ACE Limited Elective Deferred Compensation Plan or the other plans. Below is an overview of each plan.

   The ACE Limited Supplemental    Retirement Plan

   This is a non-qualified retirement

   plan for higher-paid employees

   who are United States citizens or

   permanent residents.

   Effective January 1, 2009,

   contributions ceased for services

   performed in 2009 or later.

   In 2011, the plan was amended so

   distributions will be paid no later

   than 2017 to comply with

   limitations imposed by Internal

   Revenue Code Section 457A and

   related legislation.

•  Contributions to this plan are made where Internal Revenue Code provisions limit the amount of contributions that employees may make or Chubb makes on their behalf to the qualified ACE Limited Employee Retirement Plan.

•  Contributions credited to this supplemental plan mirror the employee contributions, employer matching contributions, and a non-contributory six percent employer contribution that would have been made under the ACE Limited Employee Retirement Plan had the Internal Revenue Code provisions not limited the contributions.

•  Vesting: Upon completion of one year of service.

•  Distributions: Following the year the participant has terminated employment and participants attained age 55. However, for participants employed by a Chubb company on or after 2007, distributions will be made in the year following termination of employment, regardless of the participant’s age.

104    Chubb Limited 2016 Proxy Statement

Executive Compensation — Potential Payments upon Termination or Change in Control

   The ACE USA Supplemental

   Employee Retirement Savings

   Plan

   This is a non-qualified retirement

   plan for a select group of

   employees who are generally

   higher paid.

   Beginning in 2009, Bermuda-based

   employees who are also employed

   by a United States employer

   participate in the Plan.

•  Contributions to this plan are made where Internal Revenue Code provisions limit the contributions of these employees under one or both U.S. qualified plans: the ACE USA Employee Retirement 401(k) Plan (formerly known as the ACE USA Employee Retirement Savings Plan) and the ACE USA Basic Employee Retirement Savings Plan.

•  Contributions credited to this supplemental plan mirror the employee contributions and employer matching contributions that would have been made under the ACE USA Employee Retirement 401(k) Plan and the non-discretionary six percent (for NEOs) employer contribution that would have been made under the ACE USA Basic Employee Retirement Savings Plan but for the limits imposed by the Internal Revenue Code.

•  Vesting: Upon completion of two years of service, a participant vests in the employer contributions under this supplemental plan.

•  Distributions: After termination of employment, regardless of age or reason for termination. Distributions are generally made in January of the year following the participant’s termination of employment, subject to restrictions imposed by Internal Revenue Code Section 409A.

•  Chubb makes employer contributions once each year for participants employed on December 31.

   The ACE USA Officers Deferred

   Compensation Plan

   This is a non-qualified deferred

   compensation plan for a select

   group of employees who are

   generally higher paid that permits

   them to defer the receipt of a

   portion of their compensation.

•  The plan also credits employer contributions that would have been made or credited to the ACE USA Employee Retirement 401(k) Plan, the ACE USA Basic Employee Retirement Savings Plan, or the ACE USA Supplemental Employee Retirement Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans.

•  Participants generally elect the time and form of payment at the same time that they elect to defer compensation. Participants may elect:

–    to receive distributions at a specified date or at termination of employment;

–    to receive distributions in the form of a lump sum or periodic payments;

–    a different distribution date and form of payment each time they elect to defer compensation. The new date and payment form will apply to the compensation that is the subject of the new deferral election.

•  For plan amounts subject to Internal Revenue Code Section 409A, the plan imposes additional requirements on the time and form of payments.

•  Chubb makes employer contributions once each year for participants employed on December 31.

   The ACE Limited Elective

   Deferred Compensation Plan

   This is a deferred compensation

   plan for employees who are United

   States citizens or permanent

   residents that permits them to

   defer the receipt of a portion of

   their compensation.

   Effective January 1, 2009,

   contributions ceased for services

   performed in 2009 or later.

•  The plan also credits contributions that would have been made to the ACE Limited Employee Retirement Plan, the ACE Limited Supplemental Retirement Plan or the ACE Limited Bermudian National Pension Plan if the employee had received the compensation rather than electing to defer it, subject to the same vesting period as those plans.

•  Distribution: Participants generally receive distribution of their plan account balance in a lump sum upon termination of employment.

•  Participants may instead elect to receive distributions at a specified date while still employed or at termination of employment, and they may elect whether they want to receive a lump sum or periodic payments.

continues on next page

Chubb Limited 2016 Proxy Statement    105

Executive Compensation — Potential Payments upon Termination or Change in Control

   The ACE Limited Elective

   Deferred Compensation Plan

   (continued)

   In 2011, the plan was amended so

   distributions will be paid no later

   than 2017 to comply with

   limitations imposed by Internal

   Revenue Code Section 457A and

   related legislation.

•  Participants make the election regarding form and time of payment at the same time that they elect to defer compensation.

•  Participants may elect a different distribution date and payment form each time they elect to defer compensation, and the new date and payment form will apply to the compensation that is the subject of the new deferral election.

Death, Disability or Change in Control Payments under the ACE Limited Elective Deferred Compensation Plan

Distribution upon death or disability: a lump sum payment upon the participant’s death or disability, as defined under the plan, overriding any other election made under the plan.

Distribution upon change in control: For plan amounts subject to Internal Revenue Code Section 409A, the plan requires distributions to be made upon a change in control regardless of the participants’ distribution elections or whether the participant’s employment has terminated. Under the plan, a change in control occurs when a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors prior to the date of the appointment or election.

In addition, a change in control occurs when any of the following events occurs with respect to a Chubb company which employs the participant, is obligated to make plan payments to the participant, or is either the majority shareholder or is in a chain of corporations comprising the majority shareholder of the Chubb company:

•  any one person (or more than one person acting as a group) acquires stock ownership of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation;

•  any one person (or more than one person acting as a group) acquires, or has acquired, stock ownership of the corporation representing 35 percent or more of the total voting power of the stock of such corporation during the 12-month period ending on the date of the most recent acquisition by such person or persons; or

•  any one person (or more than one person acting as a group) acquires, or has acquired, assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

106    Chubb Limited 2016 Proxy Statement

Executive Compensation — Potential Payments upon Termination or Change in Control

Long-Term Incentive Plans

All the NEOs participate in one or more long-term incentive plans. Awards under the equity plans are generally subject to vesting, as set by the Compensation Committee as a part of each award. In general, the awards vest and are exercisable, where applicable, without regard to whether the NEO’s termination is considered with or without cause.

Generally, all options and awards vest upon termination of employment due to death or disability. An NEO is disabled for purposes of accelerating vesting when the NEO, under the relevant employer-sponsored long-term disability plan, is determined to be disabled. If the NEO is not eligible to participate in an employer-sponsored disability plan, then the Compensation Committee makes this determination by applying standards similar to those applied under a disability plan. In making these determinations, the definition of disability is modified, where necessary, to comply with Internal Revenue Code Section 409A.

All equity-based compensation (options, restricted stock and restricted stock units) of our NEOs granted before August 2014 will immediately vest in the event of a change in control (as defined above), except for Mr. Greenberg and Mr. Bancroft.

Equity-based compensation granted to Mr. Greenberg after May 2011 and before August 2014, and to Mr. Bancroft after February 2013 and before August 2014, and held by him will instead vest on his termination, before the regularly scheduled vesting dates, in any of the following circumstances:

•	if we terminated his employment without cause,

•	if he terminated his employment for good reason during the six-month period immediately before a change in control or during the two-year period immediately following a change in control, or

•	if he terminated employment for any reason in the seventh month after the change in control.

Equity-based compensation granted after August 2014, for all our NEOs including Mr. Greenberg and Mr. Bancroft, will vest only if we terminate the participant’s employment without cause or if the participant resigns for good reason during the six-month period immediately before a change in control or during the two-year period immediatel3y following a change in control (double-trigger vesting).

Generally, incentive stock options must be exercised within three months of the date of termination of employment. Upon termination of employment due to death or disability, the exercise period is extended to one year following the termination of employment. Upon retirement, the exercise period for the retiree is extended so that the termination is deemed to have occurred on the ten-year anniversary of the option grant date or, if earlier, the date of the retiree’s death. In addition, for employees who meet certain criteria, unvested awards will continue to vest after retirement. To qualify for continued vesting, employees must be at least age 62 with ten or more years of service, retire in good standing and sign an agreement and release as presented by the Company.

For purposes of these long-term incentive plans, change in control means:

•	a person becomes a “beneficial owner” (as such term is used in Rule 13d-3) of 50 percent or more of the voting stock of Chubb;

•	the majority of the Board consists of individuals other than incumbent directors (meaning the members of the Board on the effective date of the change in control); provided that any person becoming a director after that date, whose election or nomination for election was supported by three-quarters of the incumbent directors, will be considered to be an incumbent director;

•	Chubb adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

•	all or substantially all of the assets or business of Chubb is disposed of due to a merger, consolidation or other transaction unless the shareholders of Chubb, immediately prior to such merger, consolidation or other transaction, beneficially own, directly or indirectly (in substantially the same proportion as they owned the voting stock of Chubb), all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Chubb; or

•	Chubb combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of Chubb immediately prior to the combination hold, directly or indirectly, 50 percent or less of the voting stock of the combined company.

For the purpose of this definition of change in control:

An “affiliate” of a person or other entity means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

“Voting stock” means capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

When determining if a change in control has occurred, where necessary, the definition of change in control is modified to comply with Internal Revenue Code Section 409A.

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Audit Committee Report

The Audit Committee currently consists of seven members of the Board of Directors, each of whom is independent of the Company and its management, within the meaning of NYSE listing standards, and has been determined by the Board of Directors to be financially literate, as contemplated by NYSE listing standards, and an “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission’s rules.

The Audit Committee operates under our Organizational Regulations and a written charter approved by the Board of Directors, a copy of which is available on the Company’s website. As more fully described in the Organizational Regulations and charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process, the system of internal controls, the audit process, the performance of the Company’s internal auditors and the performance, qualification and independence of the Company’s independent registered public accounting firms, PricewaterhouseCoopers LLP and PricewaterhouseCoopers AG, which we collectively refer to as PwC. In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any communications and complaints it receives. Employees, third-party individuals and organizations are encouraged to report concerns about the Company’s accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at: chmnaudit@chubb.com.

The Board of Directors and the management of the Company are responsible for establishing and maintaining adequate internal control over financial reporting. Pursuant to the SEC’s rules and regulations, internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles. As of December 31, 2015, management has evaluated the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in “Internal Control-Integrated Framework,” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway

Commission in 2013. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2015. The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. The Company’s independent registered public accounting firm audits the Company’s year-end financial statements and reviews the interim financial statements. PwC audited the consolidated financial statements of the Company included in the Annual Report on Form 10-K and has issued an unqualified report on the fair presentation of the consolidated financial statements in accordance with U.S. GAAP, and on the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2015. Further, PwC has audited the Swiss statutory financial statements of the Company and has issued an unqualified report that the accounting records and the statutory financial statements comply with Swiss law and the Company’s Articles of Association. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, the independent registered public accounting firm and other advisors. The Audit Committee annually reviews PwC’s independence and performance in connection with the Committee’s determination of whether to retain PwC or engage another firm as our independent auditor.

At the four regularly scheduled quarterly meetings, the Audit Committee met with members of management and PwC to review Company matters, including internal and independent audits, loss reserve estimates and developments, current activities of the Risk & Finance Committee, Sarbanes-Oxley related information technology developments, PwC’s budgeted and actual fees for services, and other financial reporting and accounting, legal compliance and internal policy matters. Also at the quarterly meetings, the Audit Committee met in executive session (that is, without management present) with representatives of PwC and also with the Company’s Chief Auditor, in each case to discuss the results of their examinations and their evaluations of the Company’s internal controls and overall financial reporting. In January 2016, the Audit Committee met with the Chief Actuary to review, among other things, the external independent actuaries’ review and their annual

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independent assessment of the Company’s loss reserves. At the February 2016 meeting, the annual financial statements, including Management’s Discussion and Analysis in our Annual Report on Form 10-K, were reviewed and discussed with management and PwC prior to their filing with the SEC.

In addition to the meetings mentioned above, the Audit Committee held six conference calls to discuss Company matters, including audit committee governance and variable annuity reinsurance. Members of the Audit Committee also met with the financial reporting senior leadership team and the internal audit leadership team to discuss how these teams fulfill their responsibilities and obligations as well as key initiatives, anticipated operational challenges and their methods to achieve efficiencies. The Audit Committee also regularly met in separate executive sessions with the Company’s Chief Executive Officer, Chief Financial Officer, and General Counsel.

The Audit Committee had four conference calls with management and PwC at which the Company’s quarterly and annual earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) were reviewed in advance of their public release. The committee also held its annual in-person training session in 2015 to focus in-depth on important accounting matters relevant to the Company and met with members of management. The Audit Committee discussed with PwC all the matters required to be discussed by generally accepted auditing standards as adopted by the PCAOB (“Communication with Audit Committees”). These discussions included:

•	the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting; methods used to account for significant transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates;

•	reviewed and approved the Company’s policy with regard to the hiring of former employees of the independent auditor;

•	reviewed with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with certifications made by the CEO and CFO; and

•	disagreements, if any, with management over the application of accounting principles (of which there were none), the basis for management’s accounting estimates, and disclosures in the financial statements.

The Audit Committee reviewed all other material written communications between PwC and management.

The Audit Committee discussed with PwC their independence from the Company and management, including a review of audit and non-audit fees, and has reviewed in that context the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by the Company’s management, its internal auditors and its independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the December 31, 2015 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K and that such report, together with the audited Swiss statutory financial statements of Chubb Limited, be included in the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2015.

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Audit Committee Report

The foregoing report has been approved by all members of the Audit Committee.

Michael G. Atieh, Chair

James I. Cash

Lawrence W. Kellner

Peter Menikoff

Kimberly Ross

Theodore E. Shasta

David Sidwell

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Why do you make this proxy statement available to me?

This proxy statement summarizes the information you need to vote at the Annual General Meeting. You do not need to attend the Annual General Meeting to vote your shares.

Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials this year instead of a full set of proxy materials?

This year, we are taking advantage of rules issued by the SEC that allow companies to furnish proxy materials to shareholders via the Internet. This electronic process gives you fast and convenient access to the materials, reduces our impact on the environment and reduces printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials (which we refer to as the Notice) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in this proxy statement, request a printed copy and submit your proxy over the Internet. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares.

Our Board of Directors is soliciting your vote for its 2016 Annual General Meeting, which will be held at 2:45 p.m. Central European time on Thursday, May 19, 2016, at the offices of Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

The Company intends to commence distribution of the Notice to shareholders on or about April 7, 2016.

How do I access proxy materials on the Internet?

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be Held on May 19, 2016. Our proxy statement for the 2016 Annual General Meeting and our 2015 Annual Report, which includes the standalone statutory financial statements and consolidated financial statements of Chubb Limited for the year ended December 31, 2015, will be available on or about

April 7, 2016 at http://www.viewproxy.com/chubblimited/2016. If you hold shares through a broker or intermediary, that person or institution will provide instructions on how to access proxy materials on the Internet. These proxy materials will also be available, together with the form of proxy card, on the Company’s website in the Investor Information section at http://investors.chubb.com/investor-information/resources/shareholder-meeting-materials/default.aspx.

You may also request a printed copy of these proxy materials by any of the methods described on the Notice or by contacting Chubb Limited Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@chubb.com.

Who is entitled to vote?

March 28, 2016 is the record date for the Annual General Meeting. On that date, we had             Common Shares outstanding. Our Common Shares are registered shares with a current par value of CHF 24.15 and are our only class of voting stock.

Beneficial owners of shares held in “street name” and shareholders of record with voting rights at the close of business on March 28, 2016 are entitled to vote at the Annual General Meeting, except as provided below.

•	If you are a beneficial holder of shares held in “street name” and ask to become a shareholder of record for those shares after March 28, 2016 but on or before May 6, 2016 and want to vote those shares at the Annual General Meeting, you will need to obtain a proxy for identification purposes. You can obtain a proxy from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting.

•	If you are a record holder of our shares (as opposed to a beneficial holder of shares held in “street name”) on the record date of the Annual General Meeting but sell your shares prior to May 6, 2016, you will not be entitled to vote those shares at the Annual General Meeting.

How many votes do I have?

Generally, you have one vote for each of our Common Shares that you own. However, if you own Controlled Shares (as defined in our Articles of Association) that constitute 10

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percent or more of the issued Common Shares, then your voting rights with respect to those Controlled Shares will be limited, in the aggregate, to a voting power of approximately 10 percent pursuant to a formula specified in Article 14 of our Articles of Association. Our Articles of Association define Controlled Shares generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Computershare Shareowner Services LLC, then you are considered, with respect to those shares, the shareholder of record. The Notice is sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the independent proxy (see “How do I vote by proxy given to the independent proxy if I am a record holder?” below) or to grant a written, signed proxy to any person, who does not need to be a shareholder or to vote in person at the Annual General Meeting. If you are a shareholder of record, you may vote electronically through the Internet by following the instructions provided on the Notice.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name”. Your broker, bank or other nominee forwards the Notice or other proxy materials to you, since they are considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under the heading “How do I vote in person at the Annual General Meeting?”.

Your broker, bank or other nominee has enclosed directions for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically. For certain agenda items, your broker may not be permitted to vote your shares without voting directions from you.

May I vote via the Internet, mail or telephone?

You have a choice of voting over the Internet or voting by completing a proxy card and mailing it in the return envelope provided. We encourage you to vote over the Internet because we can tabulate your vote faster than by mail. There are separate Internet arrangements depending on whether you are a shareholder of record or a beneficial owner (holding your shares in “street name”).

•	If you are a shareholder of record, you may vote electronically through the Internet by following the instructions provided on the Notice. Telephone voting for record holders is not permitted.

•	If you are a beneficial owner and hold your shares in “street name,” you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically through the Internet.

The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting over the Internet, by telephone (in the case of beneficial owners) or by returning your proxy card by mail will not affect your right to attend the Annual General Meeting.

How do I vote by proxy given to the independent proxy if I am a record holder?

If you are a record holder, then you may appoint the independent proxy by voting over the Internet or by requesting a proxy card, completing it and mailing it in the return envelope provided. At our last annual general meeting, on May 21, 2015, Homburger AG was elected by our shareholders as our independent proxy until the conclusion of the 2016 Annual General Meeting. Homburger AG is a law firm located in Switzerland.

If you vote over the Internet or properly fill in your proxy card appointing the independent proxy as your proxy and send it in time to vote, the independent proxy will vote your shares as you have directed. If you do not make specific choices on the Internet voting website or your signed proxy card, then the independent proxy will vote your shares as recommended by the Board of Directors with regard to the items listed in the notice of meeting.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to the agenda items set forth in the notice of meeting are put before the Annual General Meeting, then the independent proxy will, acting as your proxy and in the absence of instructions otherwise, vote in accordance with the recommendation of the Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement. The independent proxy

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will not make statements, submit proposals or ask questions of the Board of Directors on behalf of shareholders.

Whether or not you plan to attend the Annual General Meeting, we urge you to vote. Voting over the Internet or by returning your proxy card will not affect your right to attend the Annual General Meeting.

In order to assure that your votes, as a record holder, are tabulated in time to be voted at the Annual General Meeting, you must complete your voting over the Internet or submit your proxy card so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Daylight Time) on May 18, 2016.

How do I give voting instructions if I am a beneficial holder?

If you are a beneficial owner of shares, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If your broker does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to the rules of the NYSE, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. For example, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors, the LTIP or executive compensation (whether advisory or binding) unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares are voted with respect to directors, and any other matter treated as non-routine by the NYSE.

In order to assure that your votes, as a beneficial holder, are tabulated in time to be voted at the Annual General Meeting, you must submit your voting instructions so that your broker will be able to vote by 11:59 p.m. Eastern Daylight Time on May 17, 2016.

May I revoke or change my vote?

Yes. if you change your mind after you vote, you may revoke or change your proxy by following the procedures described below.

•	For record holders wishing to change their proxy, vote again by following the instructions for Internet voting on the Notice, or send in a signed proxy card with a later date. The latest received proxy will be counted. If you are a record holder, you may request a new proxy card from our transfer agent, Computershare Shareowner Services LLC, by phone at 1 (877) 522-3752 (within the U.S.) or +1 (201) 680-6898 (outside the U.S.);

•	For record holders wishing to revoke their proxy, send a letter revoking your proxy directly to the independent proxy, Homburger AG, Attention: Dr. Claude Lambert, Prime Tower, Hardstrasse 201, PO Box 314, CH-8037 Zurich, Switzerland;

•	For beneficial owners, follow the voting instructions provided by your broker, bank or other nominee to change your proxy and the latest received vote will be counted; to revoke your proxy, contact your broker, bank or other nominee; or

•	Attend the Annual General Meeting to revoke your proxy and vote in person, as described and following the instructions provided in “How do I vote in person at the Annual General Meeting?”.

If you wish to revoke or change your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How do I vote in person at the Annual General Meeting?

You may vote shares held directly in your name as the shareholder of record in person at the Annual General Meeting. If you choose to vote your shares in person at the Annual General Meeting and you are a record holder, then you must bring your admission ticket (which you may obtain as described below) and government-issued identification such as a driver’s license or passport. You may also appoint another person to represent you at the Annual General Meeting through a written, signed proxy giving such person the right to vote the shares. Such person must bring that proxy, his or her government-issued identification and an admission ticket to the Annual General Meeting.

You may vote shares beneficially owned and held in street name in person only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, then you must bring to the Annual General Meeting government-issued identification and a written, signed proxy from the shareholder of record giving you the right to vote the shares. You must also request and bring an admission ticket.

To request an admission ticket to the Annual General Meeting, please contact Investor Relations (by telephone at +1 (441) 299-9283, via e-mail at investorrelations@chubb.com or by mail at Investor Relations, Chubb Limited, 17 Woodbourne Avenue, Hamilton HM08, Bermuda) and send proof of your stock ownership. For record holders, proof of stock ownership is a copy of your Notice containing your control number. For beneficial owners, proof of stock ownership is an account statement or letter from the broker, bank or other nominee indicating that you are the beneficial owner of the shares. To allow time for processing, please submit requests for admission tickets by May 12, 2016. Admission tickets are not transferable. You may contact Investor Relations with any questions about the admission ticket process.

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The Company reserves the right to deny admission to the Annual General Meeting to any shareholder that does not present a valid admission ticket, government issued identification or any other required document described in this section.

Even if you plan to attend the Annual General Meeting, we recommend that you vote your shares in advance by submitting your proxy, so that your vote will be counted if you later decide not to attend the Annual General Meeting.

What votes need to be present to hold the Annual General Meeting?

There is no quorum requirement under Swiss law.

Are Chubb shares subject to share blocking or re-registration?

No. Neither share blocking nor re-registration is required in order to vote Common Shares at the Annual General Meeting.

The Company does not impose trading restrictions as a condition of voting its Common Shares, does not require that its Common Shares be deposited with a custodian or sub-custodian in order to be voted and does not instruct any custodians or sub-custodians that may receive deposits of Common Shares for voting to block those shares.

Common Shares that are beneficially held do not need to be re-registered into the name of the beneficial owners in order to vote (see “What Is the difference between holding shares as a shareholder of record and as a beneficial owner?” above).

Shareholders holding our Common Shares directly (i.e. not as beneficial holder via street name) and who are not yet registered as shareholders with voting rights in our share register operated by our transfer agent, Computershare Shareowner Services LLC, must be properly registered in our share register in order to vote their shares directly. If you are a record holder and you received the Notice in the mail, then your shares are properly registered to vote.

What vote is required to approve each agenda item?

The approval of each agenda item requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, with the exception of Agenda Items 3, 9 and 12.

Agenda Item 3, the discharge of the Board of Directors, requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, not counting the votes of any director, nominee or executive officer of the Company or any votes represented by the Company.

Agenda Item 9, the amendment to the Articles of Association relating to authorized share capital, requires the affirmative vote of two-thirds of the votes present (in person or by proxy) at the Annual General Meeting.

Agenda Item 12, the advisory vote to approve executive compensation under U.S. securities law requirements, is non-binding in nature. Therefore, there is no specific approval requirement. However, the Board of Directors will consider that the shareholders have approved executive compensation on an advisory basis if this agenda item received the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting.

How are votes counted?

For each agenda item, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN” (and, with respect to agenda items with sub-parts, you may cast your vote separately for each sub-part). Here is how to make sure your votes are counted:

•	If you are a record holder and you sign your proxy card (including by electronic signature in the case of Internet voting) with no further instructions, then you direct the independent proxy to vote your shares in accordance with the recommendations of the Board.

•	If you are a beneficial owner, and your shares are held by a broker, then it is important that you provide instructions to your broker so that your vote with respect to non-routine agenda items is counted. If you sign your broker voting instruction card with no further instructions, then your shares will be voted in the broker’s discretion with respect to routine matters but will not be voted with respect to non-routine matters. For example, because Agenda Item 3 (Discharge of the Board of Directors), Agenda Item 5 (Election of Directors), Agenda Item 6 (Election of Chairman), Agenda Item 7 (Election of Compensation Committee), Agenda Item 9 (amendment to Articles of Association), Agenda Item 10 (Chubb Limited 2016 Long-Term Incentive Plan), Agenda Item 11 (Swiss director and executive management compensation) and Agenda Item 12 (SEC say-on-pay) are considered non-routine matters, your vote will not be counted unless you provide your broker with instructions for voting these agenda items.

How will the directors and executive officers of the Company vote?

At the close of business on March 28, 2016, our directors and executive officers owned and were entitled to vote an aggregate of                  Common Shares, which represented     % of our outstanding Common Shares. Each of our directors, nominees and executive officers have indicated their present intention to vote, or cause to be voted, their shares in favor of all of the agenda items at the Annual General Meeting, apart from Agenda Item 3, the discharge of the Board of Directors, where they are not permitted by law to vote their shares.

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What is the effect of broker non-votes and abstentions?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes will not be considered in the vote and will not have an impact on any of the agenda items being voted upon at the Annual General Meeting, with the exception of Agenda Items 9 and 10.

For purposes of Agenda Item 9, the amendment to the Articles of Association relating to authorized share capital, abstentions and broker non-votes will have the effect of a vote “against” such item because they will be counted as shares present but not “for” the agenda item.

Under NYSE rules, abstentions will be considered votes cast for the purposes of Agenda Item 10, the approval of the Chubb Limited 2016 Long-Term Incentive Plan. Abstentions with respect to Agenda Item 10 will have the same effect as a vote “against” such item. Broker non-votes will not have any effect on Agenda Item 10 because broker non-votes are not treated as votes cast under NYSE rules.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse brokers, banks and nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. Alliance Advisors, LLC is assisting us with the solicitation of proxies for a fee of $18,500 plus out-of-pocket expenses and fees for telephone solicitation, if used.

Where can I find the voting results?

We will publish the voting results in a Form 8-K that we will file with the SEC by May 25, 2016. You will be able to find the Form 8-K on our website at http://investors.chubb.com/investor-information/financials/sec-filings/default.aspx.

Do directors attend the Annual General Meeting?

While we do not have a formal policy regarding Board member attendance at annual general meetings of shareholders, we encourage each member of the Board of Directors to attend each annual general meeting of shareholders. All of our directors then in office attended our 2015 annual general meeting.

Can a shareholder, employee or other interested party communicate directly with the Board? If so, how?

Our Board provides a process for shareholders, employees and other interested parties to send communications to the Board. If you want to contact the Board concerning accounting or auditing matters, then you may send an e-mail to the Chairman of the Audit Committee at Chmnaudit@chubb.com. As to other matters, you may also contact:

•	the Board,

•	the non-management and independent directors,

•	the Chairman of the Board,

•	the Lead Director,

•	the Chair of any Board committee, or

•	any other director,

by sending an e-mail to LeadDirector@chubb.com. The Corporate Secretary also has access to these e-mail addresses. Alternatively, shareholders, employees and other interested parties may send written communications to the Board c/o Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland, although mail to Switzerland is not as prompt as e-mail. Communication with the Board may be anonymous. The Corporate Secretary will forward all anonymous communications to the Board to the Lead Director.

What is householding?

We may deliver only one copy of the Notice to shareholders residing at the same address, unless the shareholders have notified the Company of their desire to receive multiple copies. This is known as householding. Householding reduces the volume of duplicate information received at your household and helps us to reduce our costs.

The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or any other proxy materials to any shareholder residing at an address to which only one copy of the Notice was mailed. You can obtain additional copies by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@chubb.com.

Shareholders residing at the same address may request householding or revoke householding by contacting, for beneficial owners, their broker or bank, or for record holders, our transfer agent Computershare by phone at 1 (877) 522-3752 (within the U.S.) or +1 (201) 680-6898 (outside the U.S.) or by mail at P.O. Box 30170, College Station, Texas 77842.

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Information About the Annual General Meeting and Voting

Organizational Matters Required by Swiss Law

Admission to the Annual General Meeting

Shareholders who are registered in the share register on March 28, 2016 will receive an individualized Notice of Internet Availability of Proxy Materials (which we refer to as the Notice) from our share registrar. Beneficial owners of shares will receive the Notice or proxy materials, as well as a voting instruction form, from their broker, bank, nominee or custodian acting as shareholder of record to indicate how they wish their shares to be voted.

In order to attend the Annual General Meeting in person, shareholders of record must bring their admission ticket (which may be obtained as described below) and government-issued identification such as a driver’s license or passport. A shareholder may also appoint another person to represent him or her at the Annual General Meeting through a written, signed proxy giving such person the right to vote the shares. Such person must bring that proxy, his or her government-issued identification, and an admission ticket to the Annual General Meeting.

Beneficial owners who wish to vote in person at the Annual General Meeting must obtain a signed proxy from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, they must bring to the Annual General Meeting an admission ticket and government-issued identification.

Beneficial owners who have not obtained a proxy from their broker or custodian are not entitled to vote in person at, or participate in, the Annual General Meeting.

Each share carries one vote. The exercise of the voting right is subject to the voting restrictions set out in our Articles of Association, a summary of which is contained in this section “Information about our Annual General Meeting and Voting.”

To request an admission ticket to the Annual General Meeting, please contact Investor Relations (by telephone at +1 (441) 299-9283, via e-mail at investorrelations@chubb.com or by mail at Investor Relations, Chubb Limited, 17 Woodbourne Avenue, Hamilton HM08, Bermuda) and send proof of your stock ownership. For record holders, proof of stock ownership is a copy of your Notice. For beneficial owners, proof of stock ownership is an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. To allow time for processing, please submit requests for admission tickets by May 12, 2016. Admission tickets are not transferable. You may contact Investor Relations with any questions about the admission ticket process.

The Company reserves the right to deny admission to the Annual General Meeting to any shareholder that does not present a valid admission ticket, government issued identification or any other required document described in this section.

Beneficial owners of shares held in “street name” and shareholders of record with voting rights at the close of business on March 28, 2016 are entitled to vote at the Annual General Meeting, except that shareholders who, upon application, become registered as shareholders with respect to their shares in our share register after March 28, 2016 but on or before May 6, 2016 and wish to vote those shares at the Annual General Meeting will need to obtain a proxy for identification purposes from the registered voting rights record holder of those shares as of the record date of the Annual General Meeting to vote their shares in person at the Annual General Meeting. They may also obtain the proxy materials by contacting Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at investorrelations@chubb.com. Shareholders registered in our share register (as opposed to beneficial holders of shares held in “street name”) who have sold their shares prior to May 6, 2016 are not entitled to vote those shares at the Annual General Meeting.

Granting of proxy to the

independent proxy

If you are a shareholder of record and do not wish to attend the Annual General Meeting, you have the right to grant your voting proxy directly to the independent proxy, Homburger AG, Prime Tower, Hardstrasse 201, P.O. Box 314, CH-8032 Zurich, Switzerland, in the sense of Article 689c of the Swiss Code of Obligations by completing, signing and submitting the corresponding proxy card (including electronically). For further information, refer to “How do I vote by proxy given to the independent proxy if I am a record holder?”.

Proxies granted to the independent proxy must be received no later than 6:00 p.m. Central European Time (12:00 noon Eastern Daylight Time) on May 18, 2016.

Registered shareholders who have appointed the independent proxy as a proxy may not vote in person at the meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies.

By signing the proxy card (including electronically) and if no other instructions are given, the shareholder instructs the independent proxy to vote in favor of each agenda item as proposed by the Board of Directors. If a new agenda item or a new proposal for an existing agenda item is put before the Annual General Meeting and no other instructions are given, the shareholder instructs the independent proxy to vote in accordance with the position of the Board of Directors. In case a shareholder invalidates these general instructions and does not provide any other instructions, the independent proxy must abstain from voting on the shareholder’s behalf.

Admission office

The admission office opens on the day of the Annual General Meeting at 2:30 p.m. Central European Time. Shareholders of record attending the meeting are required to present the proof of admission described above in “Admission to the General Meeting” at the entrance.

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Information About the Annual General Meeting and Voting

Annual Report of Chubb Limited

The Chubb Limited 2015 Annual Report containing the Company’s audited consolidated financial statements with accompanying notes and its audited statutory standalone financial statements prepared in accordance with Swiss law, the Company’s Swiss law compensation report, management report, the statutory auditor’s report, as well as additionally required Swiss disclosures, is available on the Company’s website in the Investor Information section at http://investors.chubb.com/investor-information/resources/shareholder-meeting-materials/default.aspx. Copies of this document may be obtained without charge by contacting Chubb Limited Investor Relations by telephone at +1 (441) 299-9283 or via e-mail at

investorrelations@chubb.com. Copies may also be obtained without charge by contacting Chubb Limited Investor Relations, or may be physically inspected, at the offices of Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

Publication of invitation in Switzerland

In accordance with Swiss law and our Articles of Association, the formal and authoritative invitation to the Annual General Meeting will be published at least 20 days prior to the meeting in the Swiss Official Commercial Gazette.

Shareholder Submitted Agenda Items for 2017 Annual General Meeting

How do I submit an additional agenda item for inclusion in next year’s proxy material?

If you wish to submit an additional agenda item to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland. Under the SEC’s rules, proposed agenda items must be received no later than December 8, 2016 and otherwise comply with the SEC requirements to be eligible for inclusion in the Company’s 2017 annual general meeting proxy statement.

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more can ask an item to be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland. However, any such requests received after December 8, 2016 may not be eligible for inclusion in the proxy material for the 2017 annual general meeting.

How do I submit an additional item for the agenda at an annual general meeting?

Under Swiss law, one or more shareholders of record owning registered shares with an aggregate nominal value of CHF 1,000,000 or more (41,408 shares, as of March 28, 2016), can ask that an item be put on the agenda of a shareholders’ meeting. The request must be made at least 45 days prior to the shareholders meeting. Any such requests should be sent to the Corporate Secretary, Chubb Limited, Bärengasse 32, CH-8001 Zurich, Switzerland.

New proposals or motions with regard to existing agenda items generally are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented.

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Other Matters

Our Board of Directors does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

You may request a copy of any of our proxy materials, at no cost, by contacting Investor Relations via telephone or email at:

Telephone—+1 (441) 299-9283; or

E-mail—investorrelations@chubb.com

You may also contact Investor Relations by mail at:

Investor Relations

Chubb Limited

17 Woodbourne Avenue

Hamilton, HM08

Bermuda

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Regulation G–Non-GAAP Financial Measures

In presenting our results for purposes of our compensation determinations, we included and discussed certain non-GAAP measures. The below non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with U.S. GAAP. Amounts below are shown in millions of U.S. dollars, except for percentages, share and per share data.

Operating income or income excluding adjusted net realized gains (losses), net of tax, is a common performance measurement for insurance companies and a non-GAAP financial measure. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. We also exclude Chubb Corp. integration and related expenses related to the acquisition due to the size and complexity of this acquisition. These integration and related expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration and related expenses facilitates the comparison of our financial results to our historical operating results. These expenses include legal and professional fees and all other costs directly related to the integration activities of the Chubb Corp. acquisition. In addition, we exclude the pre-acquisition interest expense on the $5.3 billion senior notes issued in November 2015 from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb Corp. acquisition (January 14, 2016), this debt will be considered a cost of our operations and will then be included within operating income. Operating income or income excluding adjusted net realized gains (losses) should not be viewed as a substitute for net income determined in accordance with GAAP. In addition, we disclose operating income excluding the impact of foreign exchange in order to adjust for the distortive effects of fluctuations in exchange rates. The following table presents the reconciliation of Net income to Operating income:

	Full Year 2015	Full Year 2014
Net income, as reported	$2,834	$2,853
Chubb Corp. integration and related expenses, net of tax	(42)	—
Adjusted net realized gains (losses)[1]	(411)	(558)
Net realized gains (losses) related to unconsolidated entities[2]	67	191
Income tax expense (benefit) on net realized gains (losses)	(10)	100
Operating income	$3,210	$3,320

1	Adjusted net realized gains (losses) excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations and therefore realized gains and losses from these derivatives are reclassified to losses and loss expenses. Pre-tax gains (losses) on these derivatives were $(9) million and $51 million for full year 2015 and 2014, respectively.
2	Realized gains (losses) on partially-owned entities, which are investments where we hold more than an insignificant percentage of the investee’s shares. The net income or loss is included in other income (expense).

As previously disclosed, effective first quarter 2016, we intend to redefine operating income for certain purchase accounting adjustments and other items related to Chubb Corp. acquisition.

Operating return on equity (ROE) or ROE calculated using operating income is an annualized non-GAAP financial measure. The ROE numerator includes income adjusted to exclude adjusted net realized gains (losses), net of tax, and Chubb Corp. integration and related expenses, net of tax. The ROE denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. To annualize a quarterly rate, multiply by four. Annualized ROE calculated using operating income is a useful measure as it enhances the understanding of the return on

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Regulation G-Non-GAAP Financial Measures

shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity excluding the effect of unrealized gains and losses on our investments. The following table presents the reconciliation of return on equity to operating return on equity:

	Full Year 2015	Full Year 2014
Net income	$2,834	$2,853
Operating income	$3,210	$3,320
Equity—beginning of period, as reported	$29,587	$28,825
Less: unrealized gains (losses) on investments, net of deferred tax	1,851	1,174
Equity—beginning of period, as adjusted	$27,736	$27,651
Equity—end of period, as reported	$29,135	$29,587
Less: unrealized gains (losses) on investments, net of deferred tax	874	1,851
Equity—end of period, as adjusted	$28,261	$27,736
Average equity, as reported	$29,361	$29,206
Average equity, as adjusted	$27,999	$27,694
Operating ROE	11.5%	12.0%
ROE	9.7%	9.8%

P&C combined ratio includes the impact of realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing will impact underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations. The following table presents the reconciliation of U.S. GAAP combined ratio to P&C combined ratio.

	Full Year 2015	Full Year 2014
U.S. GAAP combined ratio	87.3%	88.1%
Impact of gains and losses on crop derivatives	0.1%	-0.4%
P&C combined ratio	87.4%	87.7%

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful. Tangible book value excluding goodwill and intangibles associated with the Fireman’s Fund acquisition that closed during the year adds back $474 million to the numerator to adjust for the distortive effect of acquisitions.

Book value per share and tangible book value per share excluding foreign currency and unrealized losses in the investment portfolio exclude the impact of foreign currency fluctuations during the year in order to adjust for the distortive effects of fluctuations in exchange rates and market fluctuations.

The following table provides a reconciliation of tangible book value per share:

	December 31, 2015	December 31, 2014
Shareholders’ equity	$29,135	$29,587
Less: goodwill and other intangible assets	5,683	5,724
Numerator for tangible book value per share	$23,452	$23,863
Shares outstanding	324,563,441	328,659,686
Book value per common share	$89.77	$90.02
Tangible book value per common share	$72.25	$72.61

Underwriting income is calculated by subtracting losses and loss expenses (including realized gains and losses on crop derivatives), policy benefits, policy acquisition costs, and administrative expenses from net premiums earned. We use underwriting income to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense, and adjusted net realized gains (losses). P&C underwriting income excludes the Life segment’s underwriting income and includes gains (losses) on crop derivatives. Refer to note 16 (Segment Information) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015 for a reconciliation of underwriting income to net income. We have historically used underwriting income as the main measure of segment performance but reported each segment’s results through net income. As previously disclosed,

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Regulation G-Non-GAAP Financial Measures

effective first quarter 2016, we plan to change our segment presentation to better align with how our business is now managed following the Chubb Corp. acquisition by disclosing results through underwriting income and adding a new segment measure, Segment income, which will include underwriting income and net investment income.

Also, as previously disclosed, effective first quarter 2016, the definition of underwriting income will be revised to include the amortization of the unearned premium reserve intangible asset related to the Chubb Corp. acquisition.

Global P&C net premiums written comprise consolidated net premiums written and exclude net premiums written of the Company’s Life and Insurance—North American Agriculture segments. We believe this measure is useful and meaningful to investors as it is used by management to assess the Company’s global P&C operations which are the most economically similar. We exclude the Insurance—North American Agriculture and Life segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Chubb Corp. integration and related expenses include legal and professional fees and all other costs directly related to the integration activities of the Chubb Corp. acquisition as well as the pre-acquisition interest expense related to the $5.3 billion senior notes issued in November 2015 to finance a portion of the Chubb Corp. acquisition. We exclude this pre-acquisition interest expense from operating income because the operations for which the debt was issued were not part of our operating activities prior to the completion of the acquisition. Effective with the close of the Chubb Corp. acquisition (January 14, 2016), this debt will be considered a cost of our operations and will then be included within operating income.

We believe it is useful to evaluate the trends in certain financial measures, such as net premiums written, underwriting income, and operating income, on a constant dollar basis, or exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

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Annex A

Chubb Limited 2016 Long-Term Incentive Plan

Section 1

General

1.1. Purpose. The Chubb Limited 2016 Long-Term Incentive Plan (the “Plan”) has been established by Chubb Limited (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s shares of common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals (including transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 9).

Section 2

Options and SARs

2.1. Definitions.

(a)	The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an incentive stock option (an “ISO”) or a non-qualified option (an “NQO”), as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b)	A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.2. Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted. The Exercise Price shall not be less than 100 percent of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

2.3. Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall an Option or SAR expire later than ten years after the date of its grant. In no event shall an Option or SAR become exercisable or vested prior to the first anniversary of the date on which it is granted (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).

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Annex A — Chubb Limited 2016 Long-term Incentive Plan

2.4. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a)	Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

(b)	Subject to applicable law, the Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, shares of Stock (including shares of Stock that would otherwise be distributable upon the exercise of the Option) acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c)	Subject to applicable law, the Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5. Settlement of Award. Settlement of Options and SARs is subject to subsection 5.7.

2.6. No Repricing. Except for either adjustments pursuant to paragraph 5.2(f) (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s shareholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower Exercise Price. Except as approved by Company’s shareholders, in no event shall any Option or SAR granted under the Plan be surrendered to Company in consideration for a cash payment or the grant of any other Award if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a Share.

2.7. Grants of Options and SARs. An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option. If an Option is in tandem with an SAR, the Exercise Price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same Exercise Price as the earlier granted Award, but the Exercise Price for the later granted Award may be less than the Fair Market Value of the Stock at the time of such grant. No dividend equivalents (current or deferred) with respect to any Option or SAR shall be granted under the Plan.

Section 3

Full Value Awards

3.1. Definition. A “Full Value” Award is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future, with such grant subject to one or more of the following, as determined by the Committee:

(a)	The grant shall be in consideration of a Participant’s previously performed services, or surrender of other compensation that may be due.

(b)	The grant shall be contingent on the achievement of performance or other objectives during a specified period.

(c)	The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee.

3.2. Restrictions on Awards.

(a)	The Committee may designate a Full Value Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code. To the extent required by Code section 162(m), any Full Value Award so designated shall be conditioned on the achievement of one or more performance objectives. The performance objectives shall be based on Performance Measures selected by the Committee. For Awards under this Section 3 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m).

(b)

If the right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives (whether or

A-2    Chubb Limited 2016 Proxy Statement

Annex A — Chubb Limited 2016 Long-term Incentive Plan

not related to the Performance Measures) being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).

(c)	If the right to become vested in a Full Value Award is conditioned on the achievement of performance targets or other performance objectives (whether or not related to Performance Measures and whether or not such Full Value Award is designated as “performance-based compensation”), then the required performance period for determining the achievement of such performance targets or other performance objectives for vesting shall be not less than one year (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, change in control or involuntary termination).

Section 4

Cash Incentive Awards

A Cash Incentive Award is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance or other objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. The Committee may designate a Cash Incentive Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code. To the extent required by Code section 162(m), any such Award so designated shall be conditioned on the achievement of one or more performance objectives. The performance objectives shall be based on Performance Measures as selected by the Committee. For Awards under this Section 4 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m). Except as otherwise provided in the applicable plan or arrangement, distribution of any cash incentive awards by the Company or its Subsidiaries (whether granted this Plan or otherwise), for a performance period ending in a calendar year, shall be made to the Participant between January 1 and March 15 of the following calendar year; provided, however, that for purposes of determining compliance with Code section 409A, a payment will be considered to satisfy the requirement of this sentence if distribution is made no later than the end of the calendar year following the end of the applicable performance period.

Section 5

Operation and Administration

5.1. Effective Date. Subject to the approval of the shareholders of the Company at the Company’s 2016 annual meeting of its shareholders, the Plan shall be effective as of February 25, 2016 (the “Effective Date”); provided, however, that, to the extent not prohibited by applicable law or the applicable rules of any stock exchange, Awards may be granted contingent on approval of the Plan by the shareholders of the Company at such annual meeting. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan on or after the ten-year anniversary of February 25, 2016, which is the date on which the Plan was adopted.

5.2. Shares and Other Amounts Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)	The shares of Stock with respect to which Awards may be made under the Plan shall be (i) shares currently authorized but unissued; (ii) to the extent permitted by applicable law, currently held or acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions; or (iii) shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company (as determined by the Chairman, the Chief Executive Officer or any executive officer of the Company). The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by the Chairman, the Chief Executive Officer or any executive officer of the Company).

(b)

Subject to the following provisions of this subsection 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) 19,500,000 shares of Stock (which number includes all shares available for delivery under this clause (i) since the establishment of the Plan, determined in accordance with the terms of the Plan); and (ii) any shares of Stock that have not been delivered pursuant to the ACE

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Annex A — Chubb Limited 2016 Long-term Incentive Plan

Limited 2004 Long-Term Incentive Plan (the “Prior Plan”) and remain available for grant pursuant to the Prior Plan, including shares of Stock represented by awards granted under the Prior Plan that are forfeited, expire or are canceled after the Effective Date without delivery of shares of Stock or which result in the forfeiture of the shares of Stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the Prior Plan.

(c)	To the extent provided by the Committee, any Award may be settled in cash rather than Stock.

(d)	Shares of Stock with respect to an Award will be treated as delivered for purposes of the determination under paragraph (b) above, subject to the following:

(i)	To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, such shares shall not be deemed to have been delivered for purposes of the determination under paragraph (b) above.

(ii)	Subject to the provisions of paragraph (i) above, the total number of shares covered by an Award will be treated as delivered for purposes of this paragraph (b) to the extent payments or benefits are delivered to the Participant with respect to such shares. Accordingly (A) if an Award denominated in shares of Stock is settled in cash, the total number of shares with respect to which such payment is made shall be considered to have been delivered; (B) if shares covered by an Award are used to satisfy the applicable tax withholding obligation, the number of shares held back by the Company to satisfy such withholding obligation shall be considered to have been delivered; (C) if the exercise price of any Option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation, including shares of Stock that would otherwise be distributable upon the exercise of the Option), the number of shares tendered to satisfy such exercise price shall be considered to have been delivered; (D) if cash or shares of Stock are delivered in settlement of the exercise of an SAR, the total number of shares with respect to which such SAR is exercised shall be deemed delivered; and (E) if shares of Stock are repurchased by the Company with proceeds received from the exercise of an option issued under this Plan, the total number of such shares repurchased shall be deemed delivered.

(e)	Subject to paragraph 5.2(f), the following additional maximums are imposed under the Plan.

(i)	The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 19,500,000 shares; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

(ii)	The maximum number of shares that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 2 (relating to Options and SARs) shall be 500,000 shares. For purposes of this paragraph (ii), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (ii).

(iii)	The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Full Value Awards) shall be 9,750,000 shares.

(iv)	For Full Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 250,000 shares of Stock may be delivered pursuant to such Awards granted to any Participant during any one-calendar-year period; provided that Awards described in this paragraph (iv), that are intended to be performance-based compensation, shall be subject to the following:

(A)	If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(B)	If delivery of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.
(v)	For Cash Incentive Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), the maximum amount payable to any Participant with respect to a performance period shall equal $1,000,000 multiplied by the number of calendar months included in that performance period; provided that Awards described in this paragraph (v), that are intended to be performance-based compensation, shall be subject to the following:

(A)	If the Awards are denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into shares of Stock.

(B)	If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

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(f)	The following shall apply with respect to the terms of the Plan and Awards granted thereunder:

(i)	In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, amalgamation, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee shall, in the manner it determines equitable in its sole discretion, adjust Awards to reflect the transactions. Action by the Committee may include, in its sole discretion, equitable adjustment to (A) the number and kind of shares available for grant under the Plan, (B) the number of shares or Awards that may be granted to any individual under the Plan or that may be granted pursuant to any provision or types of Awards and (C) the number and kind of shares or units subject to and the Exercise Price of an Option or SAR of any then outstanding Awards of or related to shares of Stock.

(ii)	In the event of any change in corporate capitalization (other than as described in paragraph (i) above), such as a merger, consolidation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence shall be made as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

(iii)	Action by the Committee under this paragraph (f) may include: (A) adjustment of the number and kind of shares which may be delivered under the Plan; (B) adjustment of the number and kind of shares subject to outstanding Awards; (C) adjustment of the Exercise Price of outstanding Options and SARs; and (D) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (II) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option, the amount of such payment may be the excess of value of the Stock subject to the Option at the time of the transaction over the exercise price).

(iv)	In no event shall this paragraph (f) be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (A) would result in accelerated recognition of income or imposition of additional tax under Code section 409A; or (B) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code section 409A, provided that the restriction of this clause (B) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

(g)	Notwithstanding the provisions of subsection 2.3 and paragraphs 3.2(b) and 3.2(c) of the Plan, the Committee may grant Awards that are not subject to the minimum vesting limitations of subsection 2.3 (with respect to Options and SARs) and of paragraphs 3.2(b) and 3.2(c) (with respect to Full Value Awards); provided, however, that the aggregate number of shares of Stock subject to Options, SARs and Full Value Awards granted pursuant to the Plan that are not subject to the minimum vesting limitations of subsection 2.3 and of paragraphs 3.2(b) and 3.2(c) (excluding any such Awards to the extent that they have been forfeited or cancelled) may not exceed 5% of the limit imposed by paragraph 5.2(b) (relating to the limit on shares of Stock granted under the Plan).

5.3. General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a)	Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

5.4. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date); or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan, provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5.5. Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or

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replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding the provisions of subsection 2.2, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary assumed in business combinations may provide for Exercise Prices that are less than the Fair Market Value of the Stock at the time of the replacement grants, if the Committee determines that such Exercise Price is appropriate to preserve the economic benefit of the award. The provisions of this subsection shall be subject to the provisions of subsection 5.16.

5.6. Dividends and Dividend Equivalents. An Award (other than an Option or SAR Award) may provide the Participant with the right to receive dividend or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee; provided, however, that no dividend or dividend equivalents granted in relation to Full Value Awards that are subject to vesting based on the achievement of Performance Measures or other performance objectives shall be settled prior to the date that such Full Value Award (or applicable portion thereof) becomes vested and is settled. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents. The provisions of this subsection shall be subject to the provisions of subsection 5.16.

5.7. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards (subject to subsection 2.6), or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Except for Options and SARs designated at the time of grant or otherwise as intended to be subject to Code section 409A, this subsection 5.7 shall not be construed to permit the deferred settlement of Options or SARs, if such settlement would result in deferral of compensation under Treas. Reg. §1.409A-1(b)(5)(i)(A)(3) (except as permitted in paragraphs (i) and (ii) of that section). Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee. The provisions of this subsection shall be subject to the provisions of subsection 5.16.

5.8. Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution, and except for transfers without consideration to the extent permitted by the Committee.

5.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

5.11. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

5.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13. Limitation of Implied Rights.

(a)

Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the

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Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b)	The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.14. Benefits Under Qualified Retirement Plans. Except as otherwise provided by the Committee, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under any Qualified Retirement Plan and other plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the Company or a Subsidiary that is intended to be qualified under section 401(a) of the Code.

5.15. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

5.16. Limitations under Section 409A. The provisions of the Plan shall be subject to the following:

(a)	Neither subsection 5.5 nor any other provision of the Plan shall be construed to permit the grant of an Option or SAR if such action would cause the Option or SAR being granted or the option or stock appreciation right being replaced to be subject to Code section 409A, provided that this paragraph (a) shall not apply to any Option or SAR (or option or stock appreciation right granted under another plan) being replaced that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

(b)	Except with respect to an Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A, no Option or SAR shall condition the receipt of dividends with respect to an Option or SAR on the exercise of such Award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the exercise price of the Option or SAR pursuant Treas. Reg. §1.409A-1(b)(5)(i)(E).

(c)	The Plan shall not be construed to permit a modification of an Award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Code section 409A.

Section 6

Change in Control

Subject to the provisions of paragraph 5.2(f) (relating to the adjustment of shares), the occurrence of a Change in Control shall have the effect, if any, with respect to any Award as set forth in the Award Agreement or, to the extent not prohibited by the Plan or the Award Agreement, as provided by the Committee.

Section 7

Committee

7.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

7.2. Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to cancel or suspend Awards.

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(b)	To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, Switzerland, and Bermuda, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, Switzerland, and Bermuda.

(c)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e)	In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the Articles of Association, and applicable corporate law.

7.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4. Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 8

Amendment and Termination

The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to paragraph 5.2(f) shall not be subject to the foregoing limitations of this Section 8; and further provided that the provisions of subsection 2.6 (relating to Option repricing) cannot be amended unless the amendment is approved by the Company’s shareholders. Approval by the Company’s shareholders will be required for any material revision to the terms of the Plan, with the Committee’s determination of “material revision” to take into account the exemptions under the rules of the New York Stock Exchange. No amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code section 409A to become subject to section 409A.

Section 9

Defined Terms

In addition to the other definitions contained herein, the following definitions shall apply:

(a)	Award. The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Full Value Awards, and Cash Incentive Awards.

(b)	Board. The term “Board” means the Board of Directors of the Company.

(c)	Change in Control. The term “Change in Control” shall mean the occurrence of any one of the following events:

(i)	any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the United States Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of 50% or more of the Voting Stock (as defined below) of the Company;

(ii)	the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

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(iii)	the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(iv)	all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(v)	the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates (as defined below) of such other company in exchange for stock of such other company).

For the purpose of this definition of “Change in Control,” (I) an “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified and (II) “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

(d)	Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code. Except as otherwise indicated, references in the Plan to laws and legal rules shall be to United States laws and legal rules.

(e)	Dollars. As used in the Plan, the term “dollars” or numbers preceded by the symbol “$” shall mean amounts in United States dollars.

(f)	Eligible Individual. For purposes of the Plan, the term “Eligible Individual” means any employee of the Company or a Subsidiary, and any consultant, director, or other person providing services to the Company or a Subsidiary; provided, however, that an ISO may only be granted to an employee of the Company or a Subsidiary. An Award may be granted to an employee or other individual providing services, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee or service provider first performs such services.

(g)	Fair Market Value. Except as otherwise provided by the Committee, the “Fair Market Value” of a share of Stock as of any date shall be the closing market composite price for such Stock as reported for the New York Stock Exchange—Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

(h)	Performance Measures. The “Performance Measures” shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures: tangible book value per common share outstanding; gross premiums written; net premiums written; net premiums earned; net investment income; losses and loss expenses; underwriting and administrative expenses; operating expenses; cash flow(s); operating income; earnings before interest and taxes; net income; stock price; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, investments or to assets or net assets.

(i)	Subsidiary. For purposes of the Plan, the term “Subsidiary” (sometimes referred to as a Related Company) means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(j)	Stock. The term “Stock” means Common Shares of stock of the Company.

(k)	Termination of Service. With respect to Awards that constitute Deferred Compensation, references to the Participant’s Termination of Service with respect to service as an employee or service as a director shall mean, respectively, the Participant ceasing to be employed by, or ceasing to perform director services for, the Company and the Affiliates, subject to the following:

(i)	The employment relationship or director relationship will be deemed to have ended at the time the Participant and the applicable company reasonably anticipate that a level of bona fide services the Participant would perform for the Company and the Affiliates after such date would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Participant has performed services for the Company and the Affiliates for less than 36 months). In the absence of an expectation that the Participant will perform at the above-described level, the date of termination of employment or termination as a director will not be delayed solely by reason of the Participant continuing to be on the Company’s and the Affiliates’ payroll after such date.

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(ii)	The employment or director relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. §409A-1(h)).

(iii)	The determination of a Participant’s termination of employment or termination as a director by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or an Affiliate will be made in accordance with Treas. Reg. §1.409A-1(h).

(iv)	If a Participant performs services both as an employee of the Company or an Affiliate, and a member of the board of directors of the Company or an Affiliate, the determination of whether termination of employment or termination of service as a director shall be made in accordance with Treas. Reg. §1.409A-1(h)(5) (relating to dual status service providers).

(v)	For purposes of the Plan, except for purposes of the definition of “Change in Control,” the term “Affiliates” means all persons with whom the Company is considered to be a single employer under section 414(b) of the Code and all persons with whom the Company would be considered a single employer under section 414(c) thereof.

(vi)	The term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.

(vii)	Reference to a Participant’s Termination of Service shall include references to a Participant’s employment termination and terminating employment, a director’s termination or termination from the Board, and references to a Participant’s separation from service, and other similar references, to the extent that the term is used for purposes of determining whether Deferred Compensation is to be distributed upon such termination.

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Bärengasse 32
CH-8001 Zurich
Switzerland

new.chubb.com

Chubb. Insured.™

Chubb Limited

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose to vote your proxy by Internet.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by 12:00 p.m.,

Eastern Time (6:00 p.m. Central European Time) on May 18, 2016.

Vote by Internet • Go to www.investorvote.com/CHUBB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

IF YOU DO NOT WISH TO VOTE VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CHUBB LIMITED — THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Homburger AG as independent proxy, and hereby authorizes it to represent and to vote, as directed below, all the Common Shares of Chubb Limited that the undersigned is entitled to vote at the Annual General Meeting to be held at 2:45 p.m. Central European Time on May 19, 2016 at the Company’s offices at Bärengasse 32, CH-8001 Zurich, Switzerland. This proxy, when properly executed, will be voted as the undersigned directs herein.

+

If no specific instructions are given herein or otherwise, the undersigned hereby instructs the independent proxy to vote “FOR” each of Agenda Items 1-12 (including each subpart thereof). If a new agenda item or a new proposal for an existing agenda item is put before the Annual General Meeting and no specific instructions are given herein or otherwise, the undersigned hereby instructs the independent proxy to vote in accordance with the position of the Board of Directors. In order to assure that your votes are tabulated in time to be voted at the Annual General Meeting, you must submit your proxy card so that it is received by 6:00 p.m. Central European Time (12:00 noon Eastern Standard Time) on May 18, 2016.

A	Proposals — The Board of Directors of the Company recommends that you vote your shares “FOR” each of Agenda Items 1-12 (including each subpart thereof).

For	Against	Abstain	For	Against	Abstain

1. Approval of the management report, standalone financial statements and consolidated financial statements of Chubb Limited for the year ended December 31, 2015

2. Allocation of disposable profit and distribution of a dividend

2.1  Allocation of disposable profit

2.2  Distribution of a dividend out of legal reserves (by way of release and allocation to a dividend reserve)

☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

3. Discharge of the Board of Directors

4. Election of Auditors

4.1  Election of PricewaterhouseCoopers AG (Zurich) as our statutory auditor

4.2  Ratification of appointment of PricewaterhouseCoopers LLP (United States) as independent registered public accounting firm for purposes of U.S. securities law reporting

4.3  Election of BDO AG (Zurich) as special audit firm

			☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

5. Election of the Board of Directors

		For	Against	Abstain			For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
5.1 -	Evan G. Greenberg	☐	☐	☐	5.2 -	Robert M. Hernandez	☐	☐	☐	5.3 -	Michael G. Atieh	☐	☐	☐	5.4 -	Sheila P. Burke	☐	☐	☐

5.5 -	James I. Cash	☐	☐	☐	5.6 -	Mary A. Cirillo	☐	☐	☐	5.7 -	Michael P. Connors	☐	☐	☐	5.8 -	John Edwardson	☐	☐	☐

5.9 -	Lawrence W. Kellner	☐	☐	☐	5.10 -	Leo F. Mullin	☐	☐	☐	5.11 -	Kimberly Ross	☐	☐	☐	5.12 -	Robert Scully	☐	☐	☐

5.13 -	Eugene B. Shanks, Jr.	☐	☐	☐	5.14 -	Theodore E. Shasta	☐	☐	☐	5.15 -	David Sidwell	☐	☐	☐	5.16 -	Olivier Steimer	☐	☐	☐

5.17 -	James M. Zimmerman	☐	☐	☐						* Please see reverse side for additional proposals and required signature

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 IF YOU DO NOT WISH TO VOTE VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals (continued from reverse side)								For	Against	Abstain
6.	Election of the Chairman of the Board of Directors							☐	☐	☐										+
7.	Election of the Compensation Committee of the Board of Directors
			For	Against	Abstain			For	Against	Abstain			For	Against	Abstain			For	Against	Abstain
	7.1 -	Michael P. Connors	☐	☐	☐	7.2 -	Mary A. Cirillo	☐	☐	☐	7.3 -	Robert M. Hernandez	☐	☐	☐	7.4 -	Robert Scully	☐	☐	☐

	7.5 -	James M. Zimmerman	☐	☐	☐
								For	Against	Abstain
8.	Election of Homburger AG as independent proxy							☐	☐	☐	11.	Approval of the maximum compensation of the Board of Directors and Executive Management						For	Against	Abstain
9.	Amendment to the Articles of Association relating to authorized share capital for general purposes							☐	☐	☐		11.1 Compensation of the Board of Directors until the next annual general meeting						☐	☐	☐
												11.2 Compensation of Executive Management for the next calendar year						☐	☐	☐
10.	Approval of the Chubb Limited 2016 Long-Term Incentive Plan							☐	☐	☐	12.	Advisory vote to approve executive compensation under U.S. securities law requirements						☐	☐	☐
If a new agenda item or a new proposal for an existing agenda item is put before the meeting, I/we hereby authorize and instruct the independent proxy to vote as follows:											In accordance with the position of the Board of Directors				☐	Against new items and proposals		☐	Abstain	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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